UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MERRIMACK PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[●], 2017

Dear Merrimack Pharmaceuticals, Inc. Stockholder:

Merrimack recently took transformative steps to sharpen our strategic focus and provide compelling near-term value and long-term upside potential for all Merrimack stockholders.

We announced on January 8, 2017 that Merrimack has entered into a definitive agreement with Ipsen S.A. (“Ipsen”) for an asset sale transaction (the “Asset Sale”) valued at up to $1.025 billion, plus up to $33 million in net milestone payments under our licensing agreement with Shire plc that we have retained the right to receive even if paid after closing. Under the terms of the agreement, Merrimack will:

•	Sell to Ipsen our commercial product ONIVYDE®, including U.S. commercialization rights and our licensing agreements with Shire and PharmaEngine; and

•	Sell to Ipsen our generic version of doxorubicin hydrochloride (HCl) liposome injection (“MM-436”) advanced under a development, license and supply agreement with Actavis LLC.

As detailed in the enclosed proxy materials, your Board of Directors believes that the pending sale of ONIVYDE and MM-436, and the changes made to refocus Merrimack’s pipeline, are in the best interests of Merrimack stockholders. We are inviting you to attend a Special Meeting of Stockholders to be held on [●], 2017 at [●], Eastern time, at [●] to vote on the proposed transaction. For the reasons included below and discussed in the enclosed proxy statement, we encourage stockholders to vote FOR the Asset Sale.

As a result of the Asset Sale, the restructuring initiatives announced in October 2016 and in connection with the Asset Sale, and the refocused pipeline, Merrimack will have significantly reduced operating expenses and a capital structure that is appropriately aligned with Merrimack’s new focus. Merrimack’s strengthened balance sheet is expected to support ongoing research and development efforts into the second half of 2019.

Creating Significant Value for Stockholders

We believe your investment in Merrimack could potentially provide you with up to approximately $5.00 per share in cash dividends following the successful closing of the transaction with Ipsen and if Ipsen achieves all of the anticipated milestones for which we could receive payment.1 In addition, we believe our pipeline has the potential to dramatically enhance stockholder returns and value.

Under the terms of the agreement, which has been unanimously approved by the Merrimack Board of Directors, Merrimack will receive from Ipsen $575 million in cash at closing and up to $450 million in additional regulatory approval-based milestone payments. Additionally, we will retain our rights to receive up to $33 million in net milestone payments under our licensing agreement with Shire plc, even if paid following the closing of the Asset Sale.

[1]	Based on Merrimack’s outstanding shares as of January 6, 2017, the last trading day prior to announcing the transaction.

We believe you should be aware of the significant value that we expect to create through this transaction.

•	First, we expect to return at least $200 million to stockholders through a special cash dividend after closing, which equates to approximately $1.54 per outstanding share of common stock.[1]

•	Second, we have committed to pass-through to stockholders 100% of the potential $450 million in additional milestone payments, net of taxes owed related to their receipt and subject to there being adequate surplus at such time.

•	Third, $125 million in proceeds will be invested in our refocused oncology pipeline targeting the clinical development of MM-121, MM-141 and MM-310, which, in combination with these milestone payments, will support long-term value creation and upside to your continued ownership in Merrimack.

•	Fourth, approximately $195 million in proceeds will be used to reduce Merrimack’s long-term debt obligations, which enhances corporate sustainability and directly increases stockholder net equity value.

•	Fifth, we have retained the rights to both of our technology platforms (biologics and antibody directed nanotherapeutics), which will enable continued development of our oncology pipeline.

New Plan and New Leadership for 2017

We continue to make progress on the steps necessary to complete the Asset Sale in the first quarter of 2017. Following approval of the Asset Sale by Merrimack stockholders at the Special Meeting to be held on [●], 2017 at [●], Eastern time, at [●], we expect to complete the Asset Sale and soon thereafter deliver the initial cash dividend, currently estimated at $1.54 per share, to our stockholders.

We are excited about the prospects of the refocused Merrimack that will continue following the Asset Sale. Our goal is to support a robust public valuation for your investment and continue creating value through the targeted focus on three of our most promising anti-cancer agents through clinical proof-of-concept.

To assist in this effort, we recently announced a new Chief Executive Officer, Dr. Richard Peters, a highly respected industry veteran and thought-leader, with the vision and experience necessary to oversee Merrimack’s successful execution as a refocused clinical-stage and R&D company. He has more than 25 years of biopharmaceutical experience and most recently served as Senior Vice President and Head of Global Rare Diseases at Sanofi Genzyme. Dr. Peters will play a key role in helping Merrimack to achieve our objectives on behalf of cancer patients around the world—and on behalf of all Merrimack stockholders.

If the Asset Sale is not completed, we will need to consider and evaluate other strategic alternatives or sources of financing, as our anticipated revenue from ONIVYDE is not sufficient to support our ongoing operations and service our debt obligations. In that event, if we cannot secure additional sources of liquidity, we may have to consider filing for bankruptcy.

Vote FOR the Asset Sale

Your Board of Directors undertook a comprehensive review of Merrimack’s pipeline over the course of several months to identify the highest potential opportunities to position Merrimack for long-term success. We believe we have reached the best outcome on behalf of stockholders and patients, and we recommend that stockholders vote today FOR the proposals set forth in this proxy statement, including FOR the Asset Sale.

Your vote is extremely important, no matter how many shares you own. Please take a moment to vote FOR the proposals set forth in this Proxy Statement today—by telephone toll-free at (800) 690-6903, by Internet at www.proxyvote.com or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you have any questions about executing or delivering your proxy card or require assistance, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 456-3510

Bank and Brokers May Call Collect: (212) 750-5833

On behalf of your Board of Directors, we thank you for your continued support. Your Board remains as confident as ever about the future of Merrimack and the significant value this transaction will deliver to our valued stockholders.

Sincerely,

Gary L. Crocker
Chairman of the Board

The accompanying proxy statement is dated [●], 2017 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2017.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2017

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Merrimack,” the “Company,” “we,” “us” or “our”), will be held on [●], 2017, at [●], Eastern time, at [●], for the following purposes:

1.    To consider and vote on the proposal to approve the sale (the “Asset Sale”) of our assets used in the manufacturing and commercialization of ONIVYDE® and MM-436 pursuant to the terms of the Asset Purchase and Sale Agreement (as it may be amended from time to time, the “Asset Sale Agreement”), dated January 7, 2017, by and between Merrimack and Ipsen S.A., a société anonyme organized under the laws of France (“Ipsen” or the “Buyer”);

2.    To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting; and

3.    To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on [●], 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Asset Sale; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Asset Sale, without your instructions.

By the Order of the Board of Directors,

Jeffrey A. Munsie

General Counsel & Secretary

Dated: [●], 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Asset Sale, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you are entitled to vote and you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will have no effect on the adjournment proposal.

We encourage you to read the accompanying proxy statement and its annexes carefully and in their entirety. If you have any questions concerning the Asset Sale, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 456-3510

Bank and Brokers May Call Collect: (212) 750-5833

i

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement related to the proposed sale of certain assets of Merrimack Pharmaceuticals, Inc. to Ipsen S.A., which we refer to as the “Asset Sale,” and may not contain all of the information that is important to you. To understand the Asset Sale more fully and for a more complete description of the legal terms of the Asset Sale, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. The Asset Sale Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Sale Agreement, which is the legal document that governs the Asset Sale, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Merrimack,” the “Company,” “we,” “our,” “us” and similar words refer to Merrimack Pharmaceuticals, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Ipsen S.A. as “Ipsen” or the “Buyer.” In addition, throughout this proxy statement we refer to the Asset Purchase and Sale Agreement, dated January 7, 2017, by and between Merrimack and Ipsen, as it may be amended from time to time, as the “Asset Sale Agreement.” ONIVYDE® is a registered trademark of Merrimack Pharmaceuticals, Inc. Any other trademarks, trade names and service marks referred to in this proxy statement are the property of their respective owners.

•	Parties Involved in the Asset Sale

•	Merrimack Pharmaceuticals, Inc. Merrimack is a biopharmaceutical company discovering, developing and commercializing innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack seeks to gain a deeper understanding of underlying cancer biology through its systems biology-based approach and develop new insights, therapeutics and diagnostics to improve outcomes for cancer patients. Merrimack has one marketed therapeutic oncology product, multiple oncology therapeutics in clinical development and additional candidates in late stage preclinical development.

Merrimack’s common stock is listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “MACK.”

•	Ipsen S.A. Ipsen is a global specialty driven pharmaceutical company with a significant presence in primary care, founded in 1929. Its areas of expertise include oncology, neurosciences, endocrinology (adult and child) and gastroenterology. Ipsen sells more than 20 drugs in over 115 countries, with a direct commercial presence in over 30 countries worldwide. Ipsen and its affiliates have more than 4,600 employees all over the world.

Ipsen has a sponsored level 1 American Depositary Receipt (“ADR”) program listed on the United States over the counter market under the trading symbol “IPSEY.”

•	The Asset Sale. Upon the terms and subject to the conditions of the Asset Sale Agreement, if the Asset Sale is completed, Ipsen will acquire Merrimack’s right, title and interest in the non-cash assets, equipment, inventory, contracts and intellectual property primarily related to or used in Merrimack’s business operations and activities involving or relating to developing, manufacturing and commercializing ONIVYDE and MM-436 (the “Commercial Business”). Ipsen will not acquire Merrimack’s rights to approximately $33 million in Net Milestone Payments (as defined in the section of this proxy statement captioned “The Asset Sale—Opinions of the Financial Advisors”) that may become payable pursuant to Merrimack’s License and Collaboration Agreement, dated as of September 23, 2014, with Baxter International, Inc., Baxter Healthcare Corporation and Baxter Healthcare SA (collectively “Shire”), among other excluded assets. Pursuant to the Asset Sale Agreement, Ipsen will pay Merrimack $575 million in cash (subject to a working capital adjustment as provided in the Asset Sale Agreement) and will assume certain related liabilities. Following the closing of the Asset Sale, Merrimack may be entitled to additional payments based on achievement by or on behalf of Ipsen of certain milestone events if the U.S. Food and Drug Administration (“FDA”) approves ONIVYDE for certain indications as follows:

•	$225 million upon the regulatory approval by the FDA of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas (i) in combination with fluorouracil and leucovorin, (with or without oxaliplatin), (ii) in combination with gemcitabine and abraxane or (iii) following submission and filing of regulatory approval by Ipsen for purposes of commercialization by Ipsen;

•	$150 million upon the regulatory approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and

•	$75 million upon the regulatory approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

For more information, see the section of this proxy statement captioned “The Asset Sale Agreement” beginning on page 63 of this proxy statement.

•	Conditions to the Closing of the Asset Sale. The obligations of Merrimack and Ipsen, as applicable, to consummate the Asset Sale are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	Merrimack obtaining stockholder approval of the Asset Sale;

•	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been terminated;

•	the consummation of the Asset Sale not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

•	the accuracy of the representations and warranties of Merrimack and Ipsen, subject to applicable materiality qualifiers, as of the date of the Asset Sale Agreement and as of the date of closing of the Asset Sale, or, as applicable, the date in respect of which such representation or warranty was specifically made;

•	Merrimack and Ipsen having performed their obligations under the Asset Sale Agreement; and

•	no Business Material Adverse Effect (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—Representations and Warranties”) having occurred since the date of the Asset Sale Agreement.

For more information, see the section of this proxy statement captioned “The Asset Sale Agreement—Conditions to the Asset Sale” beginning on page 74 of this proxy statement.

•	Regulatory Approvals Required for the Asset Sale. Under the Asset Sale Agreement, the Asset Sale cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. For more information, see the section of this proxy statement captioned “The Asset Sale—Regulatory Approvals Required for the Asset Sale” beginning on page 61 of this proxy statement.

•	Reasons for the Asset Sale. In recommending that Merrimack’s stockholders approve the Asset Sale, Merrimack’s Board of Directors (the “Board of Directors”) considered the terms of the Asset Sale Agreement, as well as other available strategic alternatives. As part of its evaluation, our Board of Directors considered the risks, timing and uncertainties of each strategic alternative available to the Company, as well as financial information prepared by management. In evaluating the Asset Sale Agreement and the transactions contemplated thereby, Merrimack’s Board of Directors consulted with outside legal counsel, Merrimack’s financial advisors and Merrimack’s senior management, and considered a number of factors, including the financial benefit of the Asset Sale to Merrimack and its stockholders, the extensive auction process, the future business prospects of the Commercial Business, the ability to raise money in the capital markets, the potential use of proceeds and the terms and conditions of the Asset Sale Agreement. For more information, see the section of this proxy statement captioned “The Asset Sale—Recommendation of the Board of Directors and Reasons for the Asset Sale” beginning on page 38 of this proxy statement.

•

Recommendation of the Board of Directors. The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Asset Sale—Recommendation of the Board of Directors and Reasons for the Asset Sale,” has unanimously recommended that you vote (1) “FOR” the

Asset Sale; and (2) “FOR” the adjournment of the Special Meeting (as defined below in the section of this Summary Term Sheet captioned “—The Special Meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

•	Opinions of the Financial Advisors. On January 6, 2017, at a meeting of the Board of Directors held to evaluate the transactions contemplated under the Asset Sale Agreement, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse,” and, together with BofA Merrill Lynch, the “Financial Advisors”) rendered to the Board of Directors a separate oral opinion, each of which was confirmed by delivery of a written opinion, dated January 6, 2017, to the effect that, as of the date and based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications described in its written opinion, the Consideration to be received in the Asset Sale by the Company was fair, from a financial point of view, to the Company. For purposes of the respective opinions of the Financial Advisors, the “Consideration” was defined as (a) the $575,000,000 in cash payable at closing under the Asset Sale Agreement, subject to a working capital adjustment (as to which adjustment neither Financial Advisor expressed any opinion) and (b) the right of the Company to receive additional cash payments as follows: (i) the amounts of the Specified Milestone Payment (as defined in the Asset Sale Agreement) and the other Shire Milestone Payments (both as defined in the Asset Sale Agreement) paid under the License and Collaboration Agreement with Shire (net of the portion of any such payment payable to a third party), less, if the Specified Milestone Payment is paid, the $9,000,000 Ipsen is entitled to receive under the Asset Sale Agreement; (ii) $225,000,000 if the FDA approves ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas (x) in combination with fluorouracil and leucovorin (with or without oxaliplatin), (y) in combination with gemcitabine and abraxane or (z) following submission and filing of FDA approval by Ipsen for purposes of commercialization by Ipsen (the “FL Approval”); (iii) $150,000,000 if the FDA approves ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy (the “SCL Approval”); and (iv) $75,000,000 if the FDA approves ONIVYDE for an additional indication unrelated to the FL Approval and the SCL Approval.

The full texts of the separate written opinions of BofA Merrill Lynch and Credit Suisse, each dated January 6, 2017, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by each of BofA Merrill Lynch and Credit Suisse in connection with its opinion, are attached to this proxy statement as Annexes B and C and are incorporated by reference into this proxy statement in their entirety. Each of BofA Merrill Lynch and Credit Suisse, respectively, delivered its opinion for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Consideration from a financial point of view. Neither BofA Merrill Lynch’s opinion nor Credit Suisse’s opinion addresses any other aspect of the proposed Asset Sale or the related transactions and no opinion or view was expressed by either BofA Merrill Lynch or Credit Suisse as to the relative merits of the proposed Asset Sale or any related transactions in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the proposed Asset Sale or any related transactions. Neither BofA Merrill Lynch nor Credit Suisse expressed any opinion or recommendation as to how any Company stockholder should vote or act in connection with the proposed Asset Sale, any related transactions or any other matter. It should be noted that each of BofA Merrill Lynch’s opinion and Credit Suisse’s opinion speaks as of the date rendered and not as of any subsequent date, including the date on which the proposed Asset Sale is completed. Although subsequent developments may affect each of BofA Merrill Lynch’s opinion and Credit Suisse’s opinion, respectively, neither BofA Merrill Lynch nor Credit Suisse, respectively, has any obligation to update, revise or reaffirm its opinion.

For a description of the opinions that the Board of Directors received from BofA Merrill Lynch and Credit Suisse, see the section of this proxy statement captioned “—Opinions of the Financial Advisors” beginning on page 42 of this proxy statement.

•	Interests of Merrimack’s Directors and Executive Officers in the Asset Sale. In considering the recommendation of our Board of Directors with respect to the approval of the Asset Sale and the other transactions contemplated by the Asset Sale Agreement, Merrimack stockholders should be aware that Merrimack’s executive officers have interests in the Asset Sale that are different from, or in addition to, those of the Merrimack stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Asset Sale Agreement and the Asset Sale and making its recommendation that the Merrimack stockholders vote “FOR” the Asset Sale. Our Board of Directors does not have any interests in the Asset Sale and the other transactions contemplated by the Asset Sale Agreement that are different from, or in addition to, those of the Merrimack stockholders generally. See the section of this proxy statement captioned “The Asset Sale—Interests of Certain Persons Related to Merrimack in the Asset Sale” beginning on page 57 of this proxy statement for a detailed description of the executive officers’ material interests.

•	No Appraisal Rights. There are no appraisal or dissenters’ rights that are applicable under Delaware law to the execution, delivery and performance of the Asset Sale Agreement or the consummation of the Asset Sale or the other transactions contemplated by the Asset Sale Agreement.

•	Material U.S. Federal Income Tax Consequences of the Asset Sale. The Asset Sale by Merrimack is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. Distributions, if any, to our U.S. stockholders will be taxable as dividends, if made out of current or accumulated earnings and profits. To the extent that distributions exceed current or accumulated earnings and profits, a distribution will be treated first as a return of capital to the extent of the stockholder’s basis in the stock and then as gain from the sale of the stock. For more information, see the section of this proxy statement captioned “The Asset Sale—Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 60 of this proxy statement. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Asset Sale in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

•	Indemnification. As set forth in the Asset Sale Agreement, we have agreed to indemnify Ipsen from and after the date of the Closing (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—Closing”) for damages resulting from or arising out of any breach of any of our representations, warranties or covenants in the Asset Sale Agreement, any and all liabilities not assumed by Ipsen in the Asset Sale and for certain other matters. Our indemnification obligations for breach of our representations, warranties or covenants generally survive for 16 months following the Closing. With the exception of certain carve-outs, our maximum aggregate liability for indemnification claims for any such inaccuracies or breaches is generally limited to $95 million. For more information, see the section of this proxy statement captioned “The Asset Sale Agreement—Indemnification of Buyer” beginning on page 66 of this proxy statement.

•	Alternative Proposals. Under the Asset Sale Agreement, from the date of the Asset Sale Agreement until the earlier of the Closing Date (as defined in the Asset Sale Agreement) or the termination of the Asset Sale Agreement, Merrimack has agreed not to, and to cause its subsidiaries and controlled affiliates (and instruct its and their representatives) not to, directly or indirectly, among other things:

•	solicit, initiate or engage in any discussions or negotiations with respect to any inquiry, proposal, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—No Solicitation”);

•	terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party with respect to any actual or potential inquiry;

•	approve or publicly recommend, or propose publicly to approve or recommend, any Competing Proposal;

•	withdraw, change or qualify in a manner adverse to Ipsen, the Seller Board Recommendation (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—No Solicitation”) or fail to include the Seller Board Recommendation in the proxy statement when disseminated to Merrimack’s stockholders; or

•	enter into any agreement or commitment providing for any Competing Proposal.

Notwithstanding these restrictions, under certain circumstances, prior to obtaining Merrimack’s stockholder approval of the Asset Sale, Merrimack may provide information, including nonpublic information, and engage in discussions or negotiations regarding a Competing Proposal if the Board of Directors determines in good faith after consultation with Merrimack’s outside legal counsel and financial advisors that such Competing Proposal constitutes, or could reasonably be likely to lead to, a Superior Proposal (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—No Solicitation”) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties. For more information, see the section of this proxy statement captioned “The Asset Sale Agreement—No Solicitation” beginning on page 70 of this proxy statement.

•	Termination of the Asset Sale Agreement. The Asset Sale Agreement may be terminated at any time prior to the Closing in the following ways:

•	by mutual written consent of Merrimack and Ipsen;

•	by either Merrimack or Ipsen:

(i)	if any governmental entity shall have obtained a court order or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Asset Sale Agreement and such court order or action is final and no longer subject to appeal;

(ii)	subject to certain exceptions, if the Closing shall not have occurred on or before 5:00 p.m., Eastern time, on June 30, 2017 (the “Outside Date”); or

(iii)	if stockholder approval is not obtained at the Special Meeting or at any adjournment or postponement of the Special Meeting, in each case at which a vote on such approval was taken.

•	by Merrimack:

•	if any of the representations or warranties of Ipsen in the Asset Sale Agreement are inaccurate or untrue, such that the inaccuracy or untruth causes the failure of a closing condition, and such inaccuracy or untruth has not been cured within 30 days following Merrimack’s delivery of written notice thereof;

•	if Ipsen has failed to discharge and fulfill any of its covenants or agreements contained within the Asset Sale Agreement, such that the failure causes a failure of a closing condition, and such failure has not been cured within 30 days following Merrimack’s delivery of written notice thereof; or

•	if our Board of Directors determines to accept a Superior Proposal pursuant to the terms of the Asset Sale Agreement.

•	by Ipsen:

•	if any of the representations or warranties of Merrimack in the Asset Sale Agreement are inaccurate or untrue, such that the inaccuracy or untruth causes failure of a closing condition, and such inaccuracy or untruth has not been cured within 30 days following Ipsen’s delivery of written notice thereof;

•	if Merrimack has failed to discharge and fulfill any of its covenants or agreements contained within the Asset Sale Agreement, such that the failure causes a failure of a closing condition, and such failure has not been cured within 30 days following Ipsen’s delivery of written notice thereof; or

•	if, prior to receiving the stockholder approval, Merrimack’s Board of Directors makes a permitted Change of Recommendation (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—No Solicitation”) in response to a Competing Proposal or an Intervening Event (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—No Solicitation”).

For more information, see the section of this proxy statement captioned “The Asset Sale Agreement—Termination of the Asset Sale Agreement” beginning on page 75 of this proxy statement.

•	Termination Fees and Expense Reimbursement. Except in specified circumstances, whether or not the Asset Sale is consummated, Merrimack, on the one hand and Ipsen, on the other hand, are each responsible for all their respective costs and expenses incurred in connection with the Asset Sale contemplated by the Asset Sale Agreement.

Merrimack will be required to pay Ipsen a termination fee of $25 million if Merrimack or Ipsen terminates the Asset Sale Agreement under specified circumstances as further described in the section of this proxy statement captioned “The Asset Sale Agreement—Termination Fee.” In addition, if either Merrimack or Ipsen terminates the Asset Sale Agreement because it was not approved by Merrimack’s stockholders, Merrimack will be required to reimburse Ipsen for up to $3 million of its expenses. For more information, see the section of this proxy statement captioned “The Asset Sale Agreement—Expenses” beginning on page 74 of this proxy statement.

•	Agreements Related to the Asset Sale Agreement. In connection with the Asset Sale Agreement, we intend to enter into the following agreements:

•	a transition services agreement pursuant to which each of Merrimack and Ipsen will provide the other with certain transitional services following consummation of the Asset Sale;

•	a sublease agreement pursuant to which Merrimack will sublease to Ipsen a portion of its leased space in Cambridge, Massachusetts;

•	an escrow agreement with Ipsen and JPMorgan Chase Bank, N.A., as escrow agent, pursuant to which Ipsen will deposit an amount between $3 million and $10 million, depending on the amount by which the purchase price is increased due to the working capital adjustment, into an escrow account for purposes of securing post-closing finalization of any net working capital adjustment to the purchase price at the closing of the Asset Sale; and

•	an intellectual property license agreement pursuant to which Merrimack and Ipsen will grant each other certain licenses to certain intellectual property.

•	Use of Proceeds. If the Asset Sale is completed, we will retain all of the debts and liabilities of Merrimack not assumed by Ipsen pursuant to the Asset Sale Agreement. We intend to use the net proceeds from the Asset Sale to repay the $175 million of senior secured notes outstanding simultaneously with the Closing and to pay the costs associated with redeeming the notes, to pay certain severance and transaction related costs, to fund our future development business activities, and, subject to Board of Directors approval following the Closing, to dividend at least $200 million to our stockholders. For more information, see the section of this proxy statement captioned “The Asset Sale—Use of Proceeds” beginning on page 26 of this proxy statement.

•	Effect on Merrimack if the Asset Sale is Not Completed. If the Asset Sale is not completed, we will seek to continue our focus on operating the Commercial Business and we will need to consider and evaluate other strategic opportunities or sources of financing. We will require additional sources of funding in order to continue to operate the Commercial Business and continue with our development plans for our pipeline of drugs. If the Asset Sale does not close, we may not have sufficient cash to meet our ongoing obligations, including the fees that may be payable to Ipsen as described above. Unless we can procure new financing, we may have to consider other strategic alternatives, including filing for bankruptcy. For more information, see the section of this proxy statement captioned “The Asset Sale—Effect on Merrimack if the Asset Sale is Not Completed” beginning on page 26 of this proxy statement.

•	The Special Meeting. The following is a summary of information relating to the Special Meeting. For more information, see the section of this proxy statement captioned “The Special Meeting” beginning on page 19 of this proxy statement.

•	Date, Time and Place. A special meeting of stockholders of Merrimack (the “Special Meeting”) will be held on [●], 2017, at [●], Eastern time, at [●].

•	Record Date; Shares Entitled to Vote. You are entitled to vote at the Special Meeting if you owned shares of Merrimack common stock at the close of business on [●], 2017 (the “Record Date”). You will have one vote at the Special Meeting for each share of Merrimack common stock that you owned at the close of business on the Record Date.

•	Purpose. At the Special Meeting, we will ask stockholders to vote on proposals to (1) approve the Asset Sale and (2) adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

•	Quorum. As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

•	Required Vote. Under the terms of the Asset Sale Agreement, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the Asset Sale. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter.

•	Share Ownership of Our Directors and Executive Officers. As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding on the Record Date.

•	Voting and Proxies. Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Asset Sale, the Asset Sale Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

THE SPECIAL MEETING

Q.	When and where will the Special Meeting take place?

A.     The Special Meeting will take place on [●], 2017 at [●], Eastern time, at [●].

Q.	What is the purpose of the Special Meeting?

A.     At the Special Meeting, you will be asked to vote on the following proposals:

1.     A proposal to approve the Asset Sale pursuant to the terms of the Asset Sale Agreement; and

2.     A proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Q.	Who is entitled to vote?

A.     Holders of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting.

Q.	What is the quorum required for the Special Meeting?

A.     The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Q.	What vote is required to approve the Asset Sale?

A.     Under the terms of the Asset Sale Agreement, the approval of the Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting.

Q.	Why are stockholders being asked to vote on the Asset Sale?

A.     Our Board of Directors determined to submit this matter to a stockholder vote to comply with the terms of the Asset Sale Agreement and not because relevant state law requires the vote. Our Board of Directors agreed to this condition in the Asset Sale Agreement because, among other reasons, the Board of Directors wants to ensure that the transaction is supported by a majority of stockholders.

Q.	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting?

A.     Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter.

Q.	What are the effects of not voting or abstaining?

A.     The failure of any stockholder of record who is entitled to vote at the Special Meeting to (1) submit a signed proxy card, (2) grant a proxy over the Internet or by telephone or (3) vote in person by ballot at the Special Meeting will have the effect of a vote “AGAINST” the Asset Sale, but will have no effect on the adjournment proposal. If you are entitled to vote at the Special Meeting and you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Asset Sale, but will have no effect on the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the Asset Sale, but will have no effect on the adjournment proposal.

Q.	What if I want to change my vote or revoke my proxy?

A.     A registered stockholder may change his or her vote or revoke his or her proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q.	Are there any expenses associated with collecting the stockholder vote?

A.     The expense of soliciting proxies will be borne by Merrimack. We have retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $50,000. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q.	Where can I find the voting results?

A.     Voting results will be reported in a press release or Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days following the Special Meeting. All reports Merrimack files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information” beginning on page 83 of this proxy statement.

Q.	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A.     Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as voting “AGAINST” the Asset Sale, but will not have an effect on the adjournment proposal.

Q.	What does it mean if I received more than one proxy card?

A.     If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

Q.	Who can help answer my other questions?

A.     If you have any questions concerning the Asset Sale, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 456-3510

Bank and Brokers May Call Collect: (212) 750-5833

PROPOSAL NO. 1: ASSET SALE

Q.	Why did Merrimack enter into the Asset Sale Agreement?

A.     We believe that the Asset Sale represents a unique opportunity to sell ONIVYDE to a buyer who has made an attractive cash offer that will allow Merrimack to improve its balance sheet, obtain the cash to allow it to continue to develop its pipeline of drugs that the Board of Directors views as a potential growth opportunity, and distribute a significant dividend to stockholders. Our Board of Directors’ decision to enter into the Asset Sale Agreement was based on a careful evaluation of Merrimack’s strategic alternatives and the risks and likelihood of success of such alternatives.

Q.	What will happen if the Asset Sale is approved by our stockholders?

A.     Pursuant to the Asset Sale Agreement, if the Asset Sale is approved by the requisite stockholder vote and the other conditions to closing under the terms of the Asset Sale Agreement are satisfied or waived, we will sell the assets related to or used in the Commercial Business to Ipsen for $575 million in cash, subject to a working capital adjustment pursuant to the Asset Sale Agreement, the right to obtain up to $450 million in contingent payments, and the assumption by Ipsen of certain of our liabilities. Additionally, we would retain our rights to receive up to $33 million in Net Milestone Payments under our License and Collaboration Agreement with Shire, even if paid after the Closing. We would retain all other debts and liabilities of Merrimack, including expenses related to our remaining pipeline business and personnel, our remaining senior executives, certain corporate vendors and professional advisors. In connection with the consummation of the Asset Sale, we expect to redeem our outstanding senior secured notes for approximately $195 million, inclusive of the costs associated with redeeming such notes, and make certain severance payments totaling approximately $1.5 million to certain departing officers. We also expect to pay a dividend to stockholders of at least $200 million in total, subject to the approval of our Board of Directors.

Q.	What will happen if the Asset Sale is not approved?

A.     Under the terms of the Asset Sale Agreement, if we fail to obtain the requisite stockholder vote in favor of the Asset Sale, and this condition to closing is not waived by Ipsen and us, the Asset Sale will not be consummated and either we or Ipsen may terminate the Asset Sale Agreement. In addition, should either we or Ipsen terminate the Asset Sale Agreement for this reason, we will be required to reimburse Ipsen for its expenses incurred in connection with the Asset Sale Agreement, not to exceed $3 million. Under certain circumstances as further described below in the section of this proxy statement captioned “The Asset Sale Agreement—Termination Fee,” we will be required to pay Ipsen a termination fee equal to $25 million. If the Asset Sale does not close, we may not have sufficient cash to meet our ongoing obligations, including the fees payable to Ipsen as described above. Unless we can procure new financing, we may have to consider other strategic alternatives, including filing for bankruptcy.

Q.	What is the purchase price to be received by Merrimack?

A.     The consideration to be received by Merrimack pursuant to the terms of the Asset Sale Agreement will consist of: (i) $575 million in cash payable at the Closing, subject to a working capital adjustment, plus (ii) up to $450 million in additional milestone payments based on FDA approval of additional indications of ONIVYDE after the Closing. Ipsen will also assume all the Assumed Liabilities (as defined in the section of this proxy statement captioned “The Asset Sale Agreement—The Asset Sale”) at the Closing. Additionally, we would retain our rights to receive up to $33 million in Net Milestone Payments under our License and Collaboration Agreement with Shire, even if paid after the Closing.

Q.	What are the material terms of the Asset Sale Agreement?

A.     In addition to the upfront payment and the contingent payments, the Asset Sale Agreement contains other important terms and provisions, including the following:

•	we have agreed to indemnify Ipsen and certain of its related parties for any damages arising out of (i) any breach of any of our representations or warranties or failure to perform any of our covenants or agreements in the Asset Sale Agreement, (ii) our failure to fully or timely pay, satisfy or perform any of our retained liabilities, (iii) our failure to pay any taxes for which we are responsible under the Asset Sale Agreement and (iv) any taxes associated with the assets being sold for periods prior to the closing date of the Asset Sale or with respect to the Net Milestone Payments under the License and Collaboration Agreement with Shire;

•	we have agreed that, as of the Closing Date, Ipsen will place the greater of (i) $3 million and (ii) the amount by which the estimated net working capital at the Closing exceeds the agreed-upon target net working capital of $12 million (such amount, the “Escrow Amount”) from the upfront payment into an escrow account pursuant to an escrow agreement by and among Ipsen, Merrimack and JPMorgan Chase Bank, N.A., as escrow agent, which will be entered into at the Closing. The Escrow Amount will be used to secure any purchase price adjustment to be paid by us in connection with post-closing finalization of any net working capital adjustment to the purchase price. The Escrow Amount will in no event exceed $10 million;

•	we have agreed to conduct our business in the ordinary course and are subject to certain other restrictions on the conduct of the Commercial Business during the period prior to the completion of the Asset Sale;

•	the obligations of Merrimack and Ipsen to close the Asset Sale are subject to several closing conditions, including the approval of the Asset Sale by our stockholders;

•	the Asset Sale Agreement may be terminated by us or Ipsen in certain circumstances, in which case the Asset Sale will not be completed;

•	we have agreed not to engage in any discussions or negotiations with, or provide information to, any third party that makes an unsolicited Competing Proposal, unless our Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and that such Competing Proposal constitutes, or is reasonably expected to result in, a Superior Proposal; and

•

if Ipsen terminates the Asset Sale Agreement, because (i) our Board of Directors has received a Competing Proposal and changed its recommendation to stockholders or (ii) our Board of Directors has changed its recommendation to stockholders because of an Intervening Event, then we will be required to pay Ipsen a $25 million termination fee (the “Seller Termination Fee”) within three business days following termination of the Asset Sale Agreement. In addition, if either Ipsen or we terminate the Asset Sale Agreement because (A) (i) we breached the non-solicit covenant in the Asset Sale Agreement, (ii) we reached the Outside Date without having obtained stockholder approval of the Asset Sale or (iii) we did not obtain stockholder approval of the Asset Sale, (B) a Competing Proposal was publicly disclosed after entry into the Asset Sale Agreement and before the date of such termination and (C) we enter into a definitive agreement with respect to such Competing Proposal within 12 months after such termination, and we subsequently consummate such Competing Proposal transaction, then we will be required to pay Ipsen the Seller Termination Fee at the closing of such Competing Proposal transaction. Finally, if we terminate the Asset Sale Agreement in order to accept a Superior Proposal, then we will be required to pay Ipsen the Seller Termination Fee concurrently with, and as a condition to, such termination.

Q.	If consummated, how would the proceeds from the Asset Sale be used?

A.     The proceeds from the Asset Sale will be received by the Company, not our stockholders. We intend to use the proceeds from the Asset Sale to pay off certain of our debts and liabilities, including redemption of our senior secured notes, funding the continuing pipeline business, severance costs for employees and transaction costs associated with the proposed Asset Sale. We also expect to distribute at least $200 million of the proceeds to our stockholders in the form of a cash dividend.

Q.	What will the nature of our business be following the Asset Sale?

A.     Following the Asset Sale, Merrimack will continue to be an operating business and a public company. Pursuant to the Asset Sale Agreement, for a period of five years, we will be precluded from acquiring rights to any approved or marketed product that has as an indication the treatment of metastatic adenocarcinoma of the pancreas or treatment of small cell lung cancer. However, products that we are currently developing prior to the Closing are excluded from such prohibitions. We intend to invest $125 million from the proceeds of the Asset Sale in our refocused oncology pipeline, targeting the clinical development of MM-121, MM-141 and MM-310, which we believe have the highest probability of success and the highest return on investment for stockholders.

Q.	What does our Board of Directors recommend that I vote?

A.     The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale.

Q.	Do I have appraisal rights in connection with the Asset Sale?

A.     Under Delaware law, appraisal rights are not provided to stockholders in connection with the transactions contemplated by the Asset Sale Agreement.

Q.	Are there any risks to the Asset Sale?

A.     Yes. You should carefully read the section of this proxy statement captioned “Risk Factors” beginning on page 15 of this proxy statement.

Q.	What are the U.S. federal income tax consequences of the Asset Sale to U.S. stockholders?

A.     The Asset Sale by Merrimack is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. Distributions, if any, to our U.S. stockholders will be taxable as dividends, if made out of current or accumulated earnings and profits. To the extent that distributions exceed current or accumulated earnings and profits, a distribution will be treated first as a return of capital to the extent of the stockholder’s basis in the stock and then as gain from the sale of the stock. For more information, see the section of this proxy statement captioned “The Asset Sale—Material U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 60 of this proxy statement. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Asset Sale in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	When is the closing of the Asset Sale expected to occur?

A.     We are working toward completing the Asset Sale as quickly as possible and currently expect to complete the Asset Sale in the first calendar quarter of 2017. However, the exact timing of completion of the Asset Sale cannot be predicted because the Asset Sale is subject to the closing conditions specified in the Asset Sale Agreement, many of which conditions are outside of our control, including that all waiting periods under the HSR Act have expired or been terminated.

PROPOSAL NO. 2: POSTPONE OR ADJOURN THE SPECIAL MEETING

Q.	What is the proposal to adjourn or postpone the Special Meeting?

A.     The proposal to adjourn or postpone the Special Meeting is a proposal to permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Asset Sale is less than a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting.

Q.	What will happen if the proposal to adjourn or postpone the Special Meeting is approved by our stockholders?

A.     If there are insufficient votes at the time of the Special Meeting to approve the Asset Sale and the proposal to adjourn or postpone the Special Meeting is approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for purposes of soliciting additional proxies to approve the Asset Sale. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

Q.	What does our Board of Directors recommend that I vote?

A.     The Board of Directors unanimously recommends that you vote “FOR” the proposal to postpone or adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in the event that, at the Special Meeting, there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements made by us that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this proxy statement are forward-looking statements. Forward looking statements can be identified by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. Forward-looking statements include, among others, statements about the receipt and use of the cash consideration to be received by us under the Asset Sale Agreement, including potential contingent payments from Ipsen and milestone payments from Shire and the expected dividend to our stockholders; the satisfaction of the closing conditions specified in the Asset Sale Agreement; our ability to successfully consummate the Asset Sale and the timing of such closing; potential cash inflows and outflows, revenue and expenses and our ability to fund our ongoing operations, including continued investment in our research and development pipeline; and our ability to commercialize our product candidates following the Asset Sale, should it be completed. Actual events or results may differ materially from those described in this proxy statement due to a number of risks and uncertainties, including risks and uncertainties related to the satisfaction of the conditions to closing the Asset Sale (including the failure to obtain necessary approvals) in the anticipated timeframe or at all; whether stockholders approve the deal; whether any legal action is brought that results in a delay in or prohibition of the consummation of the Asset Sale; whether we receive payments related to the milestone events under our contract with Shire, when expected or at all, or under the Asset Sale Agreement; the amount of any working capital adjustment in the transaction; whether we are able to satisfy the necessary legal tests required to make the anticipated dividend to stockholders; the effects of the announcement or the consummation of the Asset Sale on the market price of our common stock; the effects of industry, market, economic, political or regulatory conditions on our business; whether our expenses are as predicted; future sales of any products we may commercialize; the outcome of any future clinical trials we may conduct; expectations for regulatory approvals; the development progress of our product candidates; the availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements; and other matters that could affect the availability or commercial potential of our products, product candidates or companion diagnostics. Information regarding risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under the section of this proxy statement captioned “Risk Factors” beginning on page 15 of this proxy statement. For additional risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, see the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 26, 2016 and other reports we file with the SEC. No assurances can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

The forward-looking statements in this proxy statement represent our views as of the date of this proxy statement. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this proxy statement.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should consider the following risk factors when deciding whether to vote to approve the Asset Sale.

If the Asset Sale is not completed, we may be unable to successfully pursue strategic alternatives for our Company or our product candidates.

If the Asset Sale is not completed, we may not be able to pursue strategic alternatives for our company or our product candidates because we will have limited cash reserves and limited revenues. The clinical development and potential commercialization of our product candidates requires significant capital. We had approximately $20 million in available cash as of December 31, 2016. If we cannot raise additional capital, we may have difficulty servicing our debt obligations and may need to file for bankruptcy.

We may be unable to raise additional capital or may be required to incur significant costs to raise such additional capital. Our ability to raise additional capital will depend on many factors, including, but not limited to, the following:

•	market conditions for debt or equity financing;

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our product candidates or any other future product candidates;

•	investors’ and lenders’ belief in our business plan and our ability to continue as a going concern;

•	our ability to continue to comply with our obligations under our existing indebtedness;

•	the costs of preparing and filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;

•	the outcome, timing and cost of regulatory review by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

•	the effect of competition; and

•	the costs and timing of establishing manufacturing, sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our stockholders. Additional debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, and these covenants may also require us to attain certain levels of financial performance and we may not be able to do so; any such failure may result in the acceleration of such debt and the foreclosure by our creditors on the collateral we used to secure the debt. If we raise additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If the Asset Sale is not consummated, we may not be able to commercialize additional product candidates.

If the Asset Sale is not consummated, our commercialization strategy for our product candidates may depend on our ability to enter into agreements with collaborators to obtain assistance and funding for the development and potential commercialization of the relevant product candidate in the territories in which we seek to partner. Despite our efforts, we may be unable to secure additional collaborative licensing or other arrangements that are necessary for us to further develop and commercialize our product candidates. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement are long, costly and complex processes with uncertain results. Due to our limited cash on hand and lack of revenues, we may not have the financial resources to engage in discussions with third parties regarding collaborative licensing or other arrangements.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale by our stockholders and that all waiting periods under the HSR Act have expired or been terminated. We cannot guarantee that the closing conditions set forth in the Asset Sale Agreement will be satisfied. If we are unable to satisfy the closing conditions in Ipsen’s favor or if other mutual closing conditions are not satisfied, Ipsen will not be obligated to complete the Asset Sale.

If the Asset Sale is not completed and the Asset Sale Agreement is terminated because our stockholders do not approve the Asset Sale, we will be required to reimburse up to $3 million of Ipsen’s expenses.

If the Asset Sale is not completed, our Board of Directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale. We may seek another purchaser for the Commercial Business, but we may not be able to find a purchaser willing to offer a reasonable purchase price for the Commercial Business. Any future sale of the Commercial Business or other transactions may be subject to further stockholder approval.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our financial condition or future strategic opportunities.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect the trading price of our common stock and/or our relationships with partners and employees. In connection with the Asset Sale, we will be terminating a significant portion of our employees at the closing of the Asset Sale. In addition, our management’s focus and attention may be diverted from identifying strategic alternatives during the pendency of the Asset Sale.

In the event that the Asset Sale is not completed, the announcement of the termination of the Asset Sale Agreement may also adversely affect the trading price of our common stock and our relationships with partners and employees.

The Asset Sale Agreement limits our ability to sell the Commercial Business to a party other than Ipsen.

The Asset Sale Agreement contains provisions that make it more difficult for us to sell the Commercial Business to a party other than Ipsen, including a non-solicitation provision and a provision requiring us to notify Ipsen of any solicitation or offer made by any third party in connection with the sale of the Commercial Business or any similar transaction. These provisions could discourage a third party that might have an interest in acquiring the Commercial Business from considering or proposing such a transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Ipsen.

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities class action litigation in connection with the Asset Sale. Securities litigation against us could result in substantial costs and divert our management’s attention from closing the Asset Sale, which could seriously harm our business.

Because our business will be smaller following the sale of the Commercial Business, there is a possibility that our common stock may be delisted from The NASDAQ Global Market if we fail to satisfy the continued listing standards of that market.

Even though we currently satisfy the continued listing standards for The NASDAQ Global Market, following the completion of the sale of the Commercial Business, our business will be smaller and, therefore, we may fail to satisfy the continued listing standards of The NASDAQ Global Market. In the event that we are unable to satisfy the continued listing standards of The NASDAQ Global Market, our common stock may be delisted from that market. Any delisting of our common stock from The NASDAQ Global Market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and our business, financial condition and results of operations.

Because the Commercial Business represented all of our revenues for fiscal year 2016, our business following the sale of the Commercial Business will be substantially different.

The Commercial Business represented all of our revenues for the fiscal year 2016. Following the sale of the Commercial Business, we will retain the pipeline business. Our results of operations and financial condition may be materially affected if we fail to grow our pipeline business, if we are unable to raise additional capital if needed to run the pipeline business, if we must incur significant costs in order to raise additional capital to run the pipeline business or if we are unable to successfully develop and commercialize our remaining product candidates.

There can be no guarantee that Ipsen will comply with its obligation to use commercially reasonable efforts in connection with the development of ONIVYDE or that we will receive the Shire Milestone Payments.

If the Asset Sale is completed, Ipsen has agreed to use commercially reasonable efforts to develop ONIVYDE in connection with obtaining the regulatory approval by the FDA of ONIVYDE for certain indications. Although the results of this approval process may enable Ipsen to achieve the milestones necessary for us to receive the contingent payments under the Asset Sale Agreement, there is no guarantee that Ipsen will take the steps set forth in the Asset Sale Agreement and that such development will lead to the successful approval of ONIVYDE for such additional indications. Therefore, there can be no guarantees that any of the milestones set forth in the Asset Sale Agreement will be achieved and that we will receive any future contingent payments.

Whether or not the Asset Sale is completed, we are entitled to receive certain net milestone payments under our License and Collaboration Agreement with Shire, up to approximately $33 million. Even though Shire and we have made significant progress towards achieving these milestones, payment of any or all of the $33 million is not guaranteed.

We cannot predict the timing or amount of any distributions to our stockholders.

After the Asset Sale, we plan to issue a special cash dividend to stockholders of at least $200 million, which equates to approximately $1.54 per outstanding share of common stock, based on the number of Merrimack outstanding shares on January 6, 2017. However, we cannot predict the exact timing or amount of the dividend at this time. Our Board of Directors will need to approve the dividend after the Asset Sale is consummated, and will only authorize a dividend if there is sufficient surplus at that time. In the event there is not sufficient surplus, we may be unable to pay the expected dividend or any dividend.

If the Asset Sale disrupts our business operations and prevents us from realizing intended benefits, our business may be harmed.

The Asset Sale may disrupt the operation of our business and prevent us from realizing the intended benefits of the Asset Sale as a result of a number of obstacles, including the loss of key employees, customers or business partners, the failure to adjust or implement our business strategies, additional expenditures required to facilitate the Asset Sale and the diversion of management’s attention from our day-to-day operations.

Certain of our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally.

Our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Asset Sale Agreement and the Asset Sale and making its recommendation that the Merrimack stockholders vote “FOR” the Asset Sale. See the section of this proxy statement captioned “The Asset Sale—Interests of Certain Persons Related to Merrimack in the Asset Sale” beginning on page 57 of this proxy statement for a detailed description of the executive officers’ material interests.

Ipsen is not assuming any of the excluded liabilities under the Asset Sale Agreement.

Pursuant to the Asset Sale Agreement, if the Asset Sale is completed, Ipsen will only assume certain specific liabilities as set forth in the Asset Sale Agreement and will not assume all of the liabilities associated with the Commercial Business. Certain liabilities will remain with Merrimack post-closing. While we believe that we have adequately accrued for these liabilities or are adequately insured against certain of the risks associated with such excluded liabilities, there can be no assurances that additional expenditures will not be incurred in resolving these liabilities.

The Asset Sale Agreement may expose us to contingent liabilities.

We have agreed to indemnify Ipsen for certain breaches of representations, warranties or covenants made by us in the Asset Sale Agreement and for certain specified existing litigation. We have agreed that if we cannot pay our indemnification obligations, Ipsen will have set-off rights against future contingent payments. Significant indemnification claims by Ipsen could further materially and adversely affect our financial condition and/or significantly reduce any future contingent payments.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the Asset Sale.

After the Asset Sale, we will continue to be a public company. For as long as we remain a public company, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include the filing with the SEC of periodic reports, proxy statements and other documents relating to our business, financial condition and other matters, even though compliance with such reporting requirements is economically burdensome.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2017, at [●], Eastern time, at [●].

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Merrimack common stock at the close of business on [●], 2017, which we refer to as the Record Date. You will have one vote at the Special Meeting for each share of Merrimack common stock that you owned at the close of business on the Record Date.

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (i) approve the Asset Sale and (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Quorum

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Vote; Abstentions and Broker Non-Votes

Under the terms of the Asset Sale Agreement, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the Asset Sale. Approval of the Asset Sale by stockholders is a condition to the closing of the Asset Sale. Our Board of Directors determined to submit this matter to a stockholder vote to comply with the terms of the Asset Sale Agreement and not because relevant state law requires the vote. Our Board of Directors agreed to this condition in the Asset Sale Agreement because, among other reasons, the Board of Directors wants to ensure that the transaction is supported by a majority of stockholders.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter.

If a stockholder entitled to vote at the Special Meeting abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve the Asset Sale, but will have no effect on the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to approve the Asset Sale, but will have no effect on the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Share Ownership of our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding on the Record Date.

Voting and Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Asset Sale; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the Asset Sale but will not have any effect on the adjournment proposal. If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the Special Meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Asset Sale—Recommendation of the Board of Directors and Reasons for the Asset Sale,” has unanimously recommended that you vote (1) “FOR” the Asset Sale and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Merrimack. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $50,000. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Asset Sale

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to approve the Asset Sale, we anticipate that the Asset Sale will be consummated in the first calendar quarter of 2017. However, the exact timing of completion of the Asset Sale cannot be predicted because the Asset Sale is subject to the closing conditions specified in the Asset Sale Agreement, many of which conditions are outside of our control, including that all waiting periods under the HSR Act have expired or been terminated.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●], 2017

The proxy statement is available at www.proxyvote.com.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Merrimack Pharmaceuticals, Inc., Attention: Investor Relations, One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139 or calling our Investor Relations Department at (617) 441-1000. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Asset Sale, the Asset Sale Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 456-3510

Bank and Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: APPROVAL OF THE ASSET SALE

We are asking you to approve the Asset Sale pursuant to the terms of the Asset Sale Agreement. Our Board of Directors determined to submit this matter to a stockholder vote to comply with the terms of the Asset Sale Agreement and not because relevant state law requires the vote. Our Board of Directors agreed to this condition in the Asset Sale Agreement because, among other reasons, the Board of Directors wants to ensure that the transaction is supported by a majority of stockholders.

For a summary of and detailed information regarding this proposal, see the information about the Asset Sale and the Asset Sale Agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Asset Sale” beginning on page 24 of this proxy statement and “The Asset Sale Agreement” beginning on page 63 of this proxy statement. A copy of the Asset Sale Agreement is attached to this proxy statement as Annex A. You are urged to read the Asset Sale Agreement carefully in its entirety.

Under the terms of the Asset Sale Agreement, the affirmative vote of the holders of a majority of the outstanding shares of Merrimack common stock entitled to vote at the Special Meeting is a condition to the closing of the Asset Sale. If you are entitled to vote at the Special Meeting and abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the Asset Sale.

The Board of Directors unanimously recommends that you vote “FOR” the Asset Sale.

THE ASSET SALE

This discussion of the Asset Sale is qualified in its entirety by reference to the Asset Sale Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Asset Sale Agreement carefully as it is the legal document that governs the Asset Sale.

Parties Involved in the Asset Sale

Merrimack Pharmaceuticals, Inc.

Principal Executive Office:

One Kendall Square, Suite B7201

Cambridge, Massachusetts 02139

PH: (617) 441-1000

Merrimack is a biopharmaceutical company discovering, developing and commercializing innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack seeks to gain a deeper understanding of underlying cancer biology through its systems biology-based approach and develop new insights, therapeutics and diagnostics to improve outcomes for cancer patients. Merrimack has one marketed therapeutic oncology product, multiple oncology therapeutics in clinical development and additional candidates in late stage preclinical development.

Merrimack’s common stock is listed on NASDAQ under the symbol “MACK.”

Ipsen S.A.

Principal Executive Office:

65 quai George Gorge

92100 Boulogne Billancourt

France

PH: +33 (0)1 58 33 50 00

Ipsen is a global specialty driven pharmaceutical company with a significant presence in primary care, founded in 1929. Its areas of expertise include oncology, neurosciences, endocrinology (adult and child) and gastroenterology. Ipsen sells more than 20 drugs in over 115 countries, with a direct commercial presence in over 30 countries worldwide. Ipsen and its affiliates have more than 4,600 employees all over the world.

Ipsen has a sponsored level 1 ADR program listed on the United States over the counter market under the trading symbol “IPSEY.”

Effect on Merrimack if the Asset Sale is Completed and the Nature of Our Business Following the Transaction

Pursuant to the Asset Sale Agreement, if the Asset Sale is approved by the requisite stockholder vote and the other conditions to closing under the terms of the Asset Sale Agreement are satisfied or waived, we will sell the assets related to or used in the Commercial Business to Ipsen for $575 million in cash, subject to a working capital adjustment, the right to obtain up to $450 million in contingent payments and the assumption by Ipsen of certain of our liabilities. Additionally, we would retain our rights to receive up to $33 million in Net Milestone Payments under our License and Collaboration Agreement with Shire, even if paid after the Closing. We would retain all other debts and liabilities of Merrimack, including expenses related to our remaining pipeline business and headquarters personnel, our remaining senior executives, certain corporate vendors and professional advisors. In connection with the consummation of the Asset Sale, we expect to redeem our outstanding senior secured notes for $195 million, inclusive of the costs associated with redeeming such notes, and make certain severance payments totaling approximately $1.5 million to certain departing officers. Subject to Board of Directors approval following the Closing, we expect to dividend at least $200 million of the proceeds from the Asset Sale to our stockholders.

If the Asset Sale is approved by Merrimack stockholders and is thereafter consummated, we intend to invest $125 million of the transaction proceeds to provide the initial funding for the post-closing Company to develop our refocused oncology pipeline. As we have previously disclosed, we are focusing our clinical development efforts on three product candidates: MM-121, MM-141 and MM-310. As a result of the Asset Sale, the redemption of our senior secured notes at the closing of the Asset Sale, this streamlined pipeline and our previously announced restructurings, we will have significantly reduced operating expenses and a capital structure that is appropriately aligned with our smaller size and new focus. Accordingly, we expect that this $125 million in funding should be sufficient to fund the Company into the second half of 2019, by which time we expect to have additional data regarding the viability of MM-121, MM-141 and MM-310.

Set forth below is a description of the expected next steps and timelines with respect to each of MM-121, MM-141 and MM-310, assuming consummation of the Asset Sale. We intend to focus on developing these product candidates through clinical proof-of-concept (“PoC”), at which point we would seek partners to complete their development, registration and commercialization. Under the terms of the Asset Sale and the related agreements, we have retained rights to both of our technology platforms (biologics and antibody directed nanotherapeutics), which will enable continued development of our oncology pipeline.

•	MM-121 (seribantumab) is a first in class fully human monoclonal antibody that binds to the HER3 receptor and targets HRG+ cancers. Merrimack is currently conducting the SHERLOC study, evaluating MM-121 in HRG+ non-small cell lung cancer patients in combination with docetaxel or pemetrexed. The primary endpoint of the ongoing SHERLOC study is overall survival and it had been planned to enroll 280 patients. Given the new strategic direction of Merrimack to develop its pipeline candidates through PoC, Merrimack will modify the ongoing SHERLOC study to a smaller Phase 2 study with progression free survival as the primary endpoint, targeting top-line results by year-end 2018. Likewise, following completion of the transaction, Merrimack intends to initiate an additional Phase 2 trial to demonstrate MM-121’s effectiveness in advanced HER2 negative, ER+/PR+ and HRG+ breast cancer.

•	MM-141 (istiratumab) is a bispecific tetravalent antibody and a potent inhibitor of the PI3K/AKT/mTOR pathway by targeting IGF1-R and HER3. Currently, Merrimack is conducting the CARRIE study, a Phase 2 trial evaluating MM-141 in metastatic pancreatic cancer patients with high levels of free IGF1 in combination with nab-paclitaxel and gemcitabine in the first-line setting. The ongoing CARRIE study had planned to enroll 140 patients and to evaluate the activity of MM-141 in both the free IGF high and the free IGF1 high and HRG+ patient population. Given that the prevalence of both biomarkers is greater than 50%, the Company is confident that it can modify the ongoing CARRIE study to more rapidly obtain clinically meaningful data. This modified CARRIE study will target to enroll 80 patients, and Merrimack estimates top-line data to be reported in the first half of 2018.

•	MM-310 is expected to begin a first in human Phase 1 study to evaluate its safety and efficacy in the first quarter of 2017. MM-310 is an antibody directed nanotherapeutic (ADN) that contains a prodrug of docetaxel and targets the EphA2 receptor, which is highly-expressed in most solid tumor types. MM-310 was designed to improve the therapeutic window of docetaxel in major indications such as prostate, ovarian, bladder, gastric and lung cancers. MM-310 utilizes the same proprietary nano-liposomal technology as ONIVYDE, facilitating the antibody-targeted delivery of the chemotherapeutic agent docetaxel.

Pursuant to the Asset Sale Agreement, for a period of five years, we will be precluded from acquiring rights to any approved or marketed product that has as an indication the treatment of metastatic adenocarcinoma of the pancreas or treatment of small cell lung cancer. However, products that we are currently developing or commercializing prior to the Closing are excluded from such prohibitions.

The Asset Sale will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the Closing.

Following the Asset Sale, we will remain a public company with ongoing SEC filing obligations.

Effect on Merrimack if the Asset Sale is Not Completed

If the Asset Sale is not approved by stockholders or the Asset Sale is not consummated for any other reason, we will seek to continue our focus on operating the Commercial Business as well as our pipeline development efforts, but our liquidity will be severely constrained. If the Asset Sale does not close, we may not have sufficient cash to meet our ongoing obligations, including any fees payable to Ipsen pursuant to the terms of the Asset Sale Agreement as described below. Unless we can procure new financing, our Board of Directors may consider other strategic alternatives, including filing for bankruptcy. If the Asset Sale is not approved by stockholders or if the Asset Sale is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Merrimack’s business, prospects or results of operations will not be adversely impacted.

Furthermore, if the Asset Sale is not completed, and depending on the circumstances that caused the Asset Sale not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

If the Asset Sale Agreement is terminated under specified circumstances, we will be required to pay Ipsen a termination fee equal to $25 million. In addition, if either Merrimack or Ipsen terminates the Asset Sale Agreement because it was not approved by Merrimack’s stockholders, Merrimack will be required to reimburse Ipsen for up to $3 million of its expenses. For more information, see the section of this proxy statement captioned “The Asset Sale Agreement” beginning on page 63 of this proxy statement.

Asset Sale Consideration

Pursuant to the Asset Sale Agreement, Ipsen will pay Merrimack $575 million in cash (subject to a working capital adjustment as provided in the Asset Sale Agreement) and will assume certain related liabilities. Following the closing of the Asset Sale, Merrimack may be entitled to additional payments based on achievement by or on behalf of Ipsen of certain milestone events if the FDA approves ONIVYDE for certain indications as follows:

•	$225 million upon the regulatory approval by the FDA of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas (i) in combination with fluorouracil and leucovorin, (with or without oxaliplatin), (ii) in combination with gemcitabine and abraxane or (iii) following submission and filing of regulatory approval by Ipsen for purposes of commercialization by Ipsen;

•	$150 million upon the regulatory approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and

•	$75 million upon the regulatory approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

Additionally, we would retain our rights to receive up to $33 million in Net Milestone Payments under our License and Collaboration Agreement with Shire, even if paid after the Closing. For more information, see the section of this proxy statement captioned “The Asset Sale Agreement” beginning on page 63 of this proxy statement.

Use of Proceeds

The proceeds from the Asset Sale will be received by the Company, not our stockholders. We intend to use the proceeds from the Asset Sale to pay off certain of our debts and liabilities, including the $175 million of senior secured notes currently outstanding and the approximately $20 million in costs associated with redeeming such notes, severance costs for employees and the transaction costs associated with the Asset Sale. Subject to Board of Directors approval following the Closing, we expect to distribute at least $200 million of the proceeds to our stockholders in the form of a cash dividend. We also expect to invest $125 million of the proceeds to provide the initial funding for the post-closing Company to develop our streamlined oncology pipeline.

Background of the Asset Sale

As part of its ongoing evaluation of Merrimack’s business, our Board of Directors, together with senior management, regularly reviews and assesses Merrimack’s strategic direction, financial performance and business plans with a view towards strengthening Merrimack’s business and identifying opportunities to increase stockholder value. As part of this evaluation, our Board of Directors has from time to time considered a variety of strategic alternatives for Merrimack, including: licensing agreements with strategic partners, splitting the Company into a commercial company and a pipeline company in a spin-off transaction; selling the commercial assets of the Company; selling the entire Company; and continuing on a standalone basis, which would likely have necessitated Merrimack raising significant equity financing for Merrimack to execute on its development plans.

On June 13, 2016, Robert Mulroy, then President and Chief Executive Officer of the Company, and other executives of the Company met with executives from Ipsen at Ipsen’s headquarters in Paris, France to discuss a potential licensing and collaboration with respect to multiple Merrimack clinical products (an “Ipsen Collaboration”).

On June 15, 2016, the Board of Directors met in person in Cambridge, Massachusetts along with members of management. Mr. Mulroy presented to the Board of Directors details of a potential Ipsen Collaboration.

On June 22, 2016, representatives from Merrimack and representatives from Ipsen met telephonically to discuss Merrimack’s preclinical programs.

On July 8, 2016, David Meek replaced Marc de Garidel as Chief Executive Officer of Ipsen.

On July 28, 2016, representatives from Merrimack and representatives from Ipsen met at Merrimack’s offices in Cambridge, Massachusetts to discuss clinical, manufacturing and regulatory matters regarding MM-121 and MM-302.

On August 2, 2016, the Board of Directors held a telephonic meeting also attended by members of management. In addition to regular business, the Board of Directors discussed various strategic alternatives for the Company, including the potential to continue as a standalone company and the potential to split the Company into a commercial company holding the Commercial Business and a pipeline company by spinning off the pipeline company and selling the commercial company (a “Spin/Sale Transaction”). The Board of Directors viewed the sale of the Commercial Business as a desirable alternative because it believed that there was an attractive environment for the sale of marketed oncology products such as the Commercial Business and a sale would allow Merrimack to potentially realize the long-term value of its pipeline business without Merrimack’s stockholders being diluted by an equity financing. Mr. Mulroy provided an overview of the Spin/Sale Transaction and Dr. Yasir Al-Wakeel, the Chief Financial Officer and Head of Corporate Development, reviewed the risks, benefits and work streams that would be involved in a disposition of the Commercial Business utilizing a Spin/Sale Transaction structure. In connection with its desire to continue to evaluate various strategic alternatives, including a disposition of the Commercial Business utilizing a Spin/Sale Transaction structure, the Board of Directors authorized the formation of a transaction committee of the Board of Directors, composed of directors Gary Crocker, John Dineen, Mr. Mulroy, Ulrik Nielsen, James Quigley and Russell Ray (the “Transaction Committee”), to review, evaluate and negotiate any strategic alternatives, subject to approval by the full Board of Directors.

On August 9, 2016, the Transaction Committee held a telephonic meeting attended by members of management. Dr. Al-Wakeel gave a presentation on the Company’s cash position and runway and included various cost-saving measures that could extend the Company’s runway. The Transaction Committee then discussed a potential Spin/Sale Transaction, particularly the timing and the necessary external advisors. After a discussion, the Transaction Committee decided to continue to analyze a potential disposition of the Commercial Business utilizing a Spin/Sale Transaction structure and engage external financial advisors to assist the Board of Directors in evaluating a potential disposition of the Commercial Business. The Transaction Committee authorized the Company’s management to begin discussions with BofA Merrill Lynch and Credit Suisse to potentially serve as financial advisors with respect to the Spin/Sale Transaction.

On August 16, 2016, representatives from Merrimack and representatives from Ipsen met telephonically to discuss manufacturing matters with respect to MM-121 and MM-302.

On August 18, 2016, the Transaction Committee held a telephonic meeting attended by members of management and representatives from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”). Representatives from Skadden discussed with the Board of Directors the due diligence process that Skadden had conducted as to relationships of BofA Merrill Lynch and Credit Suisse relative to Merrimack. Following review of these findings, the Board of Directors approved the retention of BofA Merrill Lynch and Credit Suisse as financial advisors to the Board of Directors in connection with a potential Spin/Sale Transaction, following which Merrimack countersigned and delivered an engagement letter to BofA Merrill Lynch dated September 6, 2016 and an engagement letter to Credit Suisse dated September 12, 2016.

On August 23, 2016, the Transaction Committee held a telephonic meeting also attended by members of management. Mr. Mulroy gave an update on the status of discussions with Ipsen with respect to the Ipsen Collaboration. Dr. Al-Wakeel provided an update on the Company’s recent internal activities related to the Spin/Sale Transaction.

During the last two weeks of August 2016, Mr. Mulroy met primarily telephonically with Mr. Meek on multiple occasions to discuss a potential Ipsen Collaboration. Representatives from Ipsen indicated to Mr. Mulroy that Ipsen was no longer interested in pursuing a licensing and collaboration with respect to multiple Merrimack clinical products and was instead only interested in pursuing a licensing and collaboration opportunity with respect to MM-121.

On August 31, 2016, the Transaction Committee held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. Representatives from BofA Merrill Lynch and Credit Suisse provided an overview of recent life sciences mergers and acquisitions activity and the key considerations and timelines for a disposition of the Commercial Business utilizing a Spin/Sale Transaction structure. BofA Merrill Lynch and Credit Suisse also discussed various other potential transactions that management was considering. The Board of Directors discussed the various alternatives. After the representatives from BofA Merrill Lynch, Credit Suisse and Skadden left the meeting, Mr. Mulroy presented to the Transaction Committee an update on a potential Ipsen Collaboration.

On September 6, 2016, the Board of Directors held a telephonic meeting attended by members of management. Dr. Al-Wakeel opened the meeting by presenting an overview of the three potential strategic alternatives that the Company was then pursuing: an Ipsen Collaboration, a disposition of the Commercial Business utilizing a Spin/Sale Transaction structure, and a restructuring and financing (the “Strategic Alternatives”). The Board of Directors discussed these Strategic Alternatives and decided to continue to pursue all three Strategic Alternatives at that time. Dr. Al-Wakeel and Mr. Mulroy then discussed the performance of ONIVYDE since its October 2015 launch and the various revenues and costs associated with manufacturing, developing and commercializing ONIVYDE.

On September 11, 2016, the Board of Directors held a telephonic meeting attended by members of management. Mr. Mulroy provided the Board of Directors with an update on discussions with Ipsen regarding a potential Ipsen Collaboration. Representatives from management then reviewed various potential scenarios for ONIVYDE.

In early September 2016, following contact between Mr. Mulroy and certain of the directors with various stockholders for a period of time, including Nick Taylor from Senrigan Capital Group Limited (“Senrigan”), the Board of Directors determined that the Company could benefit from inviting Mr. Taylor to participate in certain discussions with the Board of Directors as they began to pursue important strategic alternatives and next steps.

On September 9, 2016, Merrimack executed a confidentiality agreement with Mr. Taylor and Senrigan.

On September 13, 2016, Mr. Mulroy and Edward Stewart, Merrimack’s Head of Commercial, met with representatives from Ipsen at Ipsen’s headquarters in Paris, France to discuss the Ipsen Collaboration.

Also on September 13, 2016, the Board of Directors met in person in Cambridge, Massachusetts along with Jeffrey Munsie, Merrimack’s General Counsel, and Mr. Taylor. Mr. Crocker presented the Board of Directors with an update on discussions with Ipsen regarding a potential Ipsen Collaboration on behalf of Mr. Mulroy. Then the Board of Directors discussed the Strategic Alternatives, particularly the timing and strategic benefit of each of the alternatives to the Company as well as the Company’s financing needs under each of the Strategic Alternatives.

On September 14, 2016, the Board of Directors met in person in Cambridge, Massachusetts together with members of management, representatives from BofA Merrill Lynch and Credit Suisse and Mr. Taylor. Mr. Crocker provided a summary of the Strategic Alternatives. Representatives from BofA Merrill Lynch and Credit Suisse again provided an overview of recent life sciences mergers and acquisitions activity and perspectives on each of the Strategic Alternatives. The Board of Directors discussed the Strategic Alternatives. The representatives from BofA Merrill Lynch and Credit Suisse then reviewed with the Board of Directors an indicative process and timeline for pursuing a potential Spin/Sale Transaction as well as potential counterparties to such transaction.

Dr. Al-Wakeel then provided an overview of the proposed positioning of the commercial company to potential acquirers in the Spin/Sale Transaction. Dr. Al-Wakeel and other members of management also reviewed the various funding and operational requirements for the Company under the Strategic Alternatives. The Board of Directors continued to discuss the Strategic Alternatives. During the discussion, the Board of Directors expressed concern as to whether the proceeds of an Ipsen Collaboration alone would be sufficient to adequately extend the Company’s cash runway, particularly given the remaining diligence Ipsen needed to perform and the timing to close that transaction. Because of those concerns, the Board of Directors decided to simultaneously pursue both an Ipsen Collaboration and a potential disposition of the Commercial Business utilizing a Spin/Sale Transaction structure. The Board of Directors then instructed management to continue preparations for a potential disposition of the Commercial Business, with the goal of beginning outreach to potential counterparties as soon as possible. The Board of Directors also directed management to finalize plans for a reduction in workforce of approximately 20% (the “Reduction in Force”), which the Board of Directors determined was necessary in order to reduce costs under each of the Strategic Alternatives.

On September 22, 2016, the Board of Directors held a telephonic meeting attended by members of management, representatives from BofA Merrill Lynch and Credit Suisse and Mr. Taylor. Mr. Mulroy provided an update on the Ipsen Collaboration discussions. The Board of Directors discussed the strategy for reaching out to potential counterparties and instructed the Financial Advisors to begin outreach to potential counterparties on September 26, 2016. William McClements, Merrimack’s Head of Corporate Operations, provided a further update on the Company’s plans to implement the Reduction in Force.

During the period from September 26, 2016 through November 22, 2016, BofA Merrill Lynch and Credit Suisse contacted or were contacted by 35 potential counterparties, including Ipsen, Party A and Party B. Of these parties, 15 ultimately executed confidentiality agreements and were provided with due diligence information and offered access to the first round of the data room, including Ipsen, Party A and Party B.

When Ipsen was apprised of the Company’s interest in pursuing a potential Spin/Sale Transaction, Ipsen indicated that it intended to pursue a potential Spin/Sale Transaction rather than an Ipsen Collaboration.

On September 29, 2016, the Board of Directors held a telephonic meeting attended by members of management, representatives from BofA Merrill Lynch and Credit Suisse and Mr. Taylor. Representatives from BofA Merrill Lynch and Credit Suisse provided the Board of Directors an update on their initial outreach to potential acquirers of the Commercial Business. Mr. Crocker also provided an update with respect to an Ipsen Collaboration. Mr. McClements again provided details regarding the upcoming Reduction in Force, which was being planned for October 3, 2016. The Board of Directors authorized management to implement the Reduction in Force and to accept the resignation of Mr. Mulroy as an employee and officer of the Company and as a member of the Board of Directors effective October 3, 2016.

On October 3, 2016, the Company publicly announced the Reduction in Force, the resignation of Mr. Mulroy as President, Chief Executive Officer and a director, and the appointment of Mr. Crocker as Interim President and Chief Executive Officer.

On October 6, 2016, the Board of Directors held a telephonic meeting attended by members of management, representatives from BofA Merrill Lynch and Credit Suisse and Mr. Taylor. Representatives from BofA Merrill Lynch and Credit Suisse provided a further update on the initial outreach to potential acquirers of the Commercial Business.

On October 11, 2016, at the direction of the Board of Directors, BofA Merrill Lynch and Credit Suisse sent a first round process letter to Ipsen, Party A, Party B and multiple other parties requesting preliminary proposals to acquire the Commercial Business from the Company no later than 5:00 p.m., Eastern time, November 4, 2016. In connection with the delivery of the process letter, at the direction of the Board of Directors, BofA Merrill Lynch and Credit Suisse notified potential counterparties that Merrimack’s preference was for a sale of the Commercial Business utilizing a Spin/Sale Transaction structure.

On October 13, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch and Credit Suisse. The representatives from BofA Merrill Lynch and Credit Suisse provided an update on outreach to potential acquirers of the Commercial Business, and the Board of Directors discussed the next steps in the process and the potential counterparties.

Following the appointment of Mr. Crocker as Interim President and Chief Executive Officer, the Company began discussions with Clarion Healthcare LLC (“Clarion”) with respect to evaluating the Company’s clinical stage assets and providing an analysis of which product candidates to prioritize. On October 19, 2016, the Company entered into an engagement agreement with Clarion.

On October 20, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch and Credit Suisse. The representatives from BofA Merrill Lynch and Credit Suisse provided an update on outreach to potential acquirers of the Commercial Business, and the Board of Directors discussed the next steps in the process and the potential counterparties. After the representatives from BofA Merrill Lynch and Credit Suisse and the members of management left the meeting, the Board of Directors discussed its pipeline strategy review process.

On October 25, 2016, Party B held a diligence call with the Company.

On October 27, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch and Credit Suisse. The representatives from BofA Merrill Lynch and Credit Suisse provided an update on the diligence being performed by potential acquirers of the Commercial Business. As of October 27, 2016, 11 potential counterparties remained engaged in the process. After the representatives from BofA Merrill Lynch and Credit Suisse and certain members of management left the meeting, the Board of Directors continued to discuss its pipeline strategy review process.

On November 2 and November 3, 2016, Party D held a diligence call and an intellectual property diligence call, respectively, with the Company.

On November 4, 2016, the Company received a preliminary written non-binding proposal from Ipsen to acquire the assets and assume the liabilities of the Commercial Business for an upfront payment of $325 million in cash plus a potential contingent payment of $225 million payable upon obtaining FDA approval of ONIVYDE for the first-line treatment of pancreatic cancer (the “Ipsen November 4 Proposal”).

Also on November 4, 2016, the Company received a preliminary written non-binding proposal from Party A to acquire the assets and assume the liabilities of the Commercial Business for an upfront payment of $450 million in cash plus potential contingent payments of up to $450 million (the “Party A November 4 Proposal”). The contingent payments would be payable if ONIVYDE achieved certain regulatory approvals: (i) $250 million would be payable upon achievement of FDA approval of ONIVYDE for the first-line treatment of HER2-negative gastric cancer; (ii) $100 million would be payable upon obtaining FDA approval of ONIVYDE for the first-line treatment of KRAS wild-type colorectal cancer; and (iii) $100 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of relapsed small cell lung cancer.

Also on November 4, 2016, the Company received a preliminary written non-binding proposal from Party B to acquire only ONIVYDE for an upfront payment of $350 million in cash without any contingent milestone payments (the “Party B November 4 Proposal” and together with the Ipsen November 4 Proposal and the Party A November 4 Proposal, the “November 4 Proposals”).

On November 7, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. Representatives from BofA Merrill Lynch and Credit Suisse gave an overview of the process to date, including the three written indications of interest received from Ipsen, Party A and Party B as well as two verbal indications of interest. BofA Merrill Lynch and Credit Suisse discussed with the Board of Directors an illustrative aggregate probability-adjusted net present value (“NPV”) for each of the November 4 Proposals based on assumptions provided by Merrimack management regarding the probability of success and assumed date of achievement for the relevant contingent milestones as follows: (i) for the Ipsen November 4 Proposal, an illustrative NPV of $356 million; (ii) for the Party A November 4 Proposal, an illustrative NPV of $546 million; and (iii) for the Party B November 4 Proposal, an illustrative NPV of $350 million. BofA Merrill Lynch and Credit Suisse also summarized verbal offers received from Party C and Party D. Party C indicated that its offer would be in the range of $400 million upfront and a potential milestone payment of up to $100 million. Party D advised that it was capital constrained and indicated that its offer would be in the range of $150 million upfront with potential contingent consideration. BofA Merrill Lynch and Credit Suisse then discussed with the Board of Directors strategy in the second round to maximize the likelihood of increased bids from the interested parties and to complete a transaction as expeditiously as possible. The Board of Directors authorized BofA Merrill Lynch and Credit Suisse to advise each of Ipsen, Party A and Party B that it needed to increase its offer, and to request that Party C deliver its offer with greater specificity in written form. In light of Party D’s indication that it was capital constrained and its offer would be substantially below the other proposals, the Board of Directors determined not to invite Party D to continue in the process unless they substantially increased their offer.

Thereafter, BofA Merrill Lynch and Credit Suisse communicated the Board of Directors’ determination to Ipsen, Parties A, B, C and D.

On November 9, 2016, Merrimack reported results for the third quarter of 2016. Also on November 9, based on unnamed sources, Reuters reported that Merrimack had engaged BofA Merrill Lynch and Credit Suisse to seek strategic alternatives. Thereafter, two additional parties, Party E and Party F, expressed an interest in considering a potential transaction with Merrimack.

On November 11, 2016, Merrimack management conducted a management presentation attended by Party A at Skadden’s offices in Boston, Massachusetts.

On November 15, 2016, Merrimack management conducted a management presentation attended by Ipsen at Skadden’s offices in Boston, Massachusetts. Also on November 15, 2016, Ipsen conducted a manufacturing site visit at the Company’s headquarters in Cambridge, Massachusetts.

Also on November 15, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse, Skadden and Mr. Taylor. Representatives from BofA Merrill Lynch and Credit Suisse gave an overview of the process to date, including further updates on discussions with potential counterparties, including Ipsen, Party A and Party B. Representatives from BofA Merrill Lynch and Credit Suisse indicated that the potential counterparties had each raised the prospect of structuring the transaction differently than had been proposed and had expressed a preference for an asset sale structure (an “Asset Sale Transaction”) over the Spin/Sale Transaction structure. Representatives from BofA Merrill Lynch discussed the management presentations that had occurred to date with Party A and Ipsen. BofA Merrill Lynch also indicated that it was unclear whether Party C would move forward to submit a formal written proposal after its verbal indication of interest. BofA Merrill Lynch and Credit Suisse noted that Party D had not been in contact since BofA Merrill Lynch and Credit Suisse had told them they needed to substantially increase their offer in order to advance in the process. Following the BofA Merrill Lynch and Credit Suisse discussion, Dr. Al-Wakeel and Mr. Crocker presented to the Board of Directors a possible strategic alternative to a sale transaction whereby the Company would not proceed with a sale of the Commercial Business but would instead limit its operations and raise additional capital (the “Restructuring”). Representatives from BofA Merrill Lynch and Credit Suisse also presented to the Board of Directors the amounts of potential dividends that could be paid to the Company’s stockholders out of the proceeds of a sale of the Commercial Business at illustrative sale prices.

Mr. Munsie then presented to the Board of Directors the differences between the two transaction structures currently under consideration by the Board of Directors: the Spin/Sale Transaction and the Asset Sale Transaction. A representative from Skadden also discussed the tax and timing considerations of the two transaction structures. Following discussion, the Board of Directors indicated to BofA Merrill Lynch and Credit Suisse that it was open to pursuing an Asset Sale Transaction with the potential counterparties.

Thereafter, BofA Merrill Lynch and Credit Suisse communicated to the potential counterparties the Board of Directors’ willingness to pursue an Asset Sale Transaction.

On November 17, 2016, Party A held an intellectual property diligence call with the Company.

On November 18, 2016, Merrimack management conducted a management presentation attended by Party B at Skadden’s offices in Boston, Massachusetts. Also on November 18, 2016, Party B conducted a manufacturing site visit at the Company’s headquarters in Cambridge, Massachusetts.

Also on November 18, 2016, Party E executed a confidentiality agreement with the Company and was granted access to the data room. Party E did not ultimately submit a proposal for a transaction with the Company.

On November 19, 2016, Party C informed BofA Merrill Lynch and Credit Suisse that it would not continue in the process.

On November 22, 2016, at the direction of the Board of Directors, BofA Merrill Lynch and Credit Suisse sent a second round process letter to Ipsen, Party A and Party B requesting revised proposals to acquire the Commercial Business from the Company no later than 5:00 p.m., Eastern time, December 6, 2016. The process letter offered each of the potential counterparties the option to choose whether they wanted to pursue a transaction utilizing a Spin/Sale Transaction structure or an Asset Sale Transaction structure.

Also on November 22, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. BofA Merrill Lynch and

Credit Suisse updated the Board of Directors on the process. BofA Merrill Lynch and Credit Suisse then discussed the engagement of Party E and a new Party F. After the update from BofA Merrill Lynch and Credit Suisse, Dr. Al-Wakeel led a discussion with the Board of Directors regarding effecting a sale of the Commercial Business utilizing a Spin/Sale Transaction structure as compared to an Asset Sale Transaction structure and the effect of each on the Company’s outstanding indebtedness and other contractual obligations. The Board of Directors directed BofA Merrill Lynch and Credit Suisse to emphasize to Ipsen, Party A and Party B the need to materially improve their proposals.

On November 23, 2016, Party F executed a confidentiality agreement with the Company and was granted access to the data room.

On December 1, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch and Credit Suisse. Representatives from BofA Merrill Lynch and Credit Suisse provided an update on the process and the diligence being conducted by potential counterparties. The Financial Advisors left the meeting and the Board of Directors had a discussion about the benefits of the Restructuring, as opposed to pursuing a sale of the Commercial Business.

On December 5, 2016, BofA Merrill Lynch and Credit Suisse distributed to Ipsen, Party A and Party B a draft asset sale agreement prepared by Skadden.

On December 6, 2016, the Company received a written, non-binding revised proposal from Ipsen to acquire the Commercial Business from the Company for an upfront payment of $550 million in cash plus potential contingent payments of up to $450 million (the “Ipsen December 6 Proposal”). The contingent payments would be payable if ONIVYDE achieved certain regulatory approvals: (i) $225 million would be payable upon achievement of FDA approval of ONIVYDE for the first-line treatment of pancreatic cancer; (ii) $150 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of small cell lung cancer; and (iii) $75 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of a third additional indication other than pancreatic cancer and small cell lung cancer.

Also on December 6, 2016, Party F verbally indicated it would be willing to acquire the Company’s rights to sell and market ONIVYDE in the United States for the treatment of post-gemcitabine pancreatic cancer, for an upfront payment of $200 million in cash. If ONIVYDE was approved by the FDA for the first-line treatment of pancreatic cancer for the United States, Party F would have a right of first negotiation to license the first-line pancreatic cancer indication, but the Company would be permitted to reacquire from Party F the right to sell and market ONIVYDE in the United States for post-gemcitabine pancreatic cancer at a price determined based on the remaining term of the applicable patent. If ONIVYDE was not approved by the FDA for the first-line treatment of pancreatic cancer, Party F would pay the Company an additional $150 million. Also, the Company would be required to supply ONIVYDE to Party F at a price equal to cost plus 5%. Finally, Party F’s indication of interest was subject to due diligence.

On December 9, 2016, Party A informed BofA Merrill Lynch and Credit Suisse that it would not submit a revised transaction proposal.

On December 12, 2016, Party B informed BofA Merrill Lynch and Credit Suisse that it would not submit a revised transaction proposal.

On December 13, 2016, at the direction of the Board of Directors, BofA Merrill Lynch and Credit Suisse sent a final bid process letter to Ipsen requesting Ipsen’s final bid and a marked draft of the asset sale agreement by December 19, 2016.

On December 15, 2016, the Board of Directors held a meeting in Cambridge, Massachusetts attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. The Board

of Directors engaged in an extensive discussion regarding the sale of the Commercial Business and whether an Asset Sale Transaction was in the best interests of the stockholders of the Company as compared to the Restructuring. Dr. Al-Wakeel and Mr. Munsie then led a discussion with the Board of Directors regarding the relative merits of an Asset Sale Transaction and the Restructuring, particularly the clinical activities that the Company would be able to pursue following each transaction and the capital needs of the Company following each transaction. The representatives from Credit Suisse, BofA Merrill Lynch and Skadden then joined the meeting and the Financial Advisors provided an update on the process and reviewed the terms of the Ipsen December 6 Proposal with the Board of Directors. The Financial Advisors then discussed with the Board of Directors a preliminary financial analysis, including a comparison of an implied NPV of $629 million calculated for the Ipsen December 6 Proposal based on assumptions provided by Merrimack management regarding the probability of success and assumed date of achievement for the relevant contingent milestones and preliminary valuation reference ranges for the Commercial Business. The Financial Advisors also discussed with the Board of Directors the terms of the verbal indication of interest provided by Party F. The Board of Directors then discussed its desire to submit the transaction to a stockholder vote to ensure that the Board of Directors and the Company’s stockholders were aligned about the best transaction to pursue. Representatives from Clarion then joined the meeting and answered questions from the Board of Directors regarding their pipeline strategy review. The Board of Directors requested that Clarion perform some additional analyses on the pipeline.

Also at the December 15, 2016 meeting, the Board of Directors discussed the benefits and detriments of a proposed Asset Sale Transaction with Ipsen compared to the Restructuring. The Board of Directors also discussed potential amounts of the proceeds from the Asset Sale Transaction with Ipsen that would be required to operate the remaining pipeline business and that could be used to pay a dividend to stockholders. With respect to the Restructuring, the Board of Directors discussed the risks related to raising money in the capital markets as well as the near term commercial opportunity for ONIVYDE and the clinical timelines of the pipeline products. Following such discussion, the Board of Directors made a preliminary determination that the economic terms of the Ipsen December 6 Proposal were sufficient for the Company to proceed with a potential Asset Sale Transaction with Ipsen instead of the Restructuring. In addition, the Board of Directors determined not to proceed with discussions with Party F because its verbal indication of interest was not for the entire Commercial Business, was subject to diligence and contemplated what the Board of Directors believed to be an unattractive upfront payment. The Board of Directors instructed Mr. Crocker to negotiate further with Ipsen to attempt to increase their upfront and contingent payments.

On December 19, 2016, Ipsen presented to Merrimack a written, non-binding proposal as well as a markup of the draft asset sale agreement. The final proposal offered an upfront payment of $550 million in cash plus potential contingent payments of up to $450 million (the “Ipsen December 19 Proposal”), but did not provide for any payment to Merrimack in respect of the milestones payable by Shire to the Company. The contingent payments would be payable if ONIVYDE achieved certain regulatory approvals: (i) $225 million would be payable upon achievement of FDA approval of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas, in combination with fluorouracil, leucovorin and oxaliplatin or in combination with gemcitabine and abraxane; (ii) $150 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and (iii) $75 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of a third additional indication other than pancreatic cancer and small cell lung cancer.

On December 21, 2016, Merrimack announced that it was stopping its Phase 2 clinical trial of MM-302 following the Data and Safety Monitoring Board’s opinion that continuing would be unlikely to demonstrate benefit over the comparator treatments and a subsequent futility assessment that confirmed such opinion.

On December 22, 2016, Party F provided the Company with a written, non-binding proposal generally reflecting its verbal indication of interest submitted December 6.

Also on December 22, 2016, representatives from Skadden met telephonically with representatives from Ipsen’s outside counsel, Dechert LLP (“Dechert”), to discuss certain elements of Ipsen’s markup of the draft asset sale agreement.

Also on December 22, 2016, the Board of Directors held a telephonic meeting attended by representatives from Clarion. The representatives from Clarion presented their further analysis of the pipeline strategy review, particularly which of the Company’s pipeline programs should be continued, modified or suspended.

On December 23, 2016, David Meek contacted Mr. Crocker to discuss the Ipsen December 19 Proposal. Mr. Crocker indicated that the Ipsen December 19 Proposal presented new concerns for Merrimack in that it rejected Merrimack’s request to retain certain near-term milestone payments under Merrimack’s License and Collaboration Agreement with Shire and indicated an intent to hire fewer employees than anticipated. Mr. Meek said he would revisit these issues with Ipsen’s board of directors. Later that day, Mr. Meek indicated that Ipsen would be willing to allow Merrimack to retain certain near-term milestone payments under the License and Collaboration Agreement with Shire and would be willing to increase the upfront payment to $566 million. Mr. Crocker indicated that $575 million was the upfront payment that he felt the Board of Directors would accept.

Also on December 23, 2016, representatives from Skadden met telephonically again with representatives from Dechert to discuss other elements of Ipsen’s markup of the draft asset sale agreement.

On December 24, 2016, Mr. Meek contacted Mr. Crocker and indicated that Ipsen would be willing to offer an upfront payment of $575 million. Shortly thereafter, after discussions with BofA Merrill Lynch and Credit Suisse, Ipsen presented to Merrimack a revised final written proposal to acquire the Commercial Business from the Company for an upfront payment of $575 million in cash plus potential contingent payments of up to $450 million and additional payments of up to $33 million payable in connection with the receipt of the milestone payments under Merrimack’s License and Collaboration Agreement with Shire, which would be assigned to Ipsen (the “Ipsen Final Proposal”). The contingent payments would be payable if ONIVYDE achieved certain regulatory approvals: (i) $225 million would be payable upon achievement of FDA approval of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas, in combination with fluorouracil, leucovorin and oxaliplatin or in combination with gemcitabine and abraxane; (ii) $150 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and (iii) $75 million would be payable upon obtaining FDA approval of ONIVYDE for the treatment of a third additional indication other than pancreatic cancer and small cell lung cancer.

Also on December 24, 2016, the Board of Directors held a telephonic meeting attended by representatives from BofA Merrill Lynch and Credit Suisse. Representatives from BofA Merrill Lynch and Credit Suisse provided an update on negotiations with Ipsen since the December 15, 2016 Board of Directors meeting. The Board of Directors discussed the economic terms of the Ipsen Final Proposal and the written proposal received from Party F on December 22, 2016. Following such discussion, the Board of Directors determined that the economic terms of the Ipsen Final Proposal were within the scope of what the Board of Directors determined at the December 15, 2016 Board of Directors meeting to be sufficient for the Company to continue to proceed with the Asset Sale Transaction with Ipsen. The Board of Directors reiterated its previous decision not to proceed with discussions with Party F.

Also on December 24, 2016, Mr. Crocker contacted Mr. Meek indicating that generally he and the Board of Directors supported the Ipsen Final Proposal, although Mr. Crocker noted that certain aspects of the contingent payment triggers remained a concern that would need to be discussed.

On December 26, 2016, Skadden provided Dechert with a first draft of an intellectual property license agreement, pursuant to which Merrimack would obtain a license from Ipsen with respect to certain intellectual property needed by Merrimack to run the ongoing pipeline business after the Closing.

Also on December 26, 2016, Mr. Crocker contacted Mr. Meek to discuss some outstanding issues relating to employees to be hired by Ipsen. Mr. Meek and Mr. Crocker exchanged communications on the issue and Mr. Meek agreed to put together a meeting among the correct group needed to address it.

On December 27, 2016, Skadden provided Dechert a revised draft of the asset sale agreement.

On December 28, 2016, Skadden provided Dechert a first draft of a transition services agreement, pursuant to which Merrimack and Ipsen would provide certain services to each other for a certain period following the Closing.

On December 29, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. Representatives from BofA Merrill Lynch and Credit Suisse gave an update on the Company’s recent stock performance and gave an update on the discussions with Ipsen. BofA Merrill Lynch and Credit Suisse discussed with the Board of Directors the illustrative aggregate probability-adjusted NPV of $685 million they calculated for the Ipsen Final Proposal taking into account the Company’s receipt of approximately $33 million in net milestone payments to be received by the Company in respect of the milestone payments from Shire. BofA Merrill Lynch and Credit Suisse also discussed with the Board of Directors their preliminary financial analysis of the Commercial Business. The Board of Directors then discussed the activities the Company planned to undertake after the consummation of an Asset Sale Transaction and the appropriate funding for the Company from the proceeds of the Asset Sale Transaction. The Board of Directors also discussed its contingency plans if an Asset Sale Transaction could not be consummated.

Also on December 29, 2016, Skadden received a markup of the draft intellectual property license agreement from Dechert. Between December 29, 2016 and January 5, 2016, Skadden and Dechert exchanged drafts of and comments on the intellectual property license agreement.

Also on December 29, 2016 representatives from Merrimack and representatives from Ipsen met at Merrimack’s offices in Cambridge, Massachusetts to discuss human resources matters.

On December 30, 2016, Skadden received a revised markup of the draft asset sale agreement from Dechert.

Also on December 30, 2016, representatives from Merrimack and representatives from Ipsen met telephonically to follow up on the December 29, 2016 human resources discussion.

On January 2, 2017, representatives from Skadden met telephonically with representatives from Dechert to discuss certain elements of Ipsen’s December 30, 2016 markup of the draft asset sale agreement. Skadden then provided Dechert a revised draft of the asset sale agreement.

Also on January 2, 2017, Mr. Meek contacted Mr. Crocker to discuss potential timing for signing and announcement of a potential transaction. Mr. Meek and Mr. Crocker exchanged messages regarding certain open issues in the draft asset sale agreement and transaction timing.

Also on January 2, 2017, the Board of Directors held a telephonic meeting attended by members of management. Mr. Crocker and Mr. Munsie led a discussion regarding negotiations with Ipsen and the open issues remaining in the draft asset sale agreement.

On January 3, 2017, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. At the meeting, members of management described to the Board of Directors updates that had been made in management’s financial projections as compared to the original management financial projections that the Board of Directors had reviewed earlier in the process and compared the assumptions underlying the original and updated management projections to the assumptions underlying the projections that had been provided to bidders. These projections and the key assumptions on which they were based are described below in the section captioned “—Certain Financial Projections.” A representative from Skadden and Mr. Munsie then discussed the remaining open issues in the draft asset sale agreement being negotiated with Ipsen. The Board of Directors then discussed the size of the cash dividend that the Board of Directors expected to pay to the Company’s stockholders after the closing of the Asset Sale Transaction.

Also on January 3, 2017, Skadden received a markup of the draft transition services agreement from Dechert. Between January 3, 2016 and January 6, 2016, Skadden and Dechert exchanged drafts of and comments on the transition services agreement.

On January 4, 2017, Mr. Crocker contacted Mr. Meek on certain critical open issues in the draft transition services agreement, which Mr. Meek indicated he would follow up on. Mr. Crocker and Mr. Meek exchanged messages and had a telephone conversation regarding this and other open issues as well as the timing of a potential transaction announcement.

Also on January 4, 2017, Skadden received a revised markup of the draft asset sale agreement from Dechert.

On January 5, 2017, prior to the Board of Directors meeting, Skadden provided Dechert a revised draft of the asset sale agreement. Mr. Meek then contacted Mr. Crocker to indicate that Ipsen had agreed to language resolving the open first-line pancreatic cancer milestone issue. Also on January 5, 2016, representatives from the Company and Skadden and representatives from Ipsen and Dechert had a call to discuss the remaining open items.

Later on January 5, 2017, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. Mr. Crocker provided an update on the final negotiations with Ipsen. Mr. Munsie and representatives from Skadden provided a detailed summary of the latest draft of the asset sale agreement provided to Dechert and the final open issues, which included: certain equipment assets, intellectual property representations, certain employee matters, certain tax matters, expenses payable to Ipsen in the event stockholder approval was not obtained, the escrow amount, the net working capital definition and the first-line pancreatic cancer milestone. The representatives from BofA Merrill Lynch and Credit Suisse then summarized the process that had taken place since August 2016 and their financial analysis of the Commercial Business in connection with the Asset Sale Transaction.

Dr. Al-Wakeel then led a discussion with the Board of Directors regarding the size of the cash dividend that the Company may be able to pay its stockholders after the closing of the Asset Sale Transaction, as well as the financial sensitivities and assumptions related to the calculation of such dividend. The Board of Directors discussed the Company’s anticipated cash balance at Closing and the Company’s budget and cash runway after the Closing. The Board of Directors also discussed the various risks associated with pursuing and not pursuing the Asset Sale Transaction, as more fully described below under the heading “—Recommendation of the Board of Directors and Reasons for the Asset Sale.”

In the late evening of January 5, 2017, Skadden received a revised draft of the asset sale agreement from Dechert, which had resolved all the open issues except whether the first-line pancreatic cancer milestone had to be achieved in combination with other products. Throughout the day on January 5, 2017, representatives from Skadden discussed this remaining issue with the Board of Directors and also spoke with Mr. Crocker telephonically. The parties ultimately resolved the issue on January 6, 2017.

Throughout the day on January 6, 2017, representatives from Skadden, Merrimack’s legal department and Dechert continued to exchange drafts to finalize and resolve issues raised in the draft asset sale agreement, the exhibits thereto and the disclosure letter.

On January 6, 2017, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. Mr. Munsie opened the meeting by indicating that the draft asset sale agreement had been fully negotiated and finalized. The Board of Directors reviewed the final terms of the asset sale agreement, discussing with representatives from Skadden the key differences to the draft of the asset sale agreement discussed at the January 5, 2017 Board of Directors meeting. Also at this meeting, each of BofA Merrill Lynch and Credit Suisse reviewed with the Board of Directors its financial analysis of the Consideration, as summarized below under “—Opinions of the Financial Advisors” and delivered their separate oral opinions to the Board of Directors, each of which was confirmed by delivery of a written opinion, dated January 6, 2017, to the effect that, based upon and subject to the factors and assumptions set forth in their respective written opinions, the Consideration (as defined in their respective opinions) was fair from a financial point of view to the Company. After further discussion, the Board of Directors unanimously (i) determined that the Asset Sale Agreement by and between the Company and Ipsen is fair to, advisable and in the best interests of the Company and its stockholders; (ii) declared that it was advisable for the Company to enter into the Asset Sale Agreement; (iii) approved the execution, delivery and performance by the Company of the Asset Sale Agreement; (iv) recommended that the Company’s stockholders approve the Asset Sale; and (v) declared that the Interim Chief Executive Officer, the Chief Financial Officer and the General Counsel are each authorized to execute and deliver the Asset Sale Agreement that evening and to publicly announce the transaction on or before January 9, 2017.

Recommendation of the Board of Directors and Reasons for the Asset Sale

Recommendation of the Board of Directors

The Board of Directors has unanimously determined that the Asset Sale Agreement, the Asset Sale and the other transactions contemplated by the Asset Sale Agreement are advisable to, and in the best interests of, Merrimack and its stockholders.

The Board of Directors unanimously recommends that you vote (1)“FOR” the Asset Sale and (2)“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

Reasons for the Asset Sale

In recommending that Merrimack’s stockholders approve the Asset Sale Agreement, the Board of Directors considered the terms of the Asset Sale Agreement, as well as other available strategic alternatives. As part of its evaluation, the Board of Directors considered the risks, timing and uncertainties of each strategic alternative available to the Company, as well as financial information prepared by management. In evaluating the Asset Sale Agreement and the transactions contemplated thereby, Merrimack’s Board of Directors consulted with outside legal counsel, the Financial Advisors and Merrimack’s senior management, and considered a number of factors. These factors included, but are not limited to, the following factors which the Board of Directors viewed as supporting its determination (which factors are not necessarily presented in order of relative importance):

•	The fact that the transaction allows Merrimack and its stockholders to monetize ONIVYDE with respect to the approved indication, and allows Merrimack and its stockholders to benefit from potential contingent payments of up to $450 million if additional indications are achieved by Ipsen, without being subject to the risks associated with investing in pursuing those additional indications.

•	The fact that the all-cash Asset Sale consideration will provide liquidity to Merrimack and allow Merrimack to substantially reduce its outstanding indebtedness.

•	The fact that the all-cash Asset Sale consideration will allow Merrimack to make a significant cash dividend to its stockholders.

•	The ability to use a portion of the proceeds from the Asset Sale to provide funding for the development of Merrimack’s targeted pipeline of clinical stage drugs, which the Board of Directors believes have potential significant value.

•	The fact that the $575 million upfront payment exceeded the market capitalization of Merrimack by approximately 17%, based on the closing stock price on January 5, 2017, the trading day immediately preceding the date on which the Asset Sale Agreement and the transactions contemplated thereby were approved by the Board of Directors, and the possibility for the Company to earn up to $450 million in additional milestone payments after the Closing, which could allow the Company to make additional distributions to stockholders in the future.

•	The perceived risks and benefits of a variety of strategic alternatives for Merrimack, including (i) a sale of the entire Company; (ii) a spin-sale transaction involving the spin-off of Merrimack’s pipeline assets into a separate public company and a merger transaction with the proposed acquirer; and (iii) obtaining additional capital to allow the Company to continue to own and market ONIVYDE, pursue additional indications and continue development of its pipeline of assets, combined with a restructuring to reduce Merrimack’s cash requirements.

•	The fact that the Company had not received any indications of interest from companies offering to acquire the entire Company.

•	Merrimack’s difficulty achieving hoped-for sales results for ONIVYDE, which was viewed by the Board of Directors as reflecting risks inherent to Merrimack’s business and the challenges to its realizing long-term forecasts.

•	The financial forecasts for ONIVYDE prepared by Merrimack’s senior management team, and the belief by the Board of Directors that an acquirer with an established, more efficient sales force could achieve greater revenues for ONIVYDE than Merrimack.

•	The significant expenses incurred by Merrimack and its history of operating losses and continued forecasted operating losses.

•	The fact that the data safety and monitoring board’s recommendation to discontinue the clinical trial of MM-302 materially decreased the prospects that Merrimack would be able to commercialize a second product in the near term to help absorb the manufacturing and other overhead costs the Company was bearing in connection with commercializing ONIVYDE.

•	The fact that the Asset Sale would allow Merrimack’s stockholders to continue to own equity in the Company and participate in future earnings and potential growth.

•	The expectation that Merrimack’s current tax attributes, including its net operating loss carry forwards, will be available to offset substantially all of the gain realized by Merrimack for U.S. federal income tax purposes as a result of the Asset Sale.

•	The fact that Merrimack actively sought proposals from several other parties that it believed were logical potential buyers, as more fully described above under the heading “—Background of the Asset Sale”:

•	Merrimack’s financial advisors contacted 35 potential buyers, Merrimack executed confidentiality agreements with 15 potential buyers and Merrimack conducted management presentations attended by 3 potential buyers; and

•	Of these parties, only Ipsen submitted a written proposal by the final bid deadline, and Party F provided a written proposal to acquire rights that involved upfront consideration at a lower level than Ipsen’s and a back-end opportunity for the Company to repurchase the transferred assets for a certain amount or have Party F make an additional payment to permanently acquire the assets.

•	The fact that, through extensive negotiations, Merrimack was able to increase Ipsen’s final round bid, including contingent consideration and Merrimack’s retention of specified milestone payments that would likely become payable under its agreement with Shire, which Merrimack, after consultation with its Financial Advisors, believed was the maximum price at which Ipsen would transact.

•	The risk that prolonging the sale process further could have resulted in the loss of a favorable opportunity to successfully consummate a transaction on favorable terms.

•	The alternatives available to Merrimack if it did not monetize ONIVYDE.

•	The opinion of BofA Merrill Lynch, dated January 6, 2017, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be received by the Company, as more fully described below in the section of this proxy statement captioned “—Opinions of the Financial Advisors” beginning on page 42 of this proxy statement.

•	The opinion of Credit Suisse, dated January 6, 2017, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be received by the Company, as more fully described below in the section of this proxy statement captioned “—Opinions of the Financial Advisors” beginning on page 42 of this proxy statement.

•	The terms and conditions of the Asset Sale Agreement and related transaction documents, including:

•	The fact that Ipsen’s obligation to complete the Asset Sale is not conditioned upon receipt of financing and that Ipsen provided a representation that it has sufficient cash and available lines of credit or other sources of immediately available cash to enable it to pay the purchase price due at Closing;

•	Ipsen’s agreement to make offers of employment to at least 95 Merrimack employees, which offers will include salaries, wages, cash incentives and severance benefits no less favorable than their pre-closing equivalents, and substantially comparable benefit programs, and Ipsen’s agreement to be responsible for certain retention bonuses accrued prior to the Closing with respect to such employees;

•	Merrimack’s ability to retain certain milestone payments due under its License and Collaboration Agreement with Shire, despite the fact that such payments would likely be made following the Closing;

•	Ipsen’s agreement to assume certain obligations and liabilities;

•	Merrimack’s ability, in certain circumstances, to furnish information to and conduct negotiations with a third party regarding a Competing Proposal that the Board of Directors determines in good faith, after consulting with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal;

•	The Board of Directors’ ability to change its recommendation in response to a Superior Proposal or terminate the Asset Sale Agreement in favor of a Superior Proposal, subject to Ipsen’s ability to match such Superior Proposal and subject to paying Ipsen a termination fee of $25 million;

•	The Board of Directors’ ability to change its recommendation in response to an intervening event not related to an alternative proposal not known or reasonably foreseeable by the Board of Directors prior to January 7, 2017, subject to Ipsen’s ability to propose adjustments to the terms and conditions of the Asset Sale Agreement that may convince the Board of Directors not to change its recommendation, and subject to Ipsen’s right to terminate the Asset Sale Agreement following such change in recommendation and to collect a termination fee of $25 million;

•	The fact that the termination fee payable by the Company is less than 4% of the Company’s estimated net present value of the total Asset Sale consideration when taking into account Merrimack’s estimate of the probability of achieving the contingent payment milestones and the net present value of such payments, which amount the Board of Directors believed was reasonable in light of, among other matters, the benefits of the Asset Sale to Merrimack and its stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to competing acquisition proposals;

•	The fact that the Asset Sale is subject to the approval of the holders of a majority of the outstanding shares of Merrimack’s common stock;

•	The fact that an ancillary agreement to the Asset Sale Agreement provides for the provision of certain manufacturing, warehousing, quality control and stability services to Merrimack following the closing of the Asset Sale; and

•	The fact that the Asset Sale Agreement has customary terms and was the product of extensive arms-length negotiations by Merrimack and Merrimack’s professional advisors.

•	The fact that resolutions approving the Asset Sale Agreement were unanimously approved by the Board of Directors, which is comprised of a majority of independent directors who are neither affiliated with Ipsen nor employees of Merrimack or any of its subsidiaries, and which retained and received advice from Merrimack’s outside legal counsel and the Financial Advisors in evaluating, negotiating and recommending the terms of the Asset Sale Agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with Merrimack’s senior management, outside legal counsel and the Financial Advisors, considered the risks and potentially negative factors relating to the Asset Sale Agreement, the Asset Sale and the other transactions contemplated by the Asset Sale Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):

•	The fact that the Asset Sale contemplated a sale of the Company’s only commercialized, revenue-generating product.

•	The fact that $450 million of the total consideration in the Asset Sale is contingent consideration based on Ipsen’s ability to achieve specified regulatory approvals for the use of ONIVYDE for certain other indications, which regulatory approvals may be delayed or not occur at all.

•	The possibility that the consummation of the Asset Sale may be delayed or not occur at all, and the adverse impact such event would have on Merrimack and its business.

•	The approximately $20 million cost associated with redeeming the Company’s $175 million of outstanding senior secured notes.

•	The restrictions on the conduct of Merrimack’s business during the period between execution of the Asset Sale Agreement and the consummation of the Asset Sale, which may delay or prevent Merrimack from undertaking business opportunities that may arise during such time which, absent the Asset Sale Agreement, Merrimack might otherwise have pursued.

•	The possible disruption to Merrimack’s business that may result from announcement of the Asset Sale and the resulting distraction of management’s attention from day-to-day operations of the business.

•	The potential negative effect of the pendency of the Asset Sale Agreement on Merrimack’s business, including uncertainty about the effect of the proposed Asset Sale on Merrimack’s employees, business partners and other parties, which may impair Merrimack’s ability to retain and motivate key personnel, and could cause business partners, suppliers and others to seek to change existing business relationships with Merrimack.

•	The fact that under the terms of the Asset Sale Agreement, Merrimack is unable to solicit other acquisition proposals during the pendency of the Asset Sale Agreement.

•	The fact that if the Asset Sale Agreement is terminated because Merrimack’s stockholders do not approve the transaction, Merrimack will be required to reimburse up to $3 million of Ipsen’s expenses.

•	The fact that as a condition to closing, the Asset Sale Agreement requires Merrimack to issue certain specified purchase orders to third party suppliers for supplies to be delivered on a delayed basis and such purchase orders must be accepted by the suppliers, a condition that Merrimack cannot solely control.

•	The fact that Merrimack is utilizing a significant portion of the cash proceeds from the transaction to fund its development pipeline, which involves execution risk and the possibility that stockholders do not ultimately obtain the full value of such proceeds.

•	The fact that the Asset Sale Agreement obligates Merrimack to indemnify Ipsen against certain damages.

•	The fact that the Asset Sale Agreement imposes certain restrictions on Merrimack with respect to acquiring rights to products with an indication in the treatment of metastatic adenocarcinoma of the pancreas or treatment of small cell lung cancer for a period of five years (other than products being developed or commercialized by Merrimack prior to the Closing).

•	The fact that the receipt of cash by Merrimack will be a taxable transaction for U.S. federal income tax purposes, and the issuance of the special dividend will also be taxable to stockholders.

•	The fact that completion of the Asset Sale will require antitrust clearance in the United States.

•	The fact that some of Merrimack’s directors and executive officers may be deemed to have interests in the Asset Sale that are different from, or in addition to, the interests of Merrimack’s stockholders generally, as more fully described below under the caption “—Interests of Certain Persons Related to Merrimack in the Asset Sale.”

The Board of Directors believed that, overall, the potential benefits of the Asset Sale to Merrimack and to its stockholders outweighed the risks and uncertainties of the Asset Sale.

The foregoing discussion of factors considered by the Board of Directors contains the material factors considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Asset Sale, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

Opinions of the Financial Advisors

Opinion of BofA Merrill Lynch

The Company retained BofA Merrill Lynch to act as a financial advisor to the Company in connection with the transactions contemplated under the Asset Sale Agreement. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the Company’s financial advisor in connection with the transactions contemplated under the Asset Sale Agreement on the basis of BofA Merrill Lynch’s experience in transactions similar to the Asset Sale, its reputation in the investment community and its familiarity with the Company and its business.

On January 6, 2017, at a meeting of the Board of Directors held to evaluate the transactions contemplated under the Asset Sale Agreement, BofA Merrill Lynch delivered to the Board of Directors an oral opinion, confirmed by delivery of a written opinion dated January 6, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the Consideration to be received in the proposed Asset Sale by the Company was fair, from a financial point of view, to the Company.

For purposes of the opinion of BofA Merrill Lynch and the opinion of Credit Suisse described below, the “Consideration” was defined as (a) the $575,000,000 in cash payable at closing under the Asset Sale Agreement (the “Upfront Consideration”), subject to a working capital adjustment (as to which adjustment neither BofA Merrill Lynch nor Credit Suisse expressed any opinion) and (b) the right of the Company to receive additional cash payments as follows: (i) the amounts of the Specified Milestone Payment and the other Shire Milestone Payments (both as defined in the Asset Sale Agreement) paid under the License and Collaboration Agreement with Shire (net of the portion of any such payment payable to a third party), less, if the Specified Milestone Payment is paid, the $9,000,000 Ipsen is entitled to receive under the Asset Sale Agreement (the “Net Milestone Payments”); (ii) $225,000,000 if the FDA approves ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas (x) in combination with fluorouracil and leucovorin, (y) in combination with gemcitabine and abraxane or (z) following submission and filing of FDA approval by Ipsen for purposes of commercialization by Ipsen (the “FL Approval”); (iii) $150,000,000 if the FDA approves ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy (the “SCL Approval”); and (iv) $75,000,000 if the FDA approves ONIVYDE for the treatment of an additional indication unrelated to the FL Approval and the SCL Approval. The rights to receive the payments referred to in (ii) through (iv) are referred to as the “Earn-Out Payment Rights.”

The full text of BofA Merrill Lynch’s written opinion, dated January 6, 2017, to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Consideration from a financial point of view, to the Company. BofA Merrill Lynch’s opinion did not address any other aspect of the proposed Asset Sale, and no opinion or view was expressed as to the relative merits of the proposed Asset Sale in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the proposed Asset Sale. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed Asset Sale or any related matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Commercial Business;

(2)	reviewed certain internal financial and operating information with respect to the operations and prospects of the Commercial Business furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts for the Commercial Business under two separate scenarios (one reflecting the Management Case (as defined below in the section captioned “—Certain Financial Projections”) and one reflecting the Management Case with Additional Indications (as defined below in the section captioned “—Certain Financial Projections”), including assessments as to the probability of success of ONIVYDE for certain indications and of MM-436 reflected therein, prepared by the management of the Company (such forecasts, the “Business Forecasts”);

(3)	discussed with members of the Company’s senior management their assessment as to the probability of, the expected timing of, and the expected amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the milestone events giving rise to the payments contemplated by the Earn-Out Payment Rights;

(4)	discussed the past and current business, operations, financial condition and prospects of the Commercial Business with the members of senior management of the Company;

(5)	compared certain financial information of the Commercial Business with similar information of companies BofA Merrill Lynch deemed relevant;

(6)	compared certain financial terms of the proposed Asset Sale to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(7)	considered the results of BofA Merrill Lynch’s efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of the Commercial Business or any alternative transaction;

(8)	reviewed the Asset Sale Agreement; and

(9)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Business Forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Commercial Business under the two separate scenarios reflected therein. BofA Merrill Lynch also relied, at the direction of the Company, upon the assessments of senior management of the Company as to the probability of, the expected timing of, and the expected amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the milestone events giving rise to the payments contemplated by the Earn-Out Payment Rights. With the Company’s consent, BofA Merrill Lynch’s analysis did not take into account the impact of the Company’s tax attributes, including tax credits and net operating losses, or the Company being able to forgo a contemplated issuance of equity securities as a result of the Asset Sale. BofA Merrill Lynch did not make, nor was BofA Merrill Lynch provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Commercial Business, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of the Company or the Commercial Business. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company, the Commercial Business or Ipsen under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the proposed Asset Sale would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the proposed Asset Sale, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, the Commercial Business or the contemplated benefits of the proposed Asset Sale.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Asset Sale (other than the Consideration to the extent expressly specified in its written opinion), including, without limitation, the form or structure of the proposed Asset Sale or any costs attributable to refinancing any of the Company’s existing indebtedness. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company in the proposed Asset Sale and no opinion or view was expressed with respect to any consideration received in connection with the Asset Sale by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed by BofA Merrill Lynch with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Asset Sale, or class of such persons, relative to the Consideration. Furthermore, no opinion or view was expressed by BofA Merrill Lynch as to the relative merits of the proposed Asset Sale in comparison to other strategies or transactions that might be available to the Company or with respect to the Commercial Business or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the proposed Asset Sale. BofA Merrill Lynch did not express any opinion as to the prices at which the common stock of the Company will trade at any time, including following announcement or consummation of the proposed Asset Sale. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed Asset Sale or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the Asset Sale an aggregate fee of approximately $6.4 million, $1 million of which was payable upon the rendering of BofA Merrill Lynch’s opinion and approximately $5.4 million of which is payable and contingent upon the consummation of the Asset Sale. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Ipsen and certain of their respective affiliates.

Opinion of Credit Suisse

The Company retained Credit Suisse to act as a financial advisor to the Company in connection with the proposed Asset Sale. Credit Suisse is an internationally recognized investment banking firm which is regularly engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. The Company selected Credit Suisse to act as the Company’s financial advisor in connection with the proposed Asset Sale on the basis of Credit Suisse’s experience in transactions similar to the proposed Asset Sale, its reputation in the investment community and its familiarity with the Company and its business.

On January 6, 2017, at a meeting of the Board of Directors held to evaluate the transactions contemplated under the Asset Sale Agreement, Credit Suisse delivered to the Board of Directors an oral opinion, confirmed by delivery of a written opinion dated January 6, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the Consideration to be received in the proposed Asset Sale by the Company was fair, from a financial point of view, to the Company.

The full text of Credit Suisse’s written opinion, dated January 6, 2017, to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of Credit Suisse’s opinion is qualified in its entirety by reference to the full text of the opinion. Credit Suisse delivered its opinion for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the consideration from a financial point of view, to the Company. Credit Suisse’s opinion did not address any other aspect of the Asset Sale, and no opinion or view was expressed as to the relative merits of the proposed Asset Sale in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the proposed Asset Sale. Credit Suisse also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed Asset Sale or any related matter.

In arriving at its opinion, Credit Suisse:

•	reviewed the Asset Sale Agreement;

•	reviewed certain publicly available business and financial information relating to the Commercial Business;

•	reviewed certain other information relating to the Commercial Business, including the Business Forecasts and estimates as to the probability of, and the expected timing and amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the milestone events giving rise to the payments contemplated by the Earn-Out Payment Rights (the “Earnout Estimates”), provided to or discussed with Credit Suisse by the Company;

•	met with the Company’s management to discuss the Commercial Business and prospects of the Commercial Business;

•	considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of the Commercial Business;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the Business Forecasts, the management of the Company advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Commercial Business under the two separate scenarios reflected therein. With respect to the Earnout Estimates, the management of the Company advised Credit Suisse, and Credit Suisse assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the probability of, and the expected timing and amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the milestone events giving rise to the payments contemplated by the Earn-Out Payment Rights. With the Company’s consent, Credit Suisse’s analysis did not take into account the impact of the Company’s tax net operating losses or the Company being able to forgo a contemplated issuance of equity securities as a result of the proposed Asset Sale. Credit Suisse expressed no view or opinion with respect to the Business Forecasts or the assumptions upon which they were based and, at the direction of management of the Company, Credit Suisse further assumed that such forecasts were a reasonable basis on which to evaluate the Commercial Business and the Asset Sale. Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Asset Sale, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Commercial Business, and that the proposed Asset Sale would be consummated in accordance with the terms of the Asset Sale Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Commercial Business, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to the Company of the Consideration to be received in the proposed Asset Sale and does not address any other aspect or implication of the Asset Sale or any other agreement, arrangement or understanding entered into in connection with the Asset Sale or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the proposed Asset Sale, or class of such persons, relative to the Consideration or otherwise. In addition, Credit Suisse did not consider and its opinion did not address any tax consequences attributable to the Asset Sale or any costs attributable to refinancing any of the Company’s existing indebtedness. Furthermore, Credit Suisse did not express any opinion, counsel or interpretation regarding matters that required legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice, including, without limitation, any regulatory or other matters that could affect the Commercial Business. Credit Suisse assumed that the Company had or would obtain any such advice or opinions from appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. In addition, the Business Forecasts incorporate certain assumptions of management of the Company regarding the probabilities of success for certain of the Company’s products for various indications, which assumptions are subject to significant uncertainty and that, if different than assumed by management of the Company, could have a material impact on Credit Suisse’s analyses and its opinion. Credit Suisse’s opinion did not address the merits of the Asset Sale as compared to alternative transactions or strategies that may be available to the Company nor did it address the Company’s underlying decision to proceed with the proposed Asset Sale. Credit Suisse did not express any opinion as to the prices at which the common stock of the Company would trade at any time, including following announcement or consummation of the proposed Asset Sale.

Credit Suisse’s opinion was for the information of the Board of Directors in connection with its consideration of the proposed Asset Sale and did not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Asset Sale.

The Company has agreed to pay Credit Suisse for its services in connection with the Asset Sale an aggregate fee of approximately $3.2 million, $1 million of which was payable upon the rendering of Credit Suisse’s opinion and approximately $2.2 million of which is payable and contingent upon the consummation of the Asset Sale. The Company also has agreed to reimburse Credit Suisse for its expenses incurred in connection with Credit Suisse’s engagement and to indemnify Credit Suisse, any controlling person of Credit Suisse and each of their respective directors, officers, employees, agents and affiliates against specified liabilities.

Credit Suisse and its affiliates comprise a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse and its affiliates’ accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Ipsen and any other company that may be involved in the Asset Sale, as well as provide investment banking and other financial services to such companies.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by the Financial Advisors to the Board of Directors in connection with their respective opinions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by the Financial Advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by the Financial Advisors. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by the Financial Advisors.

Consideration Net Present Value. The Financial Advisors calculated the net present value of the Consideration (the “Consideration Net Present Value”), by adding (i) the Upfront Consideration, (ii) the net present value of the Net Milestone Payments calculated by discounting such payments from the dates such payments were estimated by management of the Company to be paid to December 31, 2016 and (iii) the net present value of the Earn-Out Payments calculated by discounting such payments from the dates such payments are estimated by management of the Company to be paid to December 31, 2016, adjusted to reflect Company’s management’s estimate of the probability of the milestone events giving rise to such payments occurring. BofA Merrill Lynch calculated the net present values of the Net Milestone Payments and Earn-Out Payments and a discount rate of 13.0%, reflecting BofA Merrill Lynch’s estimate of the Commercial Business’s weighted average cost of capital, resulting in a Consideration Net Present Value of $685 million. Credit Suisse calculated the net present value of the Net Milestone Payments and Earn-Out Payments using a mid-year convention and a discount rate of 12.5%, reflecting Credit Suisse’s estimate of the Commercial Business’s weighted average cost of capital, also resulting in a Consideration Net Present Value of $685 million.

Selected Publicly Traded Companies Analysis. The Financial Advisors reviewed, based on publicly available financial and stock market information, the enterprise values of the following selected publicly traded biotechnology companies, as a multiple of Wall Street analyst consensus estimates of 2019 and 2020 revenues for the applicable company:

•	Acorda Therapeutics, Inc.

•	ARIAD Pharmaceuticals, Inc.

•	Clovis Oncology, Inc.

•	Corcept Therapeutics Incorporated

•	Exelixis, Inc.

•	Intercept Pharmaceuticals, Inc.

•	Ironwood Pharmaceuticals, Inc.

•	Merrimack Pharmaceuticals Inc. (the Company)

•	Pacira Pharmaceuticals, Inc.

•	Puma Biotechnology, Inc.

•	Spectrum Pharmaceuticals, Inc.

The Financial Advisors calculated the enterprise values for each of the selected companies, including the Company, by multiplying the closing share price of each applicable company as of January 4, 2017 by the number of fully-diluted outstanding shares of the applicable company (determined on a treasury stock method basis based on information in its public filings), and adding to (or subtracting from, as applicable) the result the amount of the applicable company’s net debt (or net cash) (defined as debt, preferred stock and minority interest less cash, cash equivalents and marketable securities), and including the balance sheet value of any earnout payments, based on information in its public filings, as a multiple of Wall Street analyst consensus estimates of 2019 and 2020 revenues for the applicable company obtained from FactSet (a data source containing historical and estimated financial data). In addition, in the case of the Company, the Financial Advisors also calculated these multiples using the probability of success adjusted estimates of the Commercial Business’ 2019 and 2020 revenue reflected in the Business Forecasts under the scenario reflecting the Management Case and under the scenario reflecting the Management Case with Additional Indications. The results of these calculations were as follows:

Enterprise Value/ Revenue Multiples
	2019E	2020E
Selected Companies, including the Company (Mean)	4.02x	3.01x
Selected Companies, including the Company (Median)	2.79x	2.48x
Selected Companies, including the Company (25th Percentile)	2.41x	1.66x
Selected Companies, including the Company (75th Percentile)	5.70x	4.46x
The Company (using Management Case)	5.67x	5.89x
The Company (using Management Case with Additional Indications)	5.35x	5.53x

Based on their review of the enterprise value/revenue multiples for the selected companies and on their professional judgment and experience, the Financial Advisors applied an enterprise value/revenue multiple reference range of 2.50x—5.50x to Company management’s probability of success adjusted estimates of 2019 revenue for the Commercial Business as reflected in the Business Forecasts under the two Company management case scenarios, and an enterprise value/revenue multiple reference range of 1.50x—4.50x to Company management’s probability of success adjusted estimates of 2020 revenue for the Commercial Business as reflected in the Business Forecasts under the two Company management case scenarios. Based on these reference ranges of enterprise value/revenue multiples, the Financial Advisors calculated the following ranges of implied enterprise values for the Commercial Business and compared these implied enterprise value reference ranges to the Consideration Net Present Value of $685 million:

Business Forecasts Case	Implied Enterprise Value Ranges (in millions and rounded to the nearest $5 million)
Management Case (2019E Revenue)	$320 — $705
Management Case with Additional Indications (2019E Revenue)	$340 — $745
Management Case (2020E Revenue)	$185 — $555
Management Case with Additional Indications (2020E Revenue)	$195 — $590

None of the selected companies used in this analysis is identical or directly comparable to the Commercial Business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Commercial Business was compared.

Selected Precedent Transactions Analysis. The Financial Advisors reviewed, to the extent publicly available, financial information relating to the following selected transactions involving early-commercial biotechnology target companies with transaction values ranging from $750 million to $5 billion:

Announcement Date	Acquiror	Target
09/12/2016	Horizon Pharma, Inc.	Raptor Pharmaceutical Corp.
07/20/2016	Galenica AG	Relypsa, Inc.
05/31/2016	Jazz Pharmaceuticals plc	Celator Pharmaceuticals, Inc.
06/17/2015	Allergan plc	Kythera Biopharmaceuticals, Inc.
05/13/2015	Baxalta Incorporated	Sigma-Tau Finanziaria S.p.A. (Oncaspar Portfolio)
03/30/2015	Horizon Pharma, Inc.	Hyperion Therapeutics, Inc.
12/19/2013	Bayer AG	Algeta ASA
12/19/2013	Jazz Pharmaceuticals plc	Gentium S.p.A.
11/11/2013	Shire plc	ViroPharma Incorporated
04/26/2012	Jazz Pharmaceuticals plc	EUSA Pharma Inc.
06/30/2010	Celgene Corporation	Abraxis BioScience Inc.
05/16/2010	Astellas Pharma Inc.	OSI Pharmaceuticals, Inc.

The Financial Advisors calculated the transaction value of each of the selected transactions and the Asset Sale based on the consideration payable, including the net present value of the expected earnout payments as publicly disclosed by the target company in connection with the applicable transaction, for the applicable target company as multiples of the target company’s net revenue for the 12 month period ending three years after the announcement of the applicable transaction, or “T + 3,” and for the 12 month period ending five years following the announcement of the applicable transaction, or “T + 5,” as disclosed by the applicable target company in connection with the applicable transaction.

The results of these calculations were as follows:

Transaction Value/Revenue Multiples
	T + 3	T + 5
Selected Transactions (Mean)	4.88x	3.53x
Selected Transactions (Median)	4.97x	3.55x
Selected Transactions (25th Percentile)	3.83x	2.13x
Selected Transactions (75th Percentile)	6.21x	4.34x

Based on their review of the transaction value/revenue multiples for the selected transactions and on their professional judgment and experience, the Financial Advisors applied a transaction value/revenue multiple reference range of 3.50x—6.50x to Company management’s probability of success adjusted estimates of 2019 (T+3) revenue for the Commercial Business as reflected in the Business Forecasts under the scenario reflecting the Management Case and under the scenario reflecting the Management Case with Additional Indications and a transaction value/revenue multiple reference range of 2.00x-4.50x to Company management’s probability of success adjusted estimates of 2021 (T+5) revenue for the Commercial Business as reflected in the Business Forecasts under those two management case scenarios. Based on these reference ranges of transaction value/revenue multiples, the Financial Advisors calculated the following ranges of implied enterprise values for the Commercial Business, and compared these implied enterprise value reference ranges to the Consideration Net Present Value of $685 million:

Business Forecasts Case	Implied Enterprise Value Ranges (in millions and rounded to the nearest $5 million)
Management Case (2019E Revenue)	$450 — $830
Management Case with Additional Indications (2019E Revenue)	$475 — $880
Management Case (2021E Revenue)	$255 — $580
Management Case with Additional Indications (2021E Revenue)	$270 — $610

No selected transaction used in this analysis or the applicable target company is identical or directly comparable to the Commercial Business or the Asset Sale. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which the Commercial Business and the Asset Sale were compared.

Discounted Cash Flow Analysis. The Financial Advisors performed a discounted cash flow analysis to calculate a range of implied present values for the enterprise value of the Commercial Business utilizing the probability of success adjusted estimates of the standalone, unlevered, after-tax free cash flows the Commercial Business was expected to generate over the period from 2017 through 2029 as reflected in the Business Forecasts under the scenario reflecting the Management Case and the scenario reflecting the Management Case with Additional Indications. Unlevered, after-tax free cash flows were calculated as earnings before interest and taxes (“EBIT”), less taxes, plus depreciation and amortization, plus/less changes in net working capital, less capital expenditures, all as reflected in the Business Forecasts under the two management case scenarios.

For purposes of its analysis, BofA Merrill Lynch calculated a range of terminal values for the Commercial Business as of December 31, 2029 using an assumed perpetuity growth rate range of negative 30%—negative 10% after 2029 based on guidance provided by Company management. BofA Merrill Lynch discounted to present value as of December 31, 2016 the probability of success adjusted estimates of free cash flows for the Commercial Business for the period from 2017 through 2029 referenced above and the range of terminal values it calculated for the Commercial Business as of December 31, 2029. BofA Merrill Lynch used a mid-year convention and discount rates ranging from 11.5% to 14.5%, reflecting BofA Merrill Lynch’s estimate of the Commercial Business’s weighted average cost of capital, to derive a range of implied enterprise values for the Commercial Business.

For purposes of its analysis, Credit Suisse utilized a 20-year discounted cash flow analysis which discounted to present value as of December 31, 2016 the probability of success adjusted estimates of free cash flows for the Commercial Business for the period from 2017 through 2036. The free cash flows from the Commercial Business for the period 2017 to 2029 were as reflected in the Business Forecasts and for the period 2030 through 2036 the free cash flows for the Commercial Business reflect a negative 20% growth rate based on guidance provided by Company management. Credit Suisse used a mid-year convention and discount rates ranging from 11.0% to 14.0%, reflecting Credit Suisse’s estimate of the Commercial Business’s weighted average cost of capital, to derive a range of implied enterprise values for the Commercial Business.

Each of the Financial Advisors compared the ranges of implied enterprise values it derived for the Commercial Business under its analysis as set forth below to the Consideration Net Present Value of $685 million:

Business Forecasts Case	Implied Enterprise Value (BofA Merrill Lynch) (in millions)	Implied Enterprise Value (Credit Suisse) (in millions)
Management Case	$463 — $737	$503 — $660
Management Case with Additional Indications	$526 — $869	$579 — $768

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by the Financial Advisors to the Board of Directors in connection with the opinions prepared by BofA Merrill Lynch and Credit Suisse and is not a comprehensive description of all analyses undertaken by either BofA Merrill Lynch or Credit Suisse, respectively in connection with their opinions. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Each of BofA Merrill Lynch and Credit Suisse believes that the analyses summarized above must be considered as a whole. Each of BofA Merrill Lynch and Credit Suisse further believes that selecting portions of their analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s and Credit Suisse’s respective analyses and opinions. Except as noted above, the fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing their analyses, the Financial Advisors considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and the Commercial Business. The estimates of the future performance of the Commercial Business in or underlying BofA Merrill Lynch’s and Credit Suisse’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s and Credit Suisse’s analyses. These analyses were prepared solely as part of each of BofA Merrill Lynch’s analysis and Credit Suisse’s analysis of the fairness, from a financial point of view, of the Consideration and were provided to the Board of Directors in connection with the delivery of each of BofA Merrill Lynch’s and Credit Suisse’s opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s or Credit Suisse’s view of the actual values of the Commercial Business.

The type and amount of consideration payable in the Asset Sale was determined through negotiations between the Company and Ipsen, rather than by any financial advisor, and was approved by the Board of Directors. The decision to enter into the Asset Sale Agreement was solely that of the Board of Directors. As described above, each of BofA Merrill Lynch’s opinion and analyses and Credit Suisse’s opinion and analyses were only one of many factors considered by the Board of Directors in its evaluation of the Asset Sale and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Asset Sale or the Consideration.

Certain Financial Projections

While Merrimack has from time to time provided limited quarterly and full-year financial guidance in its regular earnings press releases and other investor materials, which may have covered, among other items, research and development and selling, general and administrative expenses and anticipated milestone payments,

Merrimack’s management has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. Merrimack is including selected projections in this proxy statement to provide our stockholders with access to certain non-public unaudited projected financial information that was made available to our Board of Directors and to Ipsen in connection with the Asset Sale.

In connection with the sale process undertaken by Merrimack, Merrimack’s management team prepared projections for ONIVYDE for the fiscal years 2016 through 2036 (the “Bidder Case”) for use by potential acquirers in evaluating the potential economic benefits that an acquirer could realize through its ownership of ONIVYDE. In general, the Bidder Case presented the most optimistic case for the number of indications, loss of exclusivity, probability of success and competitive entry, with a view that potential buyers would apply their own assumptions with respect to these factors for purposes of evaluating ONIVYDE. As such, the Bidder Case was based on, among others, the following assumptions:

•	The acquirer would achieve up to five indications for ONIVYDE, including post-gemcitabine pancreatic cancer, first-line pancreatic cancer, relapsed small cell lung cancer, first-line HER2-negative gastric cancer and first-line KRAS wild-type colorectal cancer.

•	Loss of exclusivity for ONIVYDE would not occur until 2036.

•	Probability of success (“POS”) for all indications for ONIVYDE and for MM-436 was assumed to be 100%.

•	Sales of ONIVYDE would not be subject to a competitive threat.

The following table summarizes the projections included in the Bidder Case (which are for ONIVYDE only):

Bidder Case (in millions)

	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E
Total Revenue	$171	$175	$197	$190	$198	$456	$1,218	$1,865	$2,116	$2,822	$3,563	$3,891	$4,081	$4,259	$4,444	$4,636	$4,838	$5,049	$5,270	$5,495
Cost of Goods Sold (100% POS)	(13)	(16)	(12)	(13)	(15)	(17)	(43)	(62)	(76)	(97)	(110)	(116)	(122)	(128)	(134)	(141)	(148)	(155)	(162)	(170)
Sales & Marketing Expense (100% POS)	(45)	(46)	(46)	(47)	(52)	(68)	(83)	(89)	(101)	(105)	(105)	(105)	(105)	(105)	(105)	(89)	(76)	(64)	(55)	(47)
Research & Development Expense (100% POS)	(37)	(75)	(62)	(72)	(71)	(42)	(19)	(14)	(11)	(6)	—	—	—	—	—	—	—	—	—	—
General & Administrative Expense (100% POS)	(18)	(18)	(19)	(19)	(20)	(20)	(21)	(22)	(22)	(23)	(24)	(24)	(25)	(26)	(26)	(27)	(28)	(29)	(30)	(31)
Stock-Based Compensation (100% POS)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)

In December 2016, to assist the Board of Directors in its review of potential strategic alternatives, management provided the Board of Directors with projections for the financial performance of the Commercial Business as owned by Merrimack for the fiscal years 2016 through 2028 (the “Original Management Case”).

The Original Management Case reflected the following key assumptions, among others:

•	Three indications would be achieved for ONIVYDE—post-gemcitabine pancreatic cancer, first-line pancreatic cancer and relapsed small cell lung cancer. Gastric and colorectal indications were excluded due to Merrimack’s anticipated resource limitations.

•	The loss of exclusivity for ONIVYDE would occur in 2028.

•	POS varied as described in more detail below.

•	Merrimack would experience introduction of a competitor or a change in the competitive landscape for ONIVYDE before indication launch and it would take two years from launch to achieve full duration of therapy.

The Original Management Case included revenue projections for all indications for ONIVYDE and for MM-436 that were then adjusted to reflect POS assumptions based on management’s analysis of a number of factors, including in some cases industry guidelines, as follows: POS was assumed to be 100% for post-gemcitabine pancreatic cancer based on approval having already been achieved. For first-line pancreatic cancer, POS was assumed to be 25% overall, based on a 42% POS for successful completion of a Phase 2 clinical trial, 60% POS for successful completion of a Phase 3 clinical trial and 100% POS following submission of a new drug approval application (“NDA”). For relapsed small cell lung cancer, POS was assumed to be 47% overall, based on a 47% POS for successful completion of a Phase 3 clinical trial and 100% POS following submission of an NDA. An 80% POS was assumed for MM-436.

The following table summarizes the projections included in the Original Management Case:

Original Management Case (in millions)

	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Total Revenue (100% POS)	$126	$102	$132	$116	$121	$243	$685	$963	$1,124	$1,068	$1,171	$1,186
Total Revenue (Adjusted POS)	126	100	118	112	117	151	276	391	421	427	465	467
Gross Profit (Adjusted POS)	114	87	108	102	106	142	260	366	395	400	437	439
Earnings Before Interest and Taxes (EBIT) (Adjusted POS)	25	(10)	19	7	6	54	171	272	298	300	347	358
Unlevered Free Cash Flow (Adjusted POS)	7	(2)	11	8	3	29	89	151	179	183	206	218

In January 2017, management updated its projections to reflect management’s then best estimates for the financial performance of the Commercial Business as owned by Merrimack under two separate scenarios, a “Management Case” and a “Management Case with Additional Indications.” Both of these cases, which reflected more optimistic assumptions than had been reflected in the Original Management Case, differed from the Original Management Case in, among others, the following manners:

•	Both the Management Case and the Management Case with Additional Indications assumed the loss of exclusivity for ONIVYDE would occur in 2029 instead of 2028 due to anticipated patent term extension.

•	The Management Case retained the assumption from the Original Management Case that three indications for ONIVYDE would be achieved—post-gemcitabine pancreatic cancer, first-line pancreatic cancer and relapsed small cell lung cancer. The Management Case with Additional Indications assumed that two additional indications for ONIVYDE would also be achieved—first-line HER2-negative gastric cancer and first-line KRAS wild-type colorectal cancer. Neither the Management Case nor the Management Case with Additional Indications took into account additional financing that would be required to achieve the indications included.

•	Both the Management Case and the Management Case with Additional Indications assumed post-gemcitabine spontaneous usage of 15% of net sales annually upon success of the first-line pancreatic cancer Phase 2 clinical trial.

In both the Management Case and the Management Case with Additional Indications, the POS assumptions for post-gemcitabine pancreatic cancer, first-line pancreatic cancer and relapsed small cell lung cancer indications for ONIVYDE and for MM-436 remained the same as those reflected in the Original Management

Case. In the Management Case with Additional Indications, POS was assumed to be 19% overall for first-line HER2-negative gastric cancer for ONIVYDE, reflecting (i) that clinical trials would be continued following the success of the Phase 2 clinical trial for first-line pancreatic cancer (and therefore utilizing the same 42% POS as for first-line pancreatic cancer Phase 2 successful completion), (ii) a 47% POS for successful completion of a Phase 3 clinical trial and (iii) a 100% POS following submission of an NDA. In addition, in the Management Case with Additional Indications, POS was assumed to be 10% overall for first-line KRAS wild-type colorectal cancer for ONIVYDE, reflecting (i) that clinical trials would be continued following the success of the Phase 2 clinical trial for first-line pancreatic cancer (and therefore utilizing the same 42% POS as for first-line pancreatic cancer Phase 2 successful completion), (ii) a 42% POS for successful completion of a Phase 2 clinical trial, (iii) a 60% POS for successful completion of a Phase 3 clinical trial and (iv) a 100% POS following submission of an NDA.

The following table summarizes the projections included in the Management Case:

Management Case (in millions)

	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue (100% POS)	$124	$119	$151	$135	$141	$264	$707	$986	$1,149	$1,094	$1,199	$1,271	$1,266
Total Revenue (Adjusted POS)	124	110	128	123	129	163	289	404	435	441	480	504	500
Gross Profit (Adjusted POS)	112	96	117	112	116	153	272	378	408	413	451	474	470
Earnings Before Interest and Taxes (EBIT) (Adjusted POS)	24	(2)	28	17	16	65	182	285	311	314	349	381	386
Unlevered Free Cash Flow (Adjusted POS)	7	1	17	14	9	36	96	159	186	191	209	230	234

The following table summarizes the projections included in the Management Case with Additional Indications:

Management Case with Additional Indications (in millions)

	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue (100% POS)	$126	$120	$168	$154	$158	$284	$726	$1,034	$1,345	$1,413	$1,653	$2,306	$2,299
Total Revenue (Adjusted POS)	126	110	135	131	136	169	293	413	473	505	565	646	639
Gross Profit (Adjusted POS)	114	97	125	120	123	159	277	387	444	474	532	608	601
Earnings Before Interest and Taxes (EBIT) (Adjusted POS)	22	(3)	29	9	9	59	177	285	341	369	422	509	512
Unlevered Free Cash Flow (Adjusted POS)	6	0	17	11	5	32	93	158	201	221	252	300	311

The Original Management Case, the Management Case and the Management Case with Additional Indications are collectively referred to as the “Management Financial Projections,” and the Management Financial Projections and the Bidder Case are collectively referred to as the “Financial Projections.” The Management Financial Projections were provided to and considered by Merrimack’s Board of Directors during its review of potential strategic alternatives and in connection with its evaluation of the proposed transaction with

Ipsen. The Management Financial Projections were not provided to Ipsen or any potential acquirer. The Management Case and the Management Case with Additional Indications were provided to BofA Merrill Lynch and Credit Suisse for their use in connection with the rendering of their respective fairness opinions to the Board of Directors and in performing their related financial analyses as described above under “—Opinions of the Financial Advisors.”

Although presented with numeric specificity, the Financial Projections reflect numerous estimates and assumptions with respect to the Commercial Business. All of these assumptions are difficult to predict and many are beyond Merrimack’s control. Additionally BofA Merrill Lynch and Credit Suisse did not assume any dilution related to additional financing that would be required to fund the Management Financial Projections.

Merrimack uses a variety of financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”) as supplemental measures to evaluate its operational performance. While Merrimack believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not reported by all of Merrimack’s competitors and may not be directly comparable to similarly titled measures of such competitors due to potential differences in the exact method of calculation. Please read carefully “—Important Information About the Financial Projections” below.

Important Information About the Financial Projections

While the Financial Projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in this proxy statement under the sections captioned “Risk Factors” and “Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and 10-Q, all of which are difficult to predict and many of which are beyond the control of Merrimack. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Financial Projections, whether or not the transaction is completed. As a result, the Financial Projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The Financial Projections were not created with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Merrimack management, each set of projections prepared by them was prepared on a reasonable basis based on the best information available to Merrimack management at the time of preparation taking into account the assumptions underlying the relevant alternative scenario for such Financial Projections. The Financial Projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of Merrimack, and readers of this proxy statement are cautioned not to place undue reliance on this information. The inclusion of the Financial Projections in this proxy statement shall not be deemed an admission or representation by Merrimack that such information is material. None of the Financial Projections reflects any impact of the Asset Sale.

Neither Merrimack’s independent registered public accounting firm nor any other independent accountants has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the Financial Projections and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Neither Merrimack nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Merrimack compared to the Financial Projections. The Financial Projections cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. Merrimack does not undertake any obligation, except as required by law, to update or otherwise revise the Financial Projections contained in this proxy statement to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The summary of the Financial Projections is not included in this proxy statement in order to induce any Merrimack stockholder to vote in favor of the proposal to approve the Asset Sale or the adjournment proposal.

Interests of Certain Persons Related to Merrimack in the Asset Sale

In considering the recommendation of our Board of Directors with respect to the approval of the Asset Sale and the other transactions contemplated by the Asset Sale Agreement, Merrimack stockholders should be aware that Merrimack’s executive officers have interests in the Asset Sale and the other transactions contemplated by the Asset Sale Agreement that are different from, or in addition to, those of the Merrimack stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Asset Sale Agreement and the Asset Sale and making its recommendation that the Merrimack stockholders vote “FOR” the Asset Sale. For more information, see the section above captioned “—Recommendation of the Board of Directors and Reasons for the Asset Sale” beginning on page 38 of this proxy statement. The executive officers’ material interests are summarized below. The members of the Board of Directors do not have any interests in the Asset Sale and the other transactions contemplated by the Asset Sale Agreement that are different from, or in addition to, those of the Merrimack stockholders generally.

Severance Benefits to Executive Officers Upon Termination of Employment

Merrimack is party to Employment Agreements with Yasir Al-Wakeel, William McClements, Peter Laivins and Birgit Schoeberl and to Amended and Restated Employment Agreements with Edward Stewart and William Sullivan. Each agreement provides that if Merrimack terminates the officer’s employment other than for “cause,” or if the officer terminates his or her employment for “good reason” (as the terms are defined in the respective agreements), the officer will be eligible for (i) his or her base salary and other benefits accrued through the effective date of the termination, payable on or about the date of termination, (ii) continued base salary for 12 months following his or her termination (9 months for Dr. Al-Wakeel until he is employed with Merrimack for five years), (iii) coverage under all Merrimack sponsored insurance and benefit programs available to senior management employees for 12 months following his or her termination (9 months for Dr. Al-Wakeel until he is employed with Merrimack for five years), provided the officer is eligible for and elects to continue receiving the benefits pursuant to COBRA and provided further that the officer continues to pay the applicable share of the premium for the coverage, (iv) benefits under all Merrimack employee benefit plans and arrangements (including 401(k) and similar programs) available to senior management employees for 12 months following his or her termination (9 months for Dr. Al-Wakeel until he is employed with Merrimack for five years) and (v) a bonus equal to (a) the officer’s average annual bonus for the three years prior to the year of termination, or such lesser period during which he or she served as an executive officer, multiplied by (b) a fraction, the numerator of which is the number of days that the officer worked in the year in which the termination occurs and the denominator of which is 365 (payable in a lump-sum on the first regularly scheduled payroll date that is 60 days following the officer’s termination).

Merrimack is also party to a Separation and Release of Claims Agreement (the “Separation Agreement”) and a Consulting and Confidentiality Agreement (the “Consulting Agreement”) with Mr. Mulroy, which Merrimack and Mr. Mulroy executed in connection with Mr. Mulroy’s resignation as President, Chief Executive Officer and a director of Merrimack as of October 3, 2016. Pursuant to the Separation Agreement, Merrimack

agreed to (i) continue paying Mr. Mulroy’s annual base salary of $598,689 for a period of 12 months commencing on the first regularly scheduled payroll date following December 2, 2016 (the “Severance Period”), (ii) continue paying the share of the premium for Mr. Mulroy’s health and dental insurance through the end of the Severance Period that it currently pays on behalf of active and similarly situated employees who receive the same type of coverage and to otherwise continue to provide to Mr. Mulroy during the Severance Period all Merrimack employee benefit plans and arrangements available to the Company’s senior management employees and (iii) pay Mr. Mulroy a pro-rated bonus of $154,271 (which has been paid). The term of the Consulting Agreement continues until October 2, 2019; provided that either Merrimack or Mr. Mulroy may terminate the Consulting Agreement at any time, with or without cause (as defined therein). In the event Merrimack terminates the Consulting Agreement without cause, all unvested equity awards granted to Mr. Mulroy will immediately vest and remain exercisable in accordance with the applicable equity plans and award agreements.

Each officer’s receipt of the post-termination salary and benefits is subject to his or her execution of a binding severance agreement and release of claims drafted by and satisfactory to Merrimack. Merrimack estimates that the value of the payments and benefits described above that would be payable to Mr. Stewart upon a qualifying termination in connection with the Asset Sale would equal (i) cash payments of $382,696 and (ii) benefits with a value equal of $19,653. For an estimate of the value of the payments and benefits described above that would be payable to Messrs. Sullivan, Laivins, McClements and Mulroy and Drs. Al-Wakeel and Schoeberl upon a qualifying termination in connection with the Asset Sale, see the section below captioned “—Golden Parachute Compensation” beginning on page 59 of this proxy statement.

Retention Agreements

The Organization and Compensation Committee of the Board of the Directors of Merrimack may consider granting retention bonuses to certain key executive officers, contingent on their future employment for a minimum period of time following the Asset Sale, but no decisions as to recipients, amounts or contingencies have been made as of this time.

Treatment of Equity and Equity-Based Awards

No Merrimack executive officer or director will be entitled to accelerated vesting of equity or equity-based awards due to the Asset Sale or due to termination of employment or service following the Asset Sale.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Merrimack’s named executive officers as reported in Merrimack’s most recent filing with the SEC that required disclosure pursuant to Item 402(c) and that is based on or otherwise relates to the Asset Sale. This compensation is referred to as “golden parachute” compensation.

The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumption that each named executive officer is terminated without “cause” effective as of March 10, 2017. As of January 24, 2017, the only named executive officers whose employment are expected to be terminated under these conditions are Messrs. Laivins, McClements and Sullivan. Because the Asset Sale is not a sale of all or substantially all of Merrimack’s assets, the Asset Sale does not constitute a “change in control” for purposes of our named executive officers’ employment agreements. The amounts listed below are rounded to the nearest dollar and are current as of January 24, 2017. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

	Cash Payment ($) (1)	Equity ($)	Value of Benefits ($) (2)	Total ($)
Named Executive Officers
Yasir Al-Wakeel	$301,981	$0	$14,484	$316,465
William Sullivan	$341,725	$0	$19,653	$361,378
Peter Laivins	$354,029	$0	$30,029	$384,058
William McClements	$410,747	$0	$30,029	$440,776
Birgit Schoeberl	$337,848	$0	$6,562	$344,410
Robert Mulroy (3)	—	—	—	—

(1)	Except with regard to Mr. Mulroy, represents (i) payment of each named executive officer’s base salary in accordance with Merrimack’s regularly established payroll procedure for a period of 12 months (9 months for Dr. Al-Wakeel) (for Dr. Al-Wakeel, $370,000; for Mr. Laivins, $333,704; for Mr. McClements, $386,237; for Dr. Schoeberl, $317,778; and for Mr. Sullivan, $321,273) and (ii) a pro-rata bonus equal to (a) the average of each named executive officer’s annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which the named executive officer served as one of Merrimack’s executive officers (for Dr. Al-Wakeel, $129,500; for Mr. Laivins, $107,519; for Mr. McClements, $129,654; for Dr. Schoeberl, $106,167; and for Mr. Sullivan, $108,186, in each case, as calculated below) multiplied by (b) a pro-ration factor reflecting termination as of March 10, 2017. Each named executive officer’s (except with regard to Mr. Mulroy) three-year historical bonus payments are as follows:

	2014 Bonus ($)	2015 Bonus ($)	2016 Target Bonus ($)
Named Executive Officers
Yasir Al-Wakeel	—	$129,500	$129,500
William Sullivan	$103,470	$108,643	$112,446
Peter Laivins	$95,575	$110,185	$116,796
William McClements	$123,794	$129,984	$135,183
Birgit Schoeberl	—	$101,111	$111,222

(2)	Represents medical, dental and vision insurance.
(3)	Mr. Mulroy resigned as President, Chief Executive Officer and a director of Merrimack as of October 3, 2016. In the event Merrimack terminates Mr. Mulroy as a consultant without cause (as defined in the Consulting Agreement) on March 10, 2017, 250,004 unvested stock options would immediately vest and remain exercisable in accordance with the applicable equity plans and award agreements.

No Non-binding Advisory Proposal to Approve Compensation That Will or May Become Payable to Merrimack’s Named Executive Officers in Connection with the Asset Sale

Although we have included disclosure regarding the interests of our executive officers and directors in the Asset Sale, we have not included for consideration at the Special Meeting a proposal for stockholders to approve, on a non-binding, advisory basis, any agreement or understanding and compensation disclosed pursuant to Item 402(t) of Regulation S-K, because the Asset Sale is not a sale of all or substantially all of Merrimack’s assets and, therefore, such a proposal is not required to be submitted to a vote.

Closing

Subject to certain exceptions, the closing of the Asset Sale will take place no later than the third business day following the satisfaction or waiver in accordance with the Asset Sale Agreement of all of the conditions to closing of the Asset Sale (as described in the section of this proxy statement captioned “The Asset Sale Agreement—Conditions to the Asset Sale” beginning on page 74 of this proxy statement), other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions.

We are working toward completing the Asset Sale as quickly as possible and currently expect to complete the Asset Sale in the first calendar quarter of 2017. However, the exact timing of completion of the Asset Sale cannot be predicted because the Asset Sale is subject to the closing conditions specified in the Asset Sale Agreement, many of which conditions are outside of our control, including that all waiting periods under the HSR Act have expired or been terminated.

No Appraisal Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the Asset Sale. The following discussion is based upon the U.S. Internal Revenue Code (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. The following discussion has no binding effect on the Internal Revenue Service or the courts.

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. The proposed Asset Sale is a taxable transaction for U.S. federal income tax purposes and Merrimack expects that it will recognize gain as a result of the Asset Sale. Merrimack anticipates that our tax attributes will be available to offset some or all of Merrimack’s U.S. federal income tax liability resulting from the recognition of such gain. The determination of whether Merrimack will realize gain or loss on the Asset Sale and whether and to what extent Merrimack’s tax attributes will be available to offset the gain is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. It is possible, therefore, that the proposed Asset Sale will generate U.S. federal income tax liabilities for Merrimack.

Because part of the total purchase price is based on certain conditions that may or may not be achieved following the Closing, and, therefore, such contingent payments may or may not be received by Merrimack in subsequent years, the Asset Sale will be taxed as an installment sale, unless Merrimack elects out of installment sale treatment. Under installment sale treatment, the basis of the assets will be apportioned based on the expected maximum sales price. If the maximum sales price is not received, Merrimack may have a loss at the end of the period during which payments may be received.

The proposed Asset Sale by Merrimack is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. Distributions, if any, to our U.S. stockholders will be taxable as dividends, if made out of current or accumulated earnings and profits. To the extent that distributions exceed current or accumulated earnings and profits, a distribution will be treated first as a return of capital to the extent of the stockholder’s basis in the stock and then as gain from the sale of the stock.

Accounting Treatment of the Asset Sale

The Asset Sale will be accounted for as a “sale” by Merrimack, as that term is used under GAAP, for accounting and financial reporting purposes. Under generally accepted accounting principles, upon completion of the Asset Sale, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet and we anticipate recording a gain from the Asset Sale. Amounts held in escrow will be recognized as assets when released from escrow.

Regulatory Approvals Required for the Asset Sale

Merrimack and Ipsen have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Asset Sale and the other transactions contemplated by the Asset Sale Agreement. These approvals include the applicable waiting period under the HSR Act having expired or been terminated.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules and regulations promulgated thereunder, Ipsen and Merrimack are required to make certain filings with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”). The Asset Sale may not be consummated until the applicable waiting period under the HSR Act has expired or has been terminated. Ipsen and Merrimack each filed their respective notification and report forms with the DOJ and the FTC under the HSR Act on January 23, 2017. Accordingly, the initial waiting period will expire at 11:59 p.m., Eastern time, on February 22, 2017, unless the waiting period is earlier terminated by the DOJ and the FTC or extended by a request from the DOJ or the FTC for additional information or documentary material from Merrimack prior to that time.

During or after the statutory waiting periods and clearance of the Asset Sale, and even after completion of the Asset Sale, either the DOJ, the FTC or other U.S. governmental authorities could take action under the antitrust laws with respect to the Asset Sale as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Asset Sale, to rescind the Asset Sale or to conditionally approve the Asset Sale upon the divestiture of assets of Ipsen or Merrimack or to impose restrictions on the operation of the combined company post-closing. Moreover, in some jurisdictions, a competitor, customer, state Attorney General or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Asset Sale, before or after it is completed.

Other Regulatory Approvals

We believe we are not required to make any other material filings or obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any other approvals, consents or filings are required to consummate the Asset Sale, we will seek or make such consents, approvals or filings as promptly as possible.

To the extent any other regulatory approvals or consents are required, one or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants such necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals.

There can be no guarantee that the Asset Sale will not be challenged on antitrust grounds or, if such challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that any other required regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of conditions to the consummation of the Asset Sale or require changes to the terms of the Asset Sale. These conditions or changes could result in the conditions to the Asset Sale not being satisfied prior to the Outside Date, which would allow Ipsen to terminate the Asset Sale Agreement. For more information, see the section of this proxy statement captioned “The Asset Sale Agreement—Termination of the Asset Sale Agreement” beginning on page 75 of this proxy statement.

THE ASSET SALE AGREEMENT

Explanatory Note Regarding the Asset Sale Agreement

The following summary describes the material provisions of the Asset Sale Agreement. The descriptions of the Asset Sale Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Asset Sale Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Asset Sale Agreement carefully and in its entirety because this summary may not contain all the information about the Asset Sale Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Asset Sale Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Asset Sale Agreement.

The representations, warranties, covenants and agreements described below and included in the Asset Sale Agreement (1) were made only for purposes of the Asset Sale Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Asset Sale Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Merrimack and Ipsen in connection with negotiating the terms of the Asset Sale Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Ipsen by Merrimack in connection with the Asset Sale Agreement. In addition, the representations and warranties may have been included in the Asset Sale Agreement for the purpose of allocating contractual risk between Merrimack and Ipsen rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Asset Sale Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Merrimack or Ipsen or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Sale Agreement. In addition, you should not rely on the covenants in the Asset Sale Agreement as actual limitations on the respective businesses of Merrimack and Ipsen, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Asset Sale Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Asset Sale Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Merrimack, Ipsen or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Asset Sale Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Merrimack and our business.

General Description of the Asset Sale

We have agreed to sell the Commercial Business to Ipsen for a purchase price of (i) $575 million in cash (subject to a working capital adjustment as provided in the Asset Sale Agreement), plus (ii) up to $450 million in contingent consideration based on the regulatory approval by the FDA of ONIVYDE for certain additional indications. Ipsen will also assume all of the Assumed Liabilities at the closing of the Asset Sale.

Parties Involved in the Asset Sale

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, Massachusetts 02139

Merrimack is a biopharmaceutical company discovering, developing and commercializing innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack seeks to gain a deeper understanding of underlying cancer biology through its systems biology-based approach and develop new insights, therapeutics and diagnostics to improve outcomes for cancer patients. Merrimack has one marketed therapeutic oncology product, multiple oncology therapeutics in clinical development and additional candidates in late stage preclinical development.

Merrimack’s common stock is listed on NASDAQ under the symbol “MACK.”

Ipsen S.A.

65 quai Georges Gorse

92100 Boulogne Billancourt

France

Ipsen is a global specialty driven pharmaceutical company with a significant presence in primary care, founded in 1929. Its areas of expertise include oncology, neurosciences, endocrinology (adult and child) and gastroenterology. Ipsen sells more than 20 drugs in over 115 countries, with a direct commercial presence in over 30 countries worldwide. Ipsen has more than 4,600 employees throughout the world.

Ipsen has a sponsored level 1 ADR program listed on the United States over the counter market under the trading symbol “IPSEY.”

The Asset Sale

Upon the terms and subject to the conditions of the Asset Sale Agreement, including the satisfaction of the closing conditions, Ipsen will purchase Merrimack’s right, title and interest in the non-cash assets, equipment, inventory, contracts and intellectual property primarily related to or used in the Commercial Business.

Acquired Assets

The assets of Merrimack to be purchased by Ipsen (the “Acquired Assets”) are specifically identified in the disclosure letter attached to the Asset Sale Agreement and include, among others:

•	all rights to perform research, develop, manufacture, sell, distribute, promote and use ONIVYDE and MM-436;

•	all product and marketing registration and applications, pending or issued, for ONIVYDE and MM-436;

•	all contracts exclusively related to the Commercial Business and any rights or claims arising thereunder, as well as the portion of any shared contracts to the extent that they are related to the Commercial Business;

•	all transferable qualifications, licenses, permits, registrations, clearances, applications, submissions, variances, exemptions, filings, approvals and authorizations primarily related to the Commercial Business that have been issued by any governmental entity;

•	all intellectual property that is primarily related to the Commercial Business or ONIVYDE and MM-436 and all documentation or other tangible embodiments that embody, comprise, describe or disclose such intellectual property;

•	all transferrable brochures and other promotional and printed materials, trade show materials, videos, web pages, advertising and/or marketing materials that are controlled by Merrimack as of the Closing Date and are used in connection with the promotion, advertisement, marketing or sale of ONIVYDE and MM-436 or the Commercial Business and in Merrimack’s possession as of the Closing Date;

•	copies of customer and supplier lists, marketing studies, consultant reports, books and records, files, invoices, billing records, distribution lists, manuals, patient support and market research programs and related databases, and all complaint files and adverse event files to the extent related to ONIVYDE and MM-436 or the Commercial Business and in Merrimack’s possession as of the Closing Date;

•	copies of any personnel files or other items related to Merrimack employees who accept employment with Ipsen in connection with the Asset Sale (each a “New Buyer Employee”);

•	any product records for ONIVYDE and MM-436;

•	product inventory, active pharmaceutical ingredients and any other raw materials, work-in-progress materials, package inserts, packaging and labeling materials, supplies and other inventories used in the manufacturing or production of ONIVYDE or MM-436;

•	credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items to the extent primarily related to the Commercial Business;

•	(A) all tangible equipment, furniture, furnishings, fixtures, vehicles, tools, desktops, laptops, tablets and smartphones, in each case, to the extent primarily utilized by a New Buyer Employee; (B) all other infrastructure, wires, utility systems, access controls, parts, computer hardware and other tangible property exclusively related to the Commercial Business; (C) specific equipment listed in the disclosure letter attached to the Asset Sale Agreement; and (D) all warranties and guarantees for such items;

•	all accounts, accounts receivable and other receivables to the extent arising out of sales of ONIVYDE and MM-436 or relating primarily to the Commercial Business, including any accounts receivable for milestone payments under Merrimack’s License and Collaboration Agreement with Shire, but not including the approximately $33 million in Net Milestone Payments that may become payable pursuant to such agreement with Shire that will be retained by Merrimack;

•	all the goodwill of the Commercial Business; and

•	the right to receive the Reimbursement Amount (as defined in the Asset Sale Agreement), as discussed below.

Excluded Assets

Ipsen will not purchase, and Merrimack will retain, certain excluded assets. The excluded assets are all assets, properties and rights of Merrimack other than the Acquired Assets, including Merrimack’s rights to the Net Milestone Payments that may become payable pursuant to Merrimack’s License and Collaboration Agreement with Shire, which contract will otherwise be assigned to Ipsen.

Assumed Liabilities

Ipsen will assume the following specified liabilities related to the Commercial Business and the Acquired Assets (the “Assumed Liabilities”):

•	all liabilities under any contracts exclusively related to the Commercial Business and any rights or claims arising thereunder, as well as the portion of any shared contracts to the extent that they are related to the Commercial Business;

•	all liabilities related to Ipsen’s employment of the New Buyer Employees arising following the Closing and for payment of certain bonuses that accrued to such New Buyer Employees prior to the Closing;

•	all open purchase orders and trade and other accounts payable to the extent related to the operation of the Commercial Business or ONIVYDE and MM-436; and

•	all liabilities relating to, arising out of or resulting from product liability claims for ONIVYDE and MM-436, arising out of or relating to any claim, complaint, action, suit, proceeding, hearing or investigation commenced after the Closing, other than those that Merrimack is required to indemnify Ipsen for pursuant to the Asset Sale Agreement.

Excluded Liabilities

We will retain all liabilities other than the Assumed Liabilities, including the following specified liabilities related to the excluded assets and the retained business:

•	any indebtedness of Merrimack; and

•	any expenses incurred by, or for the benefit of Merrimack or its affiliates in connection with the preparation, execution, consummation or performance of the transactions contemplated by the Asset Sale Agreement and the Related Agreements (as defined in the Asset Sale Agreement).

Consideration to be Received by Merrimack

The closing payment for the Acquired Assets in the Asset Sale is $575 million in cash at Closing. Following the closing of the Asset Sale, Merrimack may be entitled to additional payments based on achievement by or on behalf of Ipsen of certain milestone events if the FDA approves ONIVYDE for certain additional indications as follows:

•	$225 million upon the regulatory approval by the FDA of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas (i) in combination with fluorouracil and leucovorin (with or without oxaliplatin), (ii) in combination with gemcitabine and abraxane or (iii) following submission and filing of regulatory approval by Ipsen for purposes of commercialization by Ipsen;

•	$150 million upon the regulatory approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and

•	$75 million upon the regulatory approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

Closing

Subject to certain exceptions, the closing of the Asset Sale (the “Closing”) will take place no later than the third business day following the satisfaction or waiver in accordance with the Asset Sale Agreement of all of the conditions to closing of the Asset Sale (as described below in the section captioned “—Conditions to the Asset Sale” beginning on page 74 of this proxy statement), other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions.

Escrow

We have agreed to enter into an escrow agreement with Ipsen and JPMorgan Chase Bank, N.A., as escrow agent, upon the Closing pursuant to which Ipsen will deposit the escrow amount into an escrow account for purposes of securing any purchase price adjustment to be paid by us in connection with post-closing finalization of any net working capital adjustment to the purchase price at the closing of the Asset Sale. The escrow amount will be the greater of (i) $3 million and (ii) the amount by which the estimated net working capital at Closing exceeds the agreed-upon target net working capital of $12 million; provided, however, that in no event will the escrow amount exceed $10 million.

Indemnification of Buyer

From and after the date of the Closing, we will indemnify Ipsen and its subsidiaries and their respective officers, directors, affiliates, stockholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing, collectively referred to in this proxy statement as the Buyer Indemnified Parties, in respect of, and hold the Buyer Indemnified Parties harmless against, any and all claims, judgments, causes of action, losses, debts, obligations, taxes and other liabilities, monetary damages, fines, penalties, costs, interest and expenses, including costs of investigation, defense and settlement, and reasonable attorneys’ and other fees and expenses incurred as a result or arising out of:

•	any breach of any of our representations or warranties or failure to perform any covenant or agreement contained in the Asset Sale Agreement or the Related Agreements;

•	our and our affiliates’ failure, fully or timely, to pay, satisfy or perform the excluded liabilities;

•	any tax for which we are responsible under the Asset Sale Agreement;

•	any taxes imposed on the Acquired Assets or the Commercial Business with respect to any taxable period or portion thereof ending on or before the Closing, or taxes imposed with respect to all or any portion of the Net Milestone Payments that may become payable to pursuant to Merrimack’s License and Collaboration Agreement with Shire; or

•	the outcome of certain specified litigation, as disclosed in the disclosure letter attached to the Asset Sale Agreement.

Our maximum aggregate liability for indemnification claims for breaches of non-fundamental representations and warranties, and for the outcome of the specified litigation is limited to $95 million. For the specified fundamental representations and warranties, our maximum liability is equal to $575 million. Subject to Ipsen’s right to specific performance, indemnification pursuant to the Asset Sale Agreement is the sole and exclusive remedy for Ipsen for indemnifiable damages.

Our indemnification obligations with respect to most of our representations and warranties under the Asset Sale Agreement terminate 16 months following the closing date of the Asset Sale, and with respect to the specified fundamental representations and warranties, terminate 40 months following the Closing Date.

Indemnification of the Company

From and after the date of the Closing, Ipsen will indemnify us and our subsidiaries and their respective officers, directors, affiliates, stockholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing, collectively referred to in this proxy statement as the Company Indemnified Parties, in respect of, and hold the Company Indemnified Parties harmless against, any and all claims, judgments, causes of action, losses, debts, obligations, taxes and other liabilities, monetary damages, fines, penalties, costs, interest and expenses, including costs of investigation, defense and settlement, and reasonable attorneys’ and other fees and expenses incurred as a result or arising out of:

(a)	any breach of any of Ipsen’s representations or warranties or failure to perform any covenant or agreement contained in the Asset Sale Agreement or the Related Agreements;

(b)	Ipsen and its affiliates’ failure, fully or timely, to pay, satisfy or perform the Assumed Liabilities; or

(c)	any tax for which Ipsen is responsible under the Asset Sale Agreement.

Ipsen’s indemnification obligations with respect to its representations and warranties under the Asset Sale Agreement terminate 16 months following the closing date of the Asset Sale, subject to certain exceptions.

Representations and Warranties

The Asset Sale Agreement contains certain representations and warranties made by Merrimack regarding, among other things:

•	corporate organization and power, qualification and good standing of the Company;

•	title to the Acquired Assets and the sufficiency of the Acquired Assets together with the real property that is the subject of the sublease to operate the Commercial Business after the Closing;

•	the authorization, execution, delivery and enforceability of the Asset Sale Agreement and the Related Agreements;

•	the absence of conflicts with, defaults under or violations of our organizational documents, other contracts and applicable law;

•	our financial statements as filed with the SEC and the financial statements of the Commercial Business and their compliance with U.S. generally accepted accounting principles, as applicable;

•	the absence of certain material adverse changes or events affecting the Commercial Business;

•	tax matters, including the filing of tax returns, payment of material taxes and the absence of pending tax proceedings;

•	real property and applicable leases to real property to which the Company is a party;

•	intellectual property;

•	our material contracts relating to the Commercial Business, ONIVYDE and MM-436;

•	our ten largest suppliers or vendors and our material customers;

•	the absence of litigation;

•	compliance with applicable healthcare and pharmaceutical laws and filing of required regulatory filings with respect to the Commercial Business, ONIVYDE and MM-436;

•	the transferred inventory;

•	labor and employee benefits matters;

•	compliance with legal requirements;

•	broker’s and finder’s fees;

•	environmental matters;

•	the solvency of the Company; and

•	the accuracy of the information we have included in this proxy statement.

In addition, Ipsen made representations and warranties to us regarding, among other things:

•	corporate organization, existence and good standing;

•	the authorization, execution, delivery and enforceability of the Asset Sale Agreement and Related Agreements;

•	the absence of conflicts with, defaults under or violations of our organizational documents, other contracts and applicable law;

•	broker’s and finder’s fees;

•	the absence of litigation;

•	the sufficiency of Ipsen’s funds and resources for the payment of the purchase price and any other payments required to be made in connection with the Asset Sale; and

•	the accuracy of the information provided by Ipsen for inclusion within this proxy statement.

Many of our representations and warranties contained in the Asset Sale Agreement are qualified by materiality or possess a Business Material Adverse Effect standard.

For purposes of our representation and warranties in the Asset Sale Agreement, “Business Material Adverse Effect” is defined to mean any event, occurrence, change, development or effect, each referred to as an effect, that is materially adverse to:

•	the ability of Merrimack to consummate the transactions contemplated by the Asset Sale Agreement on or before the Outside Date; or

•	the business, financial condition or results of operations of the Commercial Business, taken as a whole;

provided, however, that a Business Material Adverse Effect shall not include, either alone or in combination, any effect resulting from or arising out of:

•	the announcement, pendency or consummation of the Asset Sale Agreement or the transactions contemplated thereby, including (1) the identity of, or any facts or circumstances relating to, Ipsen or any of its affiliates or (2) any employee attrition or the loss, diminution or disruption of the Commercial Business or relationships with existing or prospective clients, customers or suppliers, in each case to the extent resulting from the public announcement of the Asset Sale Agreement or the pendency of the transactions contemplated thereby;

•	any action taken by Merrimack at the written request of Ipsen or with Ipsen’s written consent or any action specifically required by the Asset Sale Agreement to be taken by Merrimack, or the failure of Merrimack to take an action that Merrimack is specifically prohibited from taking by the terms of the Asset Sale Agreement;

•	any event or occurrence generally affecting the industries in which the Commercial Business operates or in the economy generally or other general business, financial or market conditions;

•	changes affecting the national or international general economic, political, legal or regulatory conditions;

•	changes in, compliance with, or action taken for the purpose of complying with any change in, laws or U.S. generally accepted accounting principles (or any interpretation thereof) applicable to the Commercial Business;

•	any regulatory or clinical effect with respect to any product of any competitor of Merrimack;

•	the failure of Merrimack or the Commercial Business to meet internal or analysts’ expectations or projections;

•	fluctuations in the value of any currency;

•	changes in the market price or trading volume of Merrimack’s stock; or

•	national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation, except, in each of the third through fifth bullets above and the tenth bullet above, to the extent such changes have a disproportionate impact on the Commercial Business, taken as a whole, relative to other comparable businesses in the industry or markets in which the Commercial Business participates.

Covenants Relating to the Conduct of the Business

We have agreed in the Asset Sale Agreement that, between signing and closing of the Asset Sale Agreement, we will, and will cause our subsidiaries to:

•	use commercially reasonable efforts to preserve the Commercial Business and the Acquired Assets and conduct the operations of the Commercial Business in the ordinary course, and preserve Merrimack’s relationships with customers, suppliers, distributors, licensors, licensees, employees and others having business dealings with Merrimack to the extent such relationships relate to the Commercial Business.

•	not sell, lease, license, abandon or otherwise dispose of or permit any encumbrance (other than permitted encumbrances) on any Acquired Asset, except inventory in the ordinary course of the Commercial Business;

•	not acquire any properties or assets that constitute Acquired Assets, either tangible or intangible, other than in the ordinary course of the Commercial Business or with respect to binding orders entered into prior to the date of the Asset Sale Agreement;

•	not (A) settle or commence any claim, complaint, action, suit, proceeding, hearing or investigation (including any tax claim) or (B) waive any material claims or rights of material value, in either case in a manner that would constitute an Assumed Liability or otherwise be adverse in any material respect to the Commercial Business or Acquired Assets at and after the Closing;

•	not fail to collect the accounts receivable for the Commercial Business that will be transferred in connection with the Asset Sale in the ordinary course of the Commercial Business;

•	not make any material tax election or change in method of tax accounting required by law, file (other than in the ordinary course of the Commercial Business), re-file or amend any tax return, enter into any contract with a governmental entity with respect to taxes, consent to an extension or waiver of the statute of limitations applicable to any tax claim or assessment, or settle or compromise any tax liability for which Ipsen is responsible;

•	not fail to pay in the ordinary course of the Commercial Business all material payables and other material liabilities, in each case, that would constitute Assumed Liabilities when due;

•	not enter into, extend, materially modify, terminate or renew any contract that will be assigned to Ipsen pursuant to the terms of the Asset Sale Agreement, or any lease relating to the Commercial Business;

•	other than in the ordinary course of the Commercial Business consistent with past practice, or as required by applicable law, or pursuant to the terms of any contract or other business benefit plan that has been provided to Ipsen, not increase or enhance the compensation or benefits of our employees to whom Ipsen intends to make offers of employment (including severance pay or bonus opportunities or payments) or make any award or grant under any business benefit plan to such employees;

•	not make any changes in the key management structure of the Commercial Business, except for the termination for cause and replacements for such terminated employees following consultation with Ipsen regarding such replacements and hires, terminations and replacements in the ordinary course of the Commercial Business following reasonable consultation with Ipsen, subject to certain conditions;

•	not adopt, enter into or amend in any material respects any business benefit plan, except for amendments that might be required under law;

•	not fail to maintain material insurance policies currently maintained by the Commercial Business or covering the Acquired Assets or the Assumed Liabilities unless comparable replacement policies with at least similar coverage areas and amounts are obtained;

•	not fail to comply with all laws applicable to the Acquired Assets and the Commercial Business in all material respects;

•	not terminate or fail to maintain or renew any material permits that are to be transferred in connection with the Asset Sale;

•	not dispose of or permit to lapse any material intellectual property to be transferred to Ipsen pursuant to the terms of the Asset Sale Agreement; or

•	not enter into any agreement, or otherwise become obligated, to do any action prohibited above.

No Solicitation

The Asset Sale Agreement requires that we do not, and that our subsidiaries and controlled affiliates will not, and we will instruct our affiliates’ directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders and other agents, advisors and representatives not to, directly or indirectly:

•	solicit, initiate or engage in any discussions or negotiations with respect to any inquiry, proposal, discussion, offer or request that constitutes or would reasonably be expected to lead to a Competing Proposal (as defined below) (other than informing any person of the existence of the provisions discussed here); provided, however, that we may make inquiries of a person making a Competing Proposal to ascertain facts regarding, and clarify the terms of, such Competing Proposal for the purpose of our Board of Directors informing itself about such Competing Proposal and the person making it;

•	terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party with respect to any actual or potential inquiry;

•	approve or publicly recommend, or propose publicly to approve or recommend, any Competing Proposal;

•	withdraw, change or qualify in a manner adverse to Ipsen, our Board of Directors’ recommendation to approve the Asset Sale (the “Seller Board Recommendation”) or fail to include the Seller Board Recommendation in the proxy statement when disseminated to Merrimack’s stockholders;

•	enter into any agreement or commitment providing for any Competing Proposal; or

•	resolve or agree to do any of the actions described above.

Taking any of the actions described in the third, fourth or fifth bullets above constitutes a “Change of Recommendation.” Prior to the receipt of stockholder approval, if Merrimack receives an unsolicited Competing Proposal from any person and our Board of Directors determines in good faith after consultation with our outside legal counsel and financial advisors that such Competing Proposal constitutes, or could reasonably be likely to lead to, a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, then Merrimack and its representatives may (i) furnish information (including nonpublic information) to the person making such Competing Proposal, its representatives and its potential sources of financing, if, prior to furnishing such information, Merrimack receives (or has previously received) from such person an executed acceptable confidentiality agreement and (ii) engage in discussions or negotiations with such person, its representatives and its potential sources of financing with respect to the Competing Proposal and any changes to it. We must promptly provide or make available to Ipsen any material nonpublic information provided to any other person in connection with a Competing Proposal that was not previously provided to Ipsen.

Merrimack must promptly notify Ipsen after the receipt of any Competing Proposal from and after the date of the Asset Sale Agreement and provide Ipsen with a copy of the Competing Proposal. We have agreed to keep Ipsen reasonably informed of the status of discussions relating to any such Competing Proposal. We must also promptly advise Ipsen if we determine we will begin providing information to any person or engage in discussions or negotiations concerning a Competing Proposal pursuant to the terms of the Asset Sale Agreement.

At any point in time, prior to the receipt of our stockholder approval of the Asset Sale, in response to receipt of a Competing Proposal, our Board of Directors may make a Change of Recommendation or terminate the Asset Sale Agreement to enter into a definitive written agreement providing for the Competing Proposal if (i) our Board of Directors has determined in good faith after consultation with our outside legal counsel and financial advisors that (x) such Competing Proposal constitutes a Superior Proposal and (y) failure to change its recommendation or to so terminate the Asset Sale Agreement would be inconsistent with the directors’ fiduciary duties under applicable law, (ii) we have provided Ipsen with a written notice of such determination and that our Board of Directors intends to change its recommendation or that we intend to terminate the Asset Sale Agreement in connection with the Competing Proposal and (iii) we have negotiated with Ipsen in good faith to potentially modify the Asset Sale Agreement, such that the Board of Directors’ recommendation to approve the Asset Sale need not change. However, such negotiations will not prevent our Board of Directors from making a change to its recommendation to approve the Asset Sale, if, when taking into account any proposal or counterproposal from Ipsen, the Board of Directors determines that it has received a Superior Proposal.

At any point in time, prior to the receipt of our stockholder approval of the Asset Sale, in response to an Intervening Event, our Board of Directors may make a Change of Recommendation if (i) our Board of Directors has determined in good faith after consultation with our outside legal counsel and financial advisors that failure to change its recommendation would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, (ii) we have provided Ipsen with a written notice of such determination and that our Board of Directors intends to change its recommendation and (iii) we have negotiated with Ipsen in good faith to potentially modify the Asset Sale Agreement, such that the Board of Directors’ recommendation to approve the Asset Sale need not change. However, such negotiations will not prevent our Board of Directors from making a change to its recommendation to approve the Asset Sale, if, when taking into account any proposal or counterproposal from Ipsen, the Board of Directors determines that an Intervening Event has occurred.

Nothing contained in the Asset Sale Agreement prevents our Board of Directors from disclosing to our stockholders a position complying with Rules 14d-9 and 14e-2(a) under the Exchange Act with respect to a Competing Proposal.

A “Competing Proposal” means any inquiry, proposal, discussion, offer or request that constitutes or would reasonably be expected to lead to a Competing Proposal, made by a person or group, in a single transaction or series of related transactions, which is structured (i) to permit such person or group to acquire beneficial ownership of (A) 20% or more of the consolidated assets of Merrimack with respect to the Commercial Business, or to which more than 20% of Merrimack’s revenues on a consolidated basis are attributable with respect to the Commercial Business, or (B) 20% or more of our combined voting securities, (ii) as any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of our combined voting securities, (iii) as a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Merrimack or any of its subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting securities of the parent entity resulting from any such transaction or (iv) as any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues attributable to the Commercial Business and Merrimack’s voting securities involved is more than 20%; in each case other than transactions contemplated by the Asset Sale Agreement.

An “Intervening Event” means any event, occurrence, change, development or effect known to our Board of Directors that occurs or arises prior to the Closing.

A “Superior Proposal” means any bona fide written Competing Proposal that (a) is on terms that our Board of Directors determines (after consultation with our outside counsel and independent financial advisors) are more beneficial and favorable to our stockholders from the financial point of view, taking into account such factors as our Board of Directors considers in good faith to be appropriate (including the terms and conditions of such offer, identity of the person or group making such offer, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), than the Asset Sale Agreement (including any changes in the terms of the Asset Sale Agreement proposed by Ipsen in writing in response to such Competing Proposal or otherwise) and (b) which our Board of Directors has determined in its good faith judgment (after consultation with our outside counsel and independent financial advisors) and after taking into account such factors as our Board of Directors considers in good faith to be appropriate, is reasonably likely to be consummated (if accepted), except that the references to “20%” in the definition of “Competing Proposal” shall be deemed to be references to “50%.”

Stockholders Meeting

Merrimack has agreed to, in accordance with applicable law and our charter and bylaws, establish a record date for, duly call, give notice of, convene and hold a special meeting of our stockholders as promptly as reasonably practicable to vote on a proposal to approve the Asset Sale. We have agreed to include a recommendation of our Board of Directors that our stockholders vote in favor of approval of the Asset Sale, pursuant to the Asset Sale Agreement; provided, however, that our Board of Directors may withdraw, change or qualify the recommendation in a manner adverse to Ipsen and will not be required to include such recommendation in the proxy statement if the Board of Directors determines in good faith after consultation with Merrimack’s outside legal counsel and financial advisors that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties.

Filings, Consents and Regulatory Approvals

We and Ipsen have agreed to use commercially reasonable efforts to obtain all waiting period expirations or terminations, registrations, permits and authorizations, from all government entities necessary to complete the Asset Sale. Each party will cooperate with the other party in promptly seeking to obtain the expiration or termination of the applicable waiting periods under the HSR Act or any antitrust law with respect to consummation of the Asset Sale.

We and Ipsen have also agreed to use commercially reasonable efforts to obtain all of our respective consents, waivers, authorizations and approvals of all third parties (other than governmental entities) necessary, proper or advisable for the consummation of the Asset Sale and to provide any notices to third parties required to be provided prior to the Closing.

Employee Matters

Ipsen has agreed to make offers of employment to certain employees listed on a confidential schedule in good faith, with salary, raise and bonus eligibility that is no less favorable in the aggregate than that provided by Merrimack, immediately prior to the closing of the Asset Sale. Ipsen has agreed to provide all such employees with employee benefit plans and arrangements that are substantially similar in aggregate to the plans in effect immediately prior to the consummation of the Asset Sale. With regards to participation in such Ipsen plans by such employees, subject to applicable laws, each employee will be credited with his or her years of service with us to the same extent as such employee was entitled to credit for service under any similar plans or arrangement prior to the Asset Sale. Ipsen has agreed to maintain a severance plan covering such employees for one year following the closing of the Asset Sale with payments and benefits, subject to certain exceptions, that are no less favorable than the payment and benefits to which such employees would have been entitled prior to the Asset Sale.

Use of Names

Following the Asset Sale, Merrimack has agreed to use commercially reasonable efforts to cease using certain names related to ONIVYDE or MM-436, trademarks, trade names, trade dress, service marks and logos that incorporate such names.

Restrictive Covenants

The Asset Sale Agreement contains certain restrictive covenants that require Merrimack to take certain actions subsequent to the closing of the Asset Sale, including:

•	for the five-year period following the Closing Date, to abstain from acquiring rights to any approved or marketed product that has as an indication the treatment of metastatic adenocarcinoma of the pancreas or treatment of small cell lung cancer (provided this will not restrict Merrimack in any way with respect to the pipeline of drugs it already is developing as of the Closing Date);

•	during the three-year period following the Closing Date, to abstain from (i) soliciting any New Buyer Employee to leave his or her employment with Ipsen or (ii) hiring or offering to hire any New Buyer Employee; provided, however, that nothing prevents Merrimack or its affiliates from offering employment to any New Buyer Employee who responds to a generalized solicitation for employment;

•	to instruct its directors and officers to abstain from, directly or indirectly, engaging in behavior that would disparage or otherwise damage Ipsen or any of its affiliates; and

•	to have available, for 18 months after the Closing Date, cash resources sufficient to fund payment obligations to Ipsen that Merrimack reasonably determines would be required pursuant to the terms of the Asset Sale Agreement.

Expenses

Whether or not the Asset Sale is completed, each party will be required to pay its own costs and expenses (including legal fees and expenses) incurred in connection with the Asset Sale Agreement and the Asset Sale. However, Merrimack and Ipsen will each bear 50% of certain transfer tax expenses and any fees of the escrow agent under the escrow agreement. Pursuant to the Asset Sale Agreement, Merrimack will also reimburse Ipsen for up to $3 million for expenses incurred by Ipsen related to the transaction if Merrimack’s stockholders do not approve the Asset Sale and the Asset Sale Agreement is then terminated.

Conditions to the Asset Sale

Merrimack and Ipsen will not be obligated to complete the Asset Sale unless a number of conditions are satisfied or waived. These joint closing conditions include:

•	our stockholders have approved the Asset Sale;

•	no judgment, order, decree, stipulation or injunction by any governmental entity shall be in effect which prevents, makes illegal or limits the consummation of any of the transactions contemplated by the Asset Sale Agreement, and no action, suit or proceeding is pending by or before any governmental entity that would reasonably be expected to prevent the consummation of, or limit any of the transactions contemplated by, the Asset Sale Agreement;

•	no law has been enacted, promulgated or deemed applicable to the transactions contemplated by the Asset Sale Agreement that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal; and

•	all waiting periods under the HSR Act or other applicable antitrust laws shall have expired or been terminated, or any required filings or approvals under such laws shall have been made or obtained.

In addition, the obligations of Ipsen to effect the Asset Sale are subject to the satisfaction or waiver of additional conditions, including:

•	a duly authorized officer of Merrimack has certified that Merrimack has performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under the Asset Sale Agreement as of the Closing;

•	a duly authorized officer of Merrimack has certified that Merrimack’s (i) representations and warranties regarding its organization, qualification and corporate power; title to assets; authority; and broker’s fees, are true and correct at and as of the date of the Asset Sale Agreement and as of the date of the closing of the Asset Sale and (ii) other representations and warranties are true and correct at and as of the date of the Asset Sale Agreement and as of the date of the closing of the Asset Sale, except (x) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (y) below) and (y) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to have a Business Material Adverse Effect;

•	Merrimack must, at or prior to the Closing, satisfy and discharge its 11.5% senior secured notes due 2022 and provide Ipsen with evidence of the release of encumbrances securing such notes;

•	Merrimack must have provided to Ipsen evidence of accepted binding purchase orders with five specified counterparties for certain key supplies with agreed-upon quantity and delivery terms;

•	Merrimack must have received the consent of its landlord to enter into a sublease with Ipsen for a portion of the space under its current headquarters and manufacturing facility lease;

•	Ipsen must have received all of the items required to be delivered (or caused to be delivered) to it by Merrimack at the closing of the Asset Sale pursuant to the Asset Sale Agreement; and

•	since the date of the Asset Sale Agreement, a Business Material Adverse Effect has not occurred.

In addition, the obligations of Merrimack to effect the Asset Sale are subject to the satisfaction or waiver of additional conditions, including:

•	a duly authorized officer of Ipsen has certified that Ipsen has performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under the Asset Sale Agreement as of the Closing;

•	a duly authorized officer of Ipsen has certified that Ipsen’s (i) representations and warranties regarding its organization, qualification and corporate power; title to assets; authority; and broker’s fees, are true and correct at and as of the date of the Asset Sale Agreement and as of the date of the closing of the Asset Sale and (ii) other representations and warranties are true and correct at and as of the date of the Asset Sale Agreement and as of the date of the closing of the Asset Sale, except (x) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (y) below) and (y) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to have a Buyer Material Adverse Effect (as defined in the Asset Sale Agreement); and

•	Merrimack must have received all of the items required to be delivered (or caused to be delivered) to it by Ipsen at the closing of the Asset Sale pursuant to the Asset Sale Agreement.

Termination of the Asset Sale Agreement

We may mutually agree with Ipsen at any time to terminate the Asset Sale Agreement even after our stockholders have approved the Asset Sale pursuant to the Asset Sale Agreement.

The Asset Sale agreement may also be terminated:

•	by Ipsen (unless it is in material breach of the Asset Sale Agreement) if any of our representations or warranties contained in the Asset Sale Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of a closing condition to be satisfied or if we have failed to discharge and fulfill any of our covenants or agreements contained in the Asset Sale Agreement to the extent that such failure would cause the failure of a closing condition to be satisfied, in each case where such inaccuracy or failure has not been cured within 30 days after Ipsen gives us written notice of such failure inaccuracy or untruth;

•	by Ipsen if, prior to receiving stockholder approval, Merrimack’s Board of Directors makes a permitted Change of Recommendation in response to a Competing Proposal or an Intervening Event;

•	by us (unless we are in material breach of the Asset Sale Agreement) if any of Ipsen’s representations or warranties contained in the Asset Sale Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of a closing condition to be satisfied or if Ipsen has failed to discharge and fulfill any of its covenants or agreements contained in the Asset Sale Agreement to the extent that such failure would cause the failure of a closing condition to be satisfied, in each case where such inaccuracy or failure has not been cured within 30 days after we give Ipsen written notice of such failure, inaccuracy or untruth;

•	by us (unless we are in material breach of the Asset Sale Agreement) if our Board of Directors determines to accept a Superior Proposal pursuant to the terms of the Asset Sale Agreement and we pay Ipsen the $25 million termination fee concurrently with such termination;

•	by us or Ipsen if (i) any governmental entity has obtained a court order or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Asset Sale Agreement and such court order or action is or shall have become final and no longer subject to appeal or (ii) the closing of the Asset Sale has not occurred on or before 5:00 p.m., Eastern time, on June 30, 2017 (provided that such party’s failure to fulfill its obligation under the Asset Sale Agreement is not the reason that the Closing has not occurred on time); or

•	by us or Ipsen if our stockholders do not approve the Asset Sale at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Termination Fee

Under certain circumstances, we will be required to pay Ipsen a termination fee of $25 million:

•	if the Asset Sale Agreement is terminated in connection with Merrimack accepting a Superior Proposal or because the Board of Directors has had a Change of Recommendation; or

•	if the Asset Sale Agreement is terminated because (a) Merrimack breached the non-solicit covenant in the Asset Sale Agreement, (b) the Outside Date is reached without Merrimack having obtained stockholder approval of the Asset Sale or (c) Merrimack’s stockholders did not vote to adopt the Asset Sale Agreement and, in each case, prior to such termination, a proposal to acquire at least 50% of the consolidated assets of Merrimack with respect to the Commercial Business or at least 50% of Merrimack’s voting securities has been publicly disclosed and Merrimack enters into a definitive agreement with respect to such proposal within 12 months after such termination, which is subsequently consummated.

If the termination fee is payable, Merrimack must pay the fee within three days following termination, in the case of termination by Ipsen, or concurrently with the termination of the Asset Sale Agreement, in the case of termination by us.

Amendment and Waiver

Merrimack and Ipsen may mutually amend or waive any provision of the Asset Sale Agreement at any time. No amendment or waiver of any provision of the Asset Sale Agreement shall be valid unless the same shall be in writing and signed by each of Merrimack and Ipsen. No waiver by either party of any default, misrepresentation or breach of warranty or covenant under the Asset Sale Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under the Asset Sale Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any party in exercising any right, power or privilege under the Asset Sale Agreement will be deemed as a waiver of such right, power or privilege.

Specific Performance

Merrimack and Ipsen are entitled to an injunction to prevent breaches of the Asset Sale Agreement and to enforce specifically the terms and provision of the Asset Sale Agreement, in addition to other legal and equitable remedies which may be available.

Governing Law

The Asset Sale Agreement is governed by Delaware law.

Ancillary Agreements Related to the Asset Sale Agreement

Intellectual Property License Agreement

As a condition to the closing of the Asset Sale, we have agreed to enter into an intellectual property license Agreement with Ipsen with respect to our intellectual property that has been transferred to Ipsen pursuant to the Asset Sale Agreement. Under the terms of the intellectual property license agreement, Ipsen will grant to us a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable and worldwide license to all patents included in the transferred intellectual property, other than certain patents relating to generic liposomal technology, with respect to which the license will be exclusive, in each case for use outside of the Commercial Business. We will grant to Ipsen a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable and worldwide license to all patents we own as of the Closing Date for use in connection with the Commercial Business.

Transition Services Agreement

As a condition to the closing of the Asset Sale, we have agreed to enter into a transition services agreement with Ipsen, pursuant to which Merrimack and Ipsen will provide certain services to each other for a period of 24 months following the Closing Date. Ipsen will provide certain manufacturing, quality control, warehousing and stability services to Merrimack at a rate determined by actual cost for materials or other expenses, or an agreed upon full-time equivalent cost for manpower, and in both cases subject to a 25% mark-up. Merrimack will provide certain information technology related services to Ipsen for no cost for six months after the Closing Date, and then at an escalating flat fee per month for up to an additional six months.

Sublease

As a condition to the closing of the Asset Sale, we have agreed to enter into a sublease agreement with Ipsen pursuant to which Merrimack will sublease to Ipsen a portion of its leased space in Cambridge, Massachusetts.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against the Asset Sale. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale such that the proposal to approve the Asset Sale would be defeated, we could adjourn the Special Meeting without a vote on the Asset Sale and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at the time of the Special Meeting.

MATTERS NOT REQUIRED TO BE SUBMITTED

Although a stockholder vote is not required for the Asset Sale under state law, Merrimack and Ipsen agreed that a condition to closing under the terms of the Asset Sale Agreement would be approval of the Asset Sale by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. Our Board of Directors agreed to this condition in the Asset Sale Agreement because, among other reasons, the Board of Directors wants to ensure that the transaction is supported by a majority of stockholders.

Under the terms of the Asset Sale Agreement, if we fail to obtain the requisite stockholder vote in favor of the Asset Sale, and this condition to closing is not waived by Ipsen and us, the Asset Sale will not be consummated. For more information regarding what actions we intend to take in the event of a negative vote by the stockholders on the matter, see the section of this proxy statement captioned “The Asset Sale—Effect on Merrimack if the Asset Sale is Not Completed” beginning on page 26 of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of January 18, 2017 by:

•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through January 18, 2017.

The percentage ownership is based upon 130,300,667 shares of common stock outstanding as of January 18, 2017.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after January 18, 2017 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person, but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
FMR LLC (2)	17,336,119	13.30%
The Vanguard Group (3)	10,313,245	7.91%
BlackRock, Inc. (4)	8,823,227	6.77%
TIAA-CREF Investment Management, LLC (5)	7,753,440	5.95%
Westfield Capital Management Company, LP (6)	7,255,815	5.57%

Named Executive Officers and Directors

Robert Mulroy (7)	4,312,297	3.24%
Yasir Al-Wakeel (8)	184,998	*
William Sullivan (9)	606,215	*
Peter Laivins (10)	400,963	*
William McClements (11)	640,735	*
Birgit Schoeberl (12)	545,097	*
Edward Stewart (13)	969,382	*
Gary Crocker (14)	4,368,400	3.34%
John Dineen (15)	156,306	*
Vivian Lee (16)	128,981	*
John Mendelsohn (17)	143,836	*
Ulrik Nielsen (18)	2,027,762	1.54%
Michael Porter (19)	1,003,284	*
James Quigley (20)	195,336	*
Russell Ray (21)	72,063	*
All executive officers and directors as a group (13 persons) (22)	10,837,143	7.98%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Merrimack Pharmaceuticals, Inc., One Kendall Square, Suite B7201, Cambridge, MA 02139.
(2)	Based on information provided in a Schedule 13G/A filed by FMR LLC on February 12, 2016. Members of the Johnson family, including Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC. FMR LLC has the ability to make decisions with respect to the voting and disposition of such shares of common stock, subject to the oversight of the board of trustees (or similar entity) of each fund. The board of trustees of each fund has enacted a policy with respect to the voting of any investment property owned thereby and shares are voted for the funds by FMR LLC in accordance with such policies. Under the terms of its management contract with each fund, FMR LLC has overall responsibility for directing the investments of the fund in accordance with the fund’s investment objective, policies and limitations. Each fund has one or more portfolio managers appointed by and serving at the pleasure of FMR LLC who make the decisions with respect to the disposition of the shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC reports that it holds sole voting power with respect to 2,665,333 shares and sole dispositive power with respect to 17,336,119 shares.
(3)	Based on information provided in a Schedule 13G/A filed by The Vanguard Group on February 10, 2016. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group reports that it holds sole voting power with respect to 244,442 shares, shared voting power with respect to 9,300 shares, sole dispositive power with respect to 10,065,803 shares and shared dispositive power with respect to 247,442 shares.
(4)	Based on information provided in a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. reports that it holds sole voting power with respect to 8,581,896 shares and sole dispositive power with respect to 8,823,227 shares.
(5)	Based on information provided in a Schedule 13G filed by TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. on February 10, 2016. TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund, a registered investment company, and may be deemed to be a beneficial owner of 5,088,489 shares owned by College Retirement Equities Fund. Teachers Advisors, Inc. is the investment adviser to three registered investment companies, TIAA-CREF Funds, TIAA-CREF Life Funds, and TIAA Separate Account VA-1, as well as one or more separately managed accounts of Teachers Advisors, Inc. (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 2,664,951 shares owned separately by TIAA-CREF Funds, TIAA-CREF Life Funds, TIAA Separate Account VA-1 and the Separate Accounts. The address of TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. is 730 Third Avenue, New York, NY 10017-3206. TIAA-CREF Investment Management, LLC reports that it holds sole voting and dispositive power with respect to 5,088,489 shares. Teachers Advisors, Inc. reports that it holds sole voting and dispositive power with respect to 2,664,951 shares.
(6)	Based on information provided in a Schedule 13G filed by Westfield Capital Management Company, LP on February 10, 2016. The address of Westfield Capital Management Company, LP is 1 Financial Center, Boston, MA 02111. Westfield Capital Management Company, LP reports that it holds sole voting power with respect to 4,884,683 shares and sole dispositive power with respect to 7,255,815 shares.
(7)

Consists of (i) 1,461,536 shares of common stock, (ii) 61,800 shares of common stock held by Jean Mulroy, Mr. Mulroy’s wife, (iii) 159,992 shares of common stock held by The Mulroy Family Irrevocable Trust and (iv) 2,628,969 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date. Mr. Mulroy is a trustee of The Mulroy Family

Irrevocable Trust and, as such, has voting and investment control over, and may be deemed the beneficial owner of, the shares of common stock held by such trust. The share amounts reported in items (i), (ii) and (iii) are as of October 3, 2016.
(8)	Consists of 184,998 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(9)	Consists of (i) 11,000 shares of common stock and (ii) 595,215 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(10)	Consists of (i) 2,000 shares of common stock and (ii) 398,963 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(11)	Consists of (i) 14,072 shares of common stock and (ii) 626,663 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(12)	Consists of (i) 65,657 shares of common stock and (ii) 479,440 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(13)	Consists of (i) 51,385 shares of common stock and (ii) 917,997 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(14)	Consists of (i) 229,863 shares of common stock, (ii) 1,642,970 shares of common stock held by or jointly with Ann Crocker, Mr. Crocker’s wife, (iii) 2,135,049 shares of common stock held by certain members of Mr. Crocker’s family, certain trusts established for members of Mr. Crocker’s family and certain entities controlled by Mr. Crocker or members of his family and (iv) 360,518 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date. Mr. and Mrs. Crocker, certain members of Mr. Crocker’s family, certain trusts established for members of Mr. Crocker’s family and certain entities controlled by Mr. Crocker or members of his family are parties to a Shareholder Voting Agreement, dated December 20, 2010 (the “Crocker Voting Agreement”), pursuant to which the parties to the agreement have agreed to vote his, her or its shares as directed by Crocker Ventures, LLC. Mr. Crocker is the President, Manager and Chairman of Crocker Ventures, LLC and in connection therewith shares voting control over all of the shares subject to the Crocker Voting Agreement.
(15)	Consists of (i) 100,000 shares of common stock and (ii) 56,306 of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(16)	Consists of (i) 65,000 shares of common stock and (ii) 63,981 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(17)	Consists of (i) 5,000 shares of common stock held jointly with Anne Mendelsohn, Dr. Mendelsohn’s wife, and (ii) 138,836 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(18)	Consists of (i) 226,811 shares of common stock and (ii) 1,800,951 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(19)	Consists of (i) 754,448 shares of common stock and (ii) 248,836 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(20)	Consists of (i) 56,500 shares of common stock and (ii) 138,836 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(21)	Consists of (i) 10,000 shares of common stock and (ii) 62,063 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.
(22)	Includes 5,478,388 shares of common stock underlying options that are exercisable as of January 18, 2017 or will become exercisable within 60 days after such date.

FUTURE STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must have been received by us at our principal executive offices, One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139, no later than December 26, 2016 in order to be included in the proxy statement and proxy card relating to that meeting.

If a stockholder wishes to present a proposal at our 2017 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Corporate Secretary at our principal executive offices at the address noted above. Our Corporate Secretary must receive such notice no earlier than February 14, 2017 and no later than March 16, 2017, provided that if the date of the 2017 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the Annual Meeting, such notice must instead be received by our Corporate Secretary no earlier than the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2017 Annual Meeting of Stockholders and (ii) the tenth day following the day on which notice of the date of the 2017 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2017 Annual Meeting of Stockholders was made, whichever occurs first.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information that we file at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

(617) 441-1000

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, http://investors.merrimack.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Asset Sale, the Asset Sale Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 456-3510

Bank and Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS

Merrimack has supplied all information relating to Merrimack, and Ipsen has supplied, and Merrimack has not independently verified, all of the information relating to Ipsen contained in this proxy statement.

You should rely only on the information contained in this proxy statement and the annexes to this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

between

MERRIMACK PHARMACEUTICALS, INC.,

a Delaware Corporation;

and

IPSEN S.A.,

a Société Anonyme;

Dated as of January 7, 2017

A-i

Page
Article IV

PRE-CLOSING COVENANTS

4.1	Operation of Business	A-21
4.2	Access	A-22
4.3	Governmental Approvals and Consents	A-23
4.4	Notices of Certain Events	A-25
4.5	Release of Encumbrances	A-25
4.6	Supply Agreements	A-25
4.7	No Solicitation by Seller; Seller Board Recommendation	A-26
4.8	Preparation of the Proxy Statement; Seller Stockholders’ Meeting	A-27

Article V

CONDITIONS PRECEDENT TO CLOSING

5.1	Conditions to the Obligations of Each Party	A-28
5.2	Conditions to Obligations of Buyer	A-29
5.3	Conditions to Obligations of Seller	A-30

Article VI

INDEMNIFICATION

6.1	Indemnification by Seller	A-30
6.2	Indemnification by Buyer	A-31
6.3	Claims for Indemnification	A-31
6.4	Survival	A-32
6.5	Limitations	A-32
6.6	Right of Setoff	A-33
6.7	Overdue Payments	A-33
6.8	Adjustment to Purchase Price	A-34

Article VII

TERMINATION

7.1	Termination of Agreement	A-34
7.2	Effect of Termination	A-35

Article VIII

TAX MATTERS

8.1	Certain Tax Matters	A-36
8.2	Withholding Taxes	A-37
8.3	Tax Refunds	A-37
8.4	Tax Contests	A-37
8.5	Tax Allocation	A-38

Article IX

FURTHER AGREEMENTS

9.1	Post-Closing Information	A-38
9.2	Disclosure Generally	A-38

A-ii

Exhibits

Exhibit A	–	Form of Assumption Agreement
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of IP License Agreement
Exhibit D	–	Form of Patent Assignment Agreement
Exhibit E	–	Form of Domain Name Assignment Agreement
Exhibit F	–	Form of Trademark Assignment Agreement
Exhibit G	–	Form of Transition Services Agreement
Exhibit H	–	Form of Sublease
Exhibit I	–	Form of Seller FDA Letters
Exhibit J	–	Form of Buyer FDA Letters
Exhibit K	–	Form of Escrow Agreement

A-iii

Disclosure Letter

Section 1.1(a)(ii)	–	Transferred Registrations
Section 1.1(a)(iii)	–	Assigned Contracts
Section 1.1(a)(iv)	–	Transferred Permits
Section 1.1(a)(v)	–	Registered Intellectual Property
Section 1.1(a)(xii)	–	Credits and Prepaid Expenses
Section 1.1(a)(xiii)	–	Transferred Equipment
Section 1.1(b)	–	Excluded Assets
Section 1.1(c)	–	Assumed Liabilities
Section 1.1(d)	–	Excluded Liabilities
Section 1.2(e)	–	GAAP Consistently Applied
Section 2.2	–	Title to Assets
Section 2.4	–	Non-Contravention; Consents
Section 2.8(b)	–	Leased Real Property
Section 2.8(c)	–	Leased Real Property Condition
Section 2.9	–	Registered Business IP
Section 2.10	–	Material Contracts
Section 2.11	–	Material Suppliers
Section 2.12	–	Litigation
Section 2.14	–	Transferred Inventory
Section 2.15(c)	–	Business Employee Information
Section 2.16	–	Business Benefit Plans
Section 2.17(b)	–	Required Permits
Section 2.20	–	Sufficiency of Assets
Section 4.1(b)	–	Interim Operating Covenants
Section 4.2	–	Requested Audits
Section 4.6	–	Supply Agreements
Section 5.2(f)	–	Accepted Binding Purchase Orders
Section 5.2(i)	–	Third Party Consents
Section 6.1(e)	–	Seller Indemnification Matters
Section 9.2	–	Knowledge of Seller
Section 9.3(a)		Hire and Transition Hire Employees
Section 9.3(c)	–	Non-Contingent Retention Bonuses
Section 9.5	–	Restricted Names
Section 9.6	–	Seller Trademarks

A-iv

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of January 7, 2017 between Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Ipsen S.A., a société anonyme duly organized and existing under the laws of France (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

Seller is engaged in business operations and activities involving or relating to developing, manufacturing and commercializing the Transferred Products (the “Commercial Business”).

Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, certain assets and rights, and assume, pay, perform and discharge from Seller certain liabilities related to the Commercial Business, upon the terms and subject to the conditions set forth herein.

In consideration of the respective representations, warranties, covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Sale of Assets; Assumption of Liabilities.

(a) Transfer of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer and its assignees under Section 10.6 hereof (collectively, the “Buyer Group”), and Buyer shall, or shall cause the applicable member of the Buyer Group to, purchase, acquire and accept assignment from Seller or another member of the Seller Group, all of the Seller Group’s right, title and interest in and to the following assets that are owned, leased, licensed or otherwise held by the Seller Group (collectively, the “Acquired Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances):

(i) all rights to perform research with respect to, Develop (including clinical development), manufacture, sell, distribute, license, promote and use (or cause to be performed, Developed, manufactured, sold, distributed, licensed, promoted and used) the Transferred Products, including all rights and claims to all clinical study data, reports and analyses to the extent related to the Transferred Products;

(ii) the Transferred Registrations;

(iii) (A) all Contracts exclusively related to the Commercial Business and any rights or claims arising thereunder, including the Contracts listed on Section 1.1(a)(iii)(A) of the Seller Disclosure Letter and (B) the portion of all Shared Contracts, to the extent related to the Commercial Business, listed on Section 1.1(a)(iii)(B) of the Seller Disclosure Letter ((A) and (B), collectively, the “Assigned Contracts”);

(iv) other than the Transferred Registrations, all qualifications, licenses, permits, registrations, clearances, applications, submissions, variances, exemptions, filings, approvals and authorizations which relate primarily to the Commercial Business (collectively, “Permits”) that are transferable and that have been issued by any Governmental Entity, including those identified on Section 1.1(a)(iv) of the Seller Disclosure Letter (the “Transferred Permits”), to the extent transferable;

(v) all Intellectual Property that is primarily related to the Commercial Business or the Transferred Products, including the registered Intellectual Property identified on Section 1.1(a)(v) of the Seller Disclosure Letter, and including: (A) any such rights which an employee, inventor, author, third party is obligated by contract, statute or otherwise to assign to Seller; (B) all rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing; (C) present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; (D) all income, royalties and any other payments now and hereafter due and/or payable to Seller in respect of the foregoing; and (E) all Transferred IP Documentation (collectively, the “Transferred IP”);

(vi) all documentation or other tangible embodiments that comprise, embody, disclose or describe the Transferred IP, including engineering drawings, technical documentation, databases, spreadsheets, business records, inventors’ notebooks, invention disclosures, digital files, software code and patent, trademark and copyright prosecution files, including any such files in the custody of outside legal counsel (collectively, the “Transferred IP Documentation”);

(vii) all brochures and other promotional and printed materials, trade show materials (including displays), videos, web pages, advertising and/or marketing materials (all in physical form, .pdf, quark, or other electronic file and camera-ready artwork), including, but not limited to, all materials used by field medical affairs personnel and field reimbursement managers and/or payer teams in Seller’s or any of its affiliates’, suppliers’ or other third party service providers’ possession and, in each case, to the extent (A) controlled by Seller as of the Closing Date, (B) used in connection with the promotion, advertisement, marketing or sale of the Transferred Products and (C) transferable in compliance with applicable Laws;

(viii) (A) copies of all customer and supplier lists, marketing studies, consultant reports, books and records (financial, laboratory and otherwise), files, invoices, billing records, distribution lists, manuals (in all cases, in any form or medium), patient support and market research programs and related databases, and all complaint files and adverse event files, in each case, to the extent (1) related to the Transferred Products or the Commercial Business and transferable in compliance with applicable Laws and (2) in Seller’s or any of its affiliates’ possession or under its control as of the Closing Date; and (B) copies of any personnel files or other items related to any New Buyer Employee to the extent transferable in compliance with applicable Laws;

(ix) copies of any personnel files or other items related to any New Buyer Employee to the extent transferable in compliance with applicable Laws;

(x) all Transferred Product Records, to the extent not covered by any of the foregoing;

(xi) any and all Closing Product Inventory, active pharmaceutical ingredients and any other raw materials, work-in-progress materials, package inserts, packaging and labeling materials, supplies and other inventories used in the manufacturing or production of any Transferred Product (collectively, the “Transferred Inventory”);

(xii) except as set forth in Section 1.1(a)(xii) of the Seller Disclosure Letter, all credits, prepaid expenses (including prepaid PDUFA and GDUFA fees), deferred charges, advance payments, security deposits and prepaid items to the extent primarily related to the Commercial Business;

(xiii) (A) all other tangible equipment, furniture, furnishings, fixtures, vehicles, tools, desktops, laptops, tablets and smartphones (and all associated documentation, technical information, installation, qualification and maintenance instructions), in each case, to the extent primarily utilized by a New Buyer Employee; (B) all other infrastructure, wires, utility systems, access controls, parts, computer hardware (including servers, integrated computer systems, central processing units and memory units) and other tangible property exclusively related to the Commercial Business; (C) the equipment listed on Section 1.1(a)(xiii) of the Seller Disclosure Letter; and (D) to the extent transferable, all warranties and guarantees, if any, express or implied, in connection with clauses (A), (B) and (C).

(xiv) all accounts, accounts receivable and other receivables (whether or not billed) to the extent arising out of sales of the Transferred Products or relating primarily to the Commercial Business, including for the avoidance of doubt, any accounts receivable for milestone payments under the License and Collaboration Agreement (collectively, the “Transferred Accounts Receivable”); provided that the Transferred Accounts Receivable shall not include the Shire Milestone Payments, whether paid prior to, at, or following the Closing;

(xv) all the goodwill of the Commercial Business; and

(xvi) the right to receive the Reimbursement Amount pursuant to Section 9.4.

Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any assets of Seller other than those identified in this Section 1.1(a).

(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, “Excluded Assets” means all assets, properties and rights of Seller other than the Acquired Assets, including, but not limited to, those set forth on Section 1.1(b) of the Seller Disclosure Letter.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Acquired Assets,” for purposes of determining what is and is not an Excluded Asset or an Acquired Asset, the explicit inclusion of an item on Section 1.1(b) of the Seller Disclosure Letter shall take priority over any textual provision of this definition that would otherwise operate to exclude such asset from the definition of “Excluded Assets” or include such asset in the definition of “Acquired Assets,” as applicable.

(c) Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller one or more assumption agreements in the form attached hereto as Exhibit A (the “Assumption Agreements”), pursuant to which Buyer, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due only the following Liabilities relating to the Commercial Business and the Acquired Assets (the “Assumed Liabilities”), and Buyer does not hereby assume or become obligated to pay or perform any other Liabilities of the Seller Group that arise out of or in respect of the Commercial Business or any of its operations on or prior to the Closing, except for the following:

(i) all Liabilities identified on Section 1.1(c) of the Seller Disclosure Letter;

(ii) all Liabilities under the Assigned Contracts (but, for the avoidance of doubt, only the assumed portions of the Shared Contracts) (other than any Liability arising out of or relating to a breach of any Assigned Contract by any party thereto that occurred prior to the Closing);

(iii) all Liabilities (A) related to Buyer’s employment of New Buyer Employees arising following the Closing or (B) for payment of (i) the 2017 Bonuses and (ii) the Non-Contingent Bonuses, for each of clauses (i) and (ii), to the extent payable under Section 9.3;

(iv) all open purchase orders and trade and other accounts payable to the extent related to the operation of the Commercial Business or the Transferred Products; and

(v) all Liabilities relating to, arising out of or resulting from product liability claims for the Transferred Products, arising out of or relating to any claim, complaint, action, suit, proceeding, hearing or investigation commenced after the Closing, except to the extent that Seller is required to indemnify any Buyer Indemnified Party pursuant to the terms of this Agreement with respect to any such claim, action, suit, proceeding or investigation.

(d) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Buyer shall not assume any Liabilities of the Seller Group (whether or not related to the Commercial Business or the Acquired Assets) other than the Assumed Liabilities (such Liabilities of the Seller Group other than the Assumed Liabilities, including, but not limited to, (i) those Liabilities set forth on Section 1.1(d) of the Seller Disclosure Letter, (ii) any Indebtedness of the Seller

Group and (iii) any expenses incurred by, or for the benefit of, the Seller Group or their affiliates in connection with the preparation, execution or consummation or performance of the transactions contemplated by this Agreement and the Related Agreements, including all legal, accounting, tax, investment banking and other professional fees and expenses, the “Excluded Liabilities”) and the Excluded Liabilities shall remain the sole obligation and responsibility of the Seller Group.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Assumed Liabilities,” for purposes of determining what is and is not an Excluded Liability or an Assumed Liability, the explicit inclusion of an item on Section 1.1(d) of the Seller Disclosure Letter shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Excluded Liabilities” or include such Liability in the definition of “Assumed Liabilities,” as applicable.

1.2 Consideration.

(a) Upfront Consideration. As partial consideration for the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities and shall pay to Seller, by wire transfer of immediately available funds, (i) the Base Purchase Price, less (ii) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (iii) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital (the “Upfront Payment”), subject to adjustment pursuant to Section 1.4 and Article VI.

(b) Contingent Consideration. As additional consideration for the Acquired Assets, Buyer shall pay to Seller, pursuant to this Section 1.2(b), the contingent payment (each a “Contingent Payment”) set forth below based on the achievement by or on behalf of Buyer or its affiliates, licensees, sublicensees or transferees of the corresponding Milestone Event set forth in the table below. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, a Contingent Payment shall be due and payable only once (and only one Contingent Payment shall be payable with respect to any Milestone Event) and shall be paid by Buyer to Seller promptly, but in no event later than forty-five (45) calendar days following the occurrence of the applicable Milestone Event by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer. For the avoidance of doubt, the Milestone Events need not be achieved in any order and a Contingent Payment with respect to any Milestone Event may be paid before another Contingent Payment with respect to any other Milestone Event.

Milestone Event	Contingent Payment
FL Approval	U.S.$	225,000,000
SCL Approval	U.S.$	150,000,000
AI Approval	U.S.$	75,000,000

(c) Diligence. From and after the Closing, Buyer shall use Commercially Reasonable Efforts to Develop ONIVYDE to achieve the Milestone Events.

(d) Overdue Payments. Any Contingent Payment not paid when due shall bear interest from the due date until the date of payment thereof at a per annum rate equal to 2.00% plus the three (3)-month U.S. Dollar LIBOR rate in effect on the date such payment is required to be made, from time to time, effective from the date that payment was due, compounded monthly, provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law.

(e) Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, Seller shall have delivered to Buyer a good faith estimate of the Net Working Capital as of the close of business on the Closing Date (such estimate, the “Estimated Net Working Capital”) prepared in accordance with GAAP Consistently Applied.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116 as soon as possible but in no event later than the third (3rd) Business Day following the satisfaction or waiver of the last of the conditions set forth in Article V to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at Closing), unless another date or place is agreed to in writing by Seller and Buyer; provided that, subject to Section 7.1(d)(ii), if any of the conditions set forth in Article V are no longer satisfied or (to the extent permitted) waived on such third (3rd) Business Day, then the Closing shall take place on the first (1st) Business Day on which all such conditions shall have been satisfied or (to the extent permitted) waived. The date on which the Closing actually occurs will be the “Closing Date”.

(b) Actions at the Closing. At the Closing:

(i) Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.2 not otherwise listed in this Section 1.3(b);

(ii) Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.3 not otherwise listed in this Section 1.3(b);

(iii) Seller and Buyer shall deliver (or cause to be delivered) to the other one or more executed Bills of Sale in substantially the form attached hereto as Exhibit B (collectively, the “Bill of Sale”);

(iv) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Intellectual Property License Agreement in substantially the form attached hereto as Exhibit C (the “IP License Agreement”);

(v) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Patent Assignment Agreement, in substantially the form attached hereto as Exhibit D (the “Patent Assignment Agreement”);

(vi) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Domain Name Assignment Agreement, in substantially the form attached hereto as Exhibit E (the “Domain Name Assignment Agreement”);

(vii) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Trademark Assignment Agreement, in substantially the form attached hereto as Exhibit F (the “Trademark Assignment Agreement” and, together with the Patent Assignment Agreement and the Domain Name Assignment Agreement, the “IP Assignment Agreements”);

(viii) Seller and Buyer shall deliver (or cause to be delivered) to the other one or more executed Assumption Agreements and such other instruments as Seller may reasonably request in order to effect the assignment to, and assumption by, Buyer of certain of the Acquired Assets and the Assumed Liabilities;

(ix) Seller shall deliver (or cause to be delivered) or otherwise make available (or cause to be made available) to Buyer the Transferred Product Records;

(x) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Transition Services Agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(xi) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Sublease in substantially the form attached hereto as Exhibit H (the “Sublease”);

(xii) Seller shall deliver (or cause to be delivered) such other certificates, documents, instruments and writings as shall be reasonably requested by Buyer to effectively vest in Buyer title in and to the

Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the provisions of this Agreement; and

(xiii) Buyer shall pay (or cause to be paid) to Seller the Upfront Payment less the Escrow Amount, in accordance with Section 1.2(a); and

(xiv) Buyer shall pay (or cause to be paid) the Escrow Amount into an escrow account to be held pursuant to the terms of the Escrow Agreement.

1.4 Post-Closing Adjustment.

(a) Determination of Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a closing statement (the “Closing Statement”), setting forth the calculation of the actual Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) prepared in accordance with GAAP Consistently Applied, together with all reasonable supporting calculations for each component thereof.

(b) Disputed Final Adjustment.

(i) Within thirty (30) days following receipt by Seller of the Closing Statement, Seller shall deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. An Objection Notice must describe in reasonable detail the items contained in the Closing Statement that Seller disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by Seller and shall be deemed final, conclusive and binding on the Parties hereto. If Seller does not deliver an Objection Notice with respect to the Closing Statement within such thirty (30)-day period, such statement will be final, conclusive and binding on the Parties hereto. If Seller delivers a timely Objection Notice, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Seller delivers an Objection Notice, then Buyer and Seller jointly shall engage the Expert to resolve such dispute in accordance with this Agreement and the standards set forth in this Section 1.4(b). As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Expert’s engagement), Seller shall submit any unresolved elements set forth in the Objection Notice to the Expert in writing (with a copy to Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within fifteen (15) days following Seller’s submission of such unresolved elements), Buyer shall submit its response to the Expert (with a copy to Seller) supported by any documents and arguments upon which it relies. Notwithstanding any provisions hereof to the contrary, the Expert shall be deemed to be acting as an expert and not as an arbiter and the proceeding before the Expert shall be an expert determination under the Law governing expert determination and appraisal proceedings. The Expert may, at its discretion, conduct a conference concerning the disagreement with Seller and Buyer. In connection with such process, other than any such conference, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Expert. Neither Seller nor Buyer shall have any ex parte communications with the Expert without the prior consent of Buyer or Seller, as the case may be. The Expert shall review such submissions and base its determination solely on the submissions made by Seller and Buyer and not by any independent review. Buyer and Seller shall request that the Expert render its determination as soon as reasonably possible following its receipt of Buyer’s response. The scope of the disputes to be resolved by the Expert is limited to the unresolved items in the Objection Notice. In resolving any disputed item, the Expert may not assign a value to any item greater than the greatest value claimed for such item by either Buyer or Seller or less than the smallest value claimed for such item by either Buyer or Seller. All determinations made by the Expert will be final, conclusive and binding on the Parties and will be enforceable by any court of competent jurisdiction.

(ii) In the event Seller and Buyer submit any unresolved objections to the Expert for resolution as provided in Section 1.4(b)(i) above, the fees, costs and expenses of the Expert (A) shall be paid by

Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Expert) bears to the aggregate dollar amount of such items so submitted and (B) shall be paid by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Expert) bears to the aggregate dollar amount of such items so submitted.

(iii) For purposes of complying with the terms set forth in this Section 1.4, Buyer and Seller shall cooperate with and make available to the other party and its representatives all information, records, data and working papers as may be reasonably requested in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes under the Closing Statement; provided, that in order to review such information, records, data and working papers, Seller and its representatives shall execute any releases or waivers customarily required by Buyer’s independent accountants in connection with such review.

(iv) “Final Net Working Capital” shall mean (A) if an Objection Notice is not delivered within the time period required by this Section 1.4(b), the amount of the Closing Net Working Capital set forth on the Closing Statement as prepared by Buyer in accordance with Section 1.4(a), (B) the amount agreed as the Final Net Working Capital at any time in writing by Buyer and Seller or (C) the Final Net Working Capital as set forth in the written determination of the Expert made in accordance with the provisions of this Section 1.4(b).

(c) Payment Following Adjustment.

(i) If the Estimated Net Working Capital is greater than the Final Net Working Capital, then the final Upfront Payment will be adjusted downward by the amount of such excess (the absolute value of such amount, the “Downward Adjustment Amount”) and Buyer and Seller shall promptly (but in no event later than five (5) Business Days from the date on which the Final Net Working Capital is finally determined pursuant to Section 1.4(b)), deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver from the escrow account to Buyer an amount equal to the Downward Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer; provided, however, that if the Downward Adjustment Amount exceeds the Escrow Amount, then the amount released to Buyer from the escrow account shall be equal to the Escrow Amount and Seller shall promptly (but in no event later than five (5) Business Days from the date on which the Final Net Working Capital is finally determined pursuant to Section 1.4(b)), pay, or cause to be paid, to Buyer an amount equal to the absolute value of the difference between the Downward Adjustment Amount and the Escrow Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer. If the Escrow Amount exceeds the Downward Adjustment Amount, then Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller an amount equal to the absolute value of the difference between the Escrow Amount and the Downward Adjustment Amount, by bank wire transfer of immediately available funds to an account designated in writing by Seller.

(ii) If the Final Net Working Capital is greater than the Estimated Net Working Capital, then the final Upfront Payment will be adjusted upward by the amount of such excess (the absolute value of such amount, the “Upward Adjustment Amount”), and Buyer shall promptly (but in no event later than five (5) Business Days from the date on which the Final Net Working Capital is finally determined pursuant to Section 1.4(b)) pay, or cause to be paid, to Seller by bank wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the Upward Adjustment Amount. Additionally, if the Final Net Working Capital is greater than the Estimated Net Working Capital, Buyer and Seller shall promptly (but in no event later than five (5) Business Days from the date on which the Final Net Working Capital is finally determined pursuant to Section 1.4(b)) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver from the escrow account an amount equal to the Escrow Amount by bank wire transfer of immediately available funds to an account designated in writing by Seller.

1.5 Consents to Assignment. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be an Acquired Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a Third Party or Governmental Entity and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 1.5 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article V have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, Seller shall use commercially reasonable efforts to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, (i) Seller will comply with the terms of, and will not amend, transfer, let lapse or terminate, the applicable asset without Buyer’s written consent and (ii) the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset, including, at Buyer’s request and expense, reasonably assisting Buyer in obtaining the issuance or reissuance of any of Seller’s Environmental Permits that are not transferable and/or obtaining authorization for Buyer to operate pursuant to Seller’s Environmental Permits in lieu of or pending the transfer, issuance or reissuance of such Environmental Permits, and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 1.5 of any Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller or any affiliate of Seller thereunder and (y) satisfy any related Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.

1.6 Further Assurances. Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, (i) Seller shall execute and deliver such further documents or instruments of conveyance, transfer and assignment and take all such other action as Buyer may reasonably require to more effectively convey, transfer and assign to Buyer any and all ownership, right, title and interest in and to the Acquired Assets, including executing documents or instruments necessary to permit Buyer to record the transfer, conveyance and/or assignment of any and all Transferred IP with any Governmental Entity and (ii) Buyer, and any other member of the Buyer Group, will execute and deliver such further instruments and take all such other action as Seller may reasonably require for such member of the Buyer Group to assume the Assumed Liabilities.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Seller Disclosure Letter”) and except as specifically disclosed in all forms, reports and other documents required to be filed by Seller and filed with the SEC from July 1, 2015 to the date of this Agreement, if any (collectively, the “Seller SEC Documents”); provided, that, for purposes of each of the representations and warranties in this Article II, the term “Seller” shall include, to the extent such representations and warranties are applicable, each other member of the Seller Group:

2.1 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified and licensed to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Commercial Business, makes such qualification necessary, except for any such failures to be qualified, licensed or in good standing that do not have or would not reasonably be expected to have a Business Material Adverse Effect. Seller has all requisite corporate power and authority to carry on the Commercial Business as it is currently conducted and to own and use the properties now owned and used by it.

2.2 Title to Assets. Except as set forth on Section 2.2 of the Seller Disclosure Letter, Seller has good, valid and marketable title to, a valid license to, or a valid leasehold interest in (as applicable), the Acquired Assets, free and clear of any Encumbrances (other than Permitted Encumbrances). Upon the sale, conveyance, transfer, assignment and delivery of the Acquired Assets in accordance with this Agreement, Buyer will acquire good, valid and marketable title to, a valid license to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).

2.3 Authority. Seller has all requisite corporate power and authority to execute and deliver (or cause to be executed and delivered) this Agreement, the Bill of Sale, the IP License Agreement, the IP Assignment Agreements, the Transition Services Agreement, the Sublease, the Seller FDA Letters, the Buyer FDA Letters, the Escrow Agreement, and any other agreements, certificates or documents to which Seller is (or will be as of the Closing) a party (collectively, the “Related Agreements”) and to perform its obligations hereunder and under each of the Related Agreements to which it is (or will be as of the Closing) a party. The execution and delivery by Seller of this Agreement and each of the Related Agreements to which it is (or will be as of the Closing) a party and the performance by Seller of this Agreement and its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and, other than the Seller Stockholder Approval, no other corporate or other proceedings or actions on the part of Seller, its board of directors (the “Seller Board”) or stockholders are necessary therefor. There are no appraisal or dissenters’ rights under applicable Law that are applicable to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Seller. This Agreement has been, and each Related Agreement to which it is (or will be at Closing) a party will be, duly and validly executed and delivered by Seller and (assuming this Agreement and each of the Related Agreements to which Buyer is (or will be at Closing) a party, constitutes the valid and binding obligation of Buyer) constitutes (or will constitute) a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by general principles of equity.

2.4 Non-contravention; Consents. Neither the execution, delivery or performance of this Agreement by Seller or any of the Related Agreements to which Seller is (or will be at Closing) a party, nor the consummation by Seller of the transactions contemplated hereby or by the Related Agreements, will (with or without the giving of notice or the lapse of time, or both):

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of Seller;

(b) require on the part of Seller any filing with, notice to, exemption from, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or Regulatory Authority or agency (a “Governmental Entity”) with respect to the Commercial Business or the Acquired Assets, except for (i) compliance by Seller with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the Seller FDA Letters and (iii) the filing of the Proxy Statement with the SEC in preliminary and definitive forms;

(c) subject to obtaining the Third Party consents set forth on Section 5.2(i) of the Seller Disclosure Letter, conflict with, violate or result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, right of first offer or refusal, consent or waiver under, or result in the loss of any material right or privilege under, any Assigned Contract, Transferred IP Agreement, or Lease; or

(d) conflict with or violate any Order, or Law applicable to the Commercial Business or any of the Acquired Assets.

2.5 Financial Information.

(a) Each of the consolidated financial statements contained in the Seller SEC Documents (i) complied at the time it was filed with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with Seller’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Seller as of the dates thereof and the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(b) Except as and to the extent set forth in the balance sheet of the Commercial Business of the Seller and its Subsidiaries as of September 30, 2016 (the “Commercial Business Balance Sheet Date”), Seller has no material Liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be disclosed on a balance sheet that would be an Assumed Liability, except for Liabilities and obligations (i) incurred since the Commercial Business Balance Sheet Date in the ordinary course of the Commercial Business or (ii) reasonably incurred in connection with, or contemplated by, any Related Agreement or in connection with the transactions contemplated hereby.

2.6 Absence of Certain Changes. Since the Commercial Business Balance Sheet Date through the date of this Agreement, (a) except as contemplated or permitted by this Agreement, Seller has conducted the Commercial Business in the ordinary course of the Commercial Business and (b) there has not been any Effect that has, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Without limiting the generality of the foregoing, since the Commercial Business Balance Sheet Date, the Seller has not taken any action that, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 4.1(b).

2.7 Tax Matters. Seller (with respect to the Commercial Business and the Acquired Assets) has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) with respect to the Commercial Business and the Acquired Assets and all such Tax Returns were correct and complete in all material respects. Seller has paid (or had paid on its behalf) all material Taxes that are due with respect to the Commercial Business and the Acquired Assets, whether or not shown to be due on any such Tax Returns. All material Taxes with respect to the Commercial Business and the Acquired Assets that Seller is or was required by Law and pursuant to this Agreement to withhold or collect and that were or are due have been duly withheld or collected and have been timely paid or will be timely paid by Seller to the proper Governmental Entity. There are no Encumbrances (other than Permitted Encumbrances) with respect to the Acquired Assets for Taxes, nor is any Governmental Entity in the process of imposing any such Encumbrance upon any Acquired Asset. No audit or other examination of any Tax Return with respect to the Commercial Business or the Acquired Assets is presently in progress, nor has Seller been notified of any request for such an audit or other examination, and to the knowledge of Seller, no such action or proceeding is being contemplated. No adjustment relating to any Tax Return filed with respect to the Commercial Business or the Acquired Assets has been proposed in writing by any Tax authority which remains unresolved. No claim has been made by any Governmental Entity in any jurisdiction where Seller does not file Tax Returns that, with respect to the Commercial Business or the Acquired Assets, Seller is, or may be, subject to Tax by that jurisdiction. No Acquired Asset is (i) tax-exempt use property within the meaning of Section 168(h) of the Code or (ii) an equity interest in any Person. No transaction contemplated by this Agreement is subject to withholding under any provision of law. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes with respect to the Commercial Business or the Acquired Assets. With respect to the Commercial Business, Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) installment sale or open transaction disposition made prior to the Closing or (ii) prepaid amount received prior to the Closing.

2.8 Real Property.

(a) The Acquired Assets do not include any owned real property.

(b) Section 2.8(b) of the Seller Disclosure Letter contains a true, correct and complete list of the leases with respect to real property to which any of Seller or any of its affiliates is a party that will be subleased to Buyer (each, a “Lease” and such real property that is the subject of a Lease, the “Leased Real Property”). True, correct and complete copies of such Leases (including all amendments, extensions, renewals, guaranties and modifications with respect thereto) have been made available to Buyer. Except as disclosed on Section 2.8(b) of the Seller Disclosure Letter: (i) the Leases are valid, binding and enforceable against Seller in accordance with their respective terms, and there does not exist under any such Lease any material default by Seller or, to Seller’s knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s knowledge, by any other Person; (ii) Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred any Lease or Leased Real Property or any interest therein other than any sublease, mortgage or deed of trust which expired or otherwise terminated prior to the date of this Agreement; (iii) no profit sharing, recapture or other obligation, restriction or cancellation of any option under, or termination of any Lease will arise as a result of the transactions contemplated by this Agreement; and (iv) Seller has obtained from each mortgagee of each landlord of each Leased Real Property whose mortgage ranks in priority to the corresponding Lease an agreement in writing not to disturb Seller’s possession thereof while Seller is not in default under such Lease and each such agreement is in full force and effect.

(c) Except as disclosed on Section 2.8(c) of the Seller Disclosure Letter: (i) Seller has not received written notice of any pending or to Seller’s knowledge, threatened expropriation, condemnation or eminent domain proceedings or their local equivalent affecting or relating to the Leased Real Property; (ii) Seller has not received written notice from any Governmental Entity or other Person that the use and occupancy of such Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates or is in material breach of any applicable Law; (iii) to the knowledge of Seller, each parcel of Leased Real Property is adequately served by utilities and other building services as necessary for its current use by Seller; and (iv) to the knowledge of Seller, the buildings and other structures on the Leased Real Property are in materially sufficient repair and fit for the purposes for which they are used.

2.9 Intellectual Property.

(a) Section 2.9(a) of the Seller Disclosure Letter sets forth a complete and correct list of all registrations and applications for registration owned by Seller that is contained within the Transferred IP (“Registered Business IP”) and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant), jurisdiction of application and/or registration, the application and/or registration number and the date of application and/or registration.

(b) Section 2.9(b) of the Seller Disclosure Letter sets forth a complete and correct list of all agreements under which: (i) Seller uses or has been granted any license rights under any material Intellectual Property related to the Commercial Business or Transferred Products (other than off-the-shelf software licensed under shrink wrap agreements for which Seller pays less than $100,000 in licensing or other fees per software title per annum); (ii) Seller has granted to any other Person any license rights under any material Intellectual Property related to the Commercial Business or Transferred Products (other than non-exclusive licenses granted expressly or implicitly in the ordinary course of the Commercial Business in connection with the sale, lease or transfer of finished products or services to customers or under confidentiality or non-disclosure agreements entered into in the ordinary course of business (the “NDAs”), material transfer (or other similar research) agreements entered into in the ordinary course of the Commercial Business that do not transfer ownership of, or exclusively license, any Intellectual Property (the “MTAs”) and clinical trial agreements consistent in all material respects with the forms provided to Buyer by Seller entered into in the ordinary course of the Commercial Business that do not transfer ownership of, or exclusively license, any Intellectual Property (the “CTAs”)); and (iii) any material Intellectual Property related to the Commercial Business or Transferred Products that is or has been developed by or for Seller, is assigned to Seller by any other Person, or assigned by Seller to any other Person (other than invention assignment agreements with employees and consultants assigning Intellectual Property to Seller) (the agreements listed in subsections (i) through (iii) above, the “Transferred IP Agreements”), identifying for each such agreement the parties to the agreement and the date of the agreement. For purposes of greater certainty, the term “license rights” in the definition of Transferred IP Agreements includes any license, sublicense, covenant, non-assert, consent, release or waiver.

(c) To the knowledge of Seller, neither the use and practice of the Transferred IP as currently used and practiced in the Commercial Business nor the operation of the Commercial Business as presently conducted infringes or misappropriates or otherwise violates, nor to the knowledge of Seller has the use and practice of the Transferred IP as used and practiced in the Commercial Business since January 1, 2014 nor has the operation of the Commercial Business since January 1, 2014 infringed or misappropriated or otherwise violated, any rights in Intellectual Property of any Third Party (“Third Party IP”). With the exception of Section 2.9(d) and 2.9(e), this Section 2.9(c) constitutes the only representation and warranty of Seller with respect to any actual or alleged infringement, misappropriation or other violation of any Third Party IP.

(d) Seller owns, or is licensed or otherwise possesses the rights, title and interest, free and clear of any and all adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or Encumbrances (other than Permitted Encumbrances) to the Transferred IP and to use all material Third Party IP that is necessary for the operation of the Commercial Business as currently conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use by Buyer of any rights in any Transferred IP or such material Third Party IP.

(e) There are no pending or, to the knowledge of Seller, threatened, and since January 1, 2014 there have not been any pending or, to the knowledge of Seller, threatened, claims or demands against or written communications to Seller alleging that any aspect of the use or practice of the Transferred IP or the operation of the Commercial Business as currently conducted infringes or misappropriates the rights of others in or to any Third Party IP, or challenging the validity, enforceability, use or ownership of any Transferred IP.

(f) Other than the Assigned Contracts and the Transferred IP Agreements, Seller has not granted to any Third Party any license, ownership interest or right or option to or for the use of any of the Transferred IP.

(g) There are no settlements, governmental consents or governmental contracts, judgments or governmental orders entered into by Seller or imposed upon Seller that restrict Seller’s rights to own or use any Transferred IP or permit any Third Parties to use any Transferred IP. No Transferred IP was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the resources of any Governmental Entity, academic institution or other entity that would subject any Transferred IP to the rights of any Governmental Entity, academic institution or other entity, or (iii) under any grants or other funding arrangements with Third Parties.

(h) To the knowledge of Seller, there is no, nor has there been any, infringement, misappropriation, or other violations by any Third Party of any Transferred IP, and no such claims are pending or threatened by Seller against any Person with respect to the Transferred IP.

(i) Seller has taken commercially reasonable steps to protect and maintain the Transferred IP, including to continue the confidentiality of its trade secrets and confidential information used in the Commercial Business, including the use of written agreements, and, to Seller’s knowledge, there has been no misappropriation of any of such trade secrets or confidential information. To the knowledge of Seller, no employee, officer, director, consultant or advisor of Seller is in violation of any material term of any employment contract or any other Contract, or any restrictive covenant, relating to the right to use confidential information of others.

(j) Except as indicated in Section 2.9(j) of the Seller Disclosure Letter, all Registered Business IP has been duly maintained and has not been cancelled, allowed to expire, surrendered, or abandoned, and payment of all applicable maintenance fees for such Registered Business IP has been made and is current. Each item of Registered Business IP required to be identified in Section 2.9(a) of the Seller Disclosure Letter: (i) is registered and/or recorded in the name of Seller, is in full force, has been duly applied for and registered in accordance with applicable Laws; (ii) has no filings, payments or similar actions that must be taken within 120 days of the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing such registration of Registered Business IP; (iii) has no unsatisfied past or outstanding maintenance or renewal obligation; and (iv) has not been and is not involved in any opposition, cancellation, interference, reissue, reexamination or other similar proceeding.

(k) Except as set forth on Section 2.9(k) of the Seller Disclosure Letter, each Person who has or had access to any trade secrets or confidential information contained in the Transferred IP has signed a written agreement requiring such Person to keep such information confidential. Each Person who has developed or is or was involved in the development of any Transferred IP owned or purported to be owned by Seller has signed an agreement confirming that Seller owns such owned Transferred IP, which Seller does not already own by operation of Law or otherwise.

(l) Except as set forth on Section 2.9(l) of the Seller Disclosure Letter, Seller has secured valid written present assignments from all consultants and employees who contributed to the creation or development of any Transferred IP owned or purported to be owned by Seller and of the rights to such contributions, which Seller does not already own by operation of Law or otherwise.

(m) To the knowledge of Seller, all registrations contained within the Transferred IP are valid, subsisting and enforceable.

2.10 Contracts.

(a) Section 2.10(a) of the Seller Disclosure Letter sets forth a complete and correct list of each Contract (other than any Lease) to which Seller is a party that relates to the Commercial Business or the Transferred Products and that is (each, a “Material Contract”):

(i) a Contract with a remaining value or payments to any Person in excess of $500,000;

(ii) a Contract relating to any partnership, commercial collaboration or joint venture or other agreement involving a sharing of profits, losses, costs or Liabilities by Seller or any of its affiliates with any other Person;

(iii) a Contract with any Governmental Entity, other than any MTAs or CTAs;

(iv) a Contract relating to the acquisition or disposition of any assets outside the ordinary course of the Commercial Business, including any securities purchase agreements, asset purchase agreements, merger agreements, business combination agreements and any earn-out or agreement for the deferred payment of purchase price entered into in connection therewith;

(v) a Transferred IP Agreement;

(vi) a Contract relating to the manufacture, packaging, storage, distribution or commercialization of the Transferred Products;

(vii) a Contract relating to customer discounts, chargebacks, rebates distributions, service fees or administrative fees;

(viii) a Contract relating to the research or development of the Transferred Products, excluding any NDAs, MTAs and CTAs;

(ix) a Contract between the Seller and any of the entities set forth on Section 2.10(a)(ix) of the Seller Disclosure Letter relating to the testing, auditing or controlling of the Transferred Products, including any pharmacovigilance agreements and quality agreements with any party;

(x) a Contract that: (A) contains a covenant by Seller not to compete or otherwise limits the freedom of Seller from engaging in the Commercial Business; (B) grants any rights of exclusivity to any Person; (C) grants any right of first refusal, first offer, first negotiation or similar preferential right; (D) grants any “most favored customer,” “most favored supplier” or similar rights to any Person; or (E) contains a “requirements” obligation requiring Seller to purchase a designated portion of any type of material;

(xi) a Contract with a Material Supplier or Material Customer, other than purchase orders or work orders, in the ordinary course of the Commercial Business; or

(xii) a Contract that is otherwise material to the Commercial Business.

(b) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller, and to the knowledge of Seller, each other party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity. Neither Seller, nor, to Seller’s knowledge, any other party thereto is (with or without notice or lapse of time, or both) in breach or default in the performance, observance or fulfillment of any material obligation or material covenant contained in any Material Contract, nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such material violation of or material default under or permit the termination or modification of, or acceleration of any obligation under, any Material Contract. Seller has not given or received written or, to Seller’s knowledge, oral notice to or from any Person relating to any such actual or alleged, breach or default. Seller has not received any written or, to Seller’s knowledge, oral notice from a Third Party stating that such Third Party intends to terminate any Material Contract and Seller has not waived any right under the Material Contracts. True and complete copies of all Material Contracts have been made available to Buyer, except to the extent such Material Contracts have been redacted to (i) enable compliance with Laws relating to antitrust or the safeguarding of data privacy; (ii) comply with confidentiality obligations owed to Third Parties; or (iii) exclude information not related to the Commercial Business.

2.11 Suppliers and Customers. Section 2.11 of the Seller Disclosure Letter sets forth a list of the top ten suppliers or vendors of the Commercial Business for the year ended December 31, 2016, based on the total dollar value of purchases from each supplier or vendor (the “Material Suppliers”). No Material Supplier or customer set forth on Section 2.11 of the Seller Disclosure Letter (the “Material Customers”) has canceled, reduced, terminated or, to the knowledge of Seller, threatened to cancel, reduce, terminate or otherwise materially and adversely modify its relationship with Seller since January 1, 2016, including by reducing the quantities ordered, the services provided, the price paid or otherwise adversely modifying the conditions to the Contract with Seller. To Seller’s knowledge, the Material Suppliers will be able to deliver goods or services to Buyer in sufficient quantities to continue the Commercial Business as presently conducted. Seller has not experienced and there does not currently exist, any material quality control or similar problems with the supplies currently being supplied with respect to the Commercial Business by any of the Material Suppliers that remain unresolved.

2.12 Litigation. There is, and since January 1, 2014 there has been, no claim, complaint, action, suit, proceeding, hearing or investigation initiated or, to Seller’s knowledge, threatened, before any Governmental Entity or arbitral body relating to the Acquired Assets, Assumed Liabilities, the Commercial Business, this Agreement or the transactions contemplated hereby (but excluding any claim, complaint, action, suit, proceeding, hearing or investigation relating to any Excluded Assets and any sealed qui tam cases). There are no outstanding Orders of any Governmental Entity or arbitral body affecting the Acquired Assets, Assumed Liabilities, the Commercial Business, this Agreement or the transactions contemplated hereby. No product liability claims have been received in writing by Seller and, to Seller’s knowledge, no such claims have been threatened, in each case, with respect to the Transferred Products.

2.13 Regulatory Matters.

(a) With respect to the Transferred Products and the Commercial Business, Seller is in compliance and has, since January 1, 2014, been in compliance, in each case, in all material respects with all applicable healthcare and pharmaceutical related Laws including, but not limited to (i) the Federal Food, Drug and Cosmetic Act and its state counterparts; and (ii) Laws which are cause for debarment or exclusion from any federal, state or local healthcare program, in each case as applicable (“Healthcare Laws”). Seller has not received any written, or, to Seller’s knowledge, other notice from the FDA or any other Governmental Entity alleging noncompliance with any provisions of applicable Healthcare Laws. Seller is not subject to any enforcement, regulatory or administrative proceedings relating to or arising under applicable Healthcare Laws, and, to Seller’s knowledge, no such enforcement, regulatory or administrative proceeding has been threatened.

(b) Seller has filed with the applicable regulatory authorities (including the United States Food and Drug Administration and any successor agency thereto (the “FDA”) or any other Governmental Entity with jurisdiction over the Development, testing, approval, safety, efficacy, manufacturing, distribution, marketing, license, payment, reimbursement or sale of pharmaceutical products (a “Regulatory Authority”)) all required material filings, declarations, listings, registrations, reports, applications or submissions, including but not limited to adverse event reports, required in connection with the Transferred Products. All such filings, declarations, listings, registrations, reports, applications or submissions were in material compliance with applicable Laws when filed, remain in full force and effect, and no material deficiencies have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, listing, registrations, reports, applications or submissions.

(c) To the knowledge of Seller, except as set forth in documents either delivered or made available to Buyer, all preclinical and clinical investigations or trials sponsored by or conducted on behalf of Seller in connection with the Transferred Products have been and are being conducted in material compliance with applicable Laws, rules, regulations and binding guidances, including Good Clinical Practices requirements and federal and state Laws, rules, regulations and binding guidances restricting the use and disclosure of individually identifiable health information. Seller has not received any written notice or other correspondence from the FDA or any other Regulatory Authority commencing, or threatening to initiate, any action to place a clinical hold order on, or to terminate, delay, suspend, or materially modify any proposed or ongoing clinical or pre-clinical studies or tests sponsored by or conducted on behalf of Seller relating to the Transferred Products, or otherwise alleging noncompliance with any applicable Laws with respect thereto.

(d) Each of the Transferred Products is being, and at all times has been, Developed, tested, marketed, sold, and labeled, as applicable, in compliance in all material respects with all applicable Laws. There has not been any product recall, market withdrawal, replacement, “dear doctor” letter, investigator notice, safety notice, warning letter, untitled letter, inspectional observation or other written notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Transferred Products (“Safety Notice”) conducted by or on behalf of Seller or, to Seller’s knowledge, any Safety Notice conducted by or on behalf of any Third Party. To the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to any material actual, alleged, possible or potential action to enjoin Development, manufacturing, marketing or distribution of any Transferred Product. Seller has made available to Buyer copies of material complaints and notices of alleged defect or adverse reaction with respect to the Transferred Products that have been received in writing by Seller since January 1, 2014.

(e) To the knowledge of Seller, in connection with the Transferred Products, Seller has not: (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority; or (iii) committed any other act, made any statement or failed to make any statement, that establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, Seller is not subject to any pending or, to Seller’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. None of Seller or, to the knowledge of Seller, its officers, employees, agents or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Law or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

2.14 Transferred Inventory. The Closing Product Inventory (i) is saleable and merchantable, subject to customary reserves for inventory write-downs, in the ordinary course of the Commercial Business, (ii) was produced or manufactured in compliance in all material respects with applicable Law, (iii) has been stored and handled in accordance with the Transferred Product label and applicable Law and (iv) is not adulterated or misbranded within the meaning of any applicable Law. The Transferred Inventory has been manufactured, handled, maintained, packaged and stored, as applicable, at all times in compliance in all material respects with applicable Law. Section 2.14 of the Seller Disclosure Letter sets forth the applicable shelf life for (A) the Closing Product Inventory and (B) any active pharmaceutical ingredients and other critical raw materials included in Transferred Inventory that have a shelf life.

2.15 Labor and Employment Matters.

(a) Seller is not a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and, as of the date of this Agreement, no such agreement is presently being negotiated. As of the date of this Agreement: (i) no employees of Seller are represented by a labor organization in connection with their work for Seller; (ii) there are no activities or proceedings of any labor union to organize any employees of Seller pending or, to Seller’s knowledge, threatened, including but not limited to any organizing campaigns, demands for recognition, or election petitions; and (iii) there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to Seller’s knowledge, threatened with respect to the employees of Seller.

(b) Seller is, and since January 1, 2014 has been, in compliance in all material respects with all federal, state, and non-U.S. Laws respecting labor, employment and employment practices, including but not limited to all U.S. Laws respecting terms and conditions of employment, immigration, workers’ compensation, long-term disability, occupational safety, plant closings, compensation and benefits, classification of employees, and wages and hours (“Employment Practices”) and as of the date of this Agreement, (A) there are no audits or investigations pending or scheduled by any Governmental Entity pertaining to the Employment Practices of Seller and (B) no claims, complaints, suits, proceedings, hearings or investigations relating to Employment Practices of Seller are pending or threatened before any Governmental Entity.

(c) Seller has provided to Buyer a schedule 2.15(c) containing a complete and accurate list of the following information for each Business Employee, including each Business Employee on leave of absence or layoff status: name; job title; work location; date of commencement of employment; exempt or non-exempt status and current compensation paid or payable.

2.16 Employee Benefits.

(a) Section 2.16(a) of the Seller Disclosure Letter contains a complete and accurate list of all material Business Benefit Plans. For purposes of this Agreement, “Business Benefit Plans” shall mean all Employee Benefit Plans (as defined below) that are maintained or contributed to or required to be contributed to by Seller or any ERISA Affiliate and under which any Business Employee has a present or future right to benefits (except for (i) employment agreements and offer letters establishing at-will employment without obligating Seller to make any payment or provide any benefit upon termination of employment or change in control other than through a separate Business Benefit Plan, and (ii) individual equity award agreements that are substantially identical to the standard form of award agreement under the applicable Seller equity plan). For purposes of this Agreement, “Employee Benefit Plan” means (x) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (y) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (z) any other written plan, agreement, arrangement or policy involving direct or indirect compensation or employee benefits, including insurance coverage, severance benefits, disability benefits, pension benefits, retirement benefits, employment agreements, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, change in control, retention, paid time off, fringe benefit or other forms of incentive compensation or post-retirement compensation.

(b) Seller has made available to Buyer with respect to each Business Benefit Plan listed on Section 2.16(a) of the Seller Disclosure Letter (in each case to the extent applicable): (i) a copy of the material Business Benefit Plan document, including all currently effective amendments thereto; (ii) the most recent summary plan description and all currently effective summaries of material modifications with respect to the Business Benefit Plan; (iii) the most recently filed annual report on Form 5500; (iv) the most recently received IRS determination or opinion letter; (v) the most recent summary annual report, nondiscrimination testing report, actuarial report, financial statement and trustee report; and (vi) all records, notices and filings concerning IRS or Department of Labor or other Governmental Entity audits or investigations or “prohibited transactions” within the meaning of Section 4043 of ERISA.

(c) Each Business Benefit Plan is operated in material compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Business Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and can rely on a favorable determination, opinion or advisory letter from the IRS regarding such qualification, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualification of such Business Benefit Plan.

(d) No material liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full. There are no material disputes or claims (other than routine claims for individual benefits) pending or threatened against Seller and/or any Business Benefit Plan. Neither Seller nor any ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) or

4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e) The consummation of the transactions contemplated hereby will not, either alone or in connection with another event, except as set forth on Section 2.16(e) of the Seller Disclosure Letter (i) accelerate the time of payment or vesting or increase the amount due under any of the Business Benefit Plans or (ii) entitle any Business Employee to severance or similar compensation or satisfy any prerequisite to any severance or similar compensation to any such individual.

(f) Each Business Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Business Benefit Plan is subject to tax under Section 409A of the Code.

2.17 Compliance with Laws.

(a) Seller is, and since January 1, 2014 has been, with respect to the Commercial Business, Acquired Assets and Assumed Liabilities, in compliance in all material respects with all applicable Laws of any federal, state or foreign government, or any Governmental Entity. Seller is not a party to, nor is subject to, non-compliance proceedings or the provisions of any material Order of any Governmental Entity. No notice, citation, summons or order has been issued to Seller or any of its Subsidiaries, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and, to the knowledge of Seller, no investigation or review is pending or threatened against Seller by any Governmental Entity with respect to any alleged, actual, possible or potential violation, or failure to comply with by Seller of any Law applicable to the Commercial Business.

(b) Set forth on Section 2.17(b) of the Seller Disclosure Letter are all Permits held by Seller that are required for the conduct of the Commercial Business as presently conducted consistent with past practice, each of which is valid and in full force and effect, and none of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the execution or delivery of this Agreement or the Related Agreements by Seller or the consummation of the transactions contemplated hereby and thereby. Except for the Transferred Permits, there are no Permits, whether written or oral, necessary or required for the conduct of the Commercial Business. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of Seller, threatened against Seller, by any Governmental Entity with respect to any alleged, actual, possible or potential violation, failure to comply with, or failure to have, any Permit required in connection with the conduct of the Commercial Business by Seller. To the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to the loss of or refusal to renew the Transferred Permits.

2.18 Brokers’ Fees. No agent, broker, finder or investment banker other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Seller. Seller is solely responsible for the fees and expenses of any such agent, broker, finder or investment banker.

2.19 Environmental Matters. (i) Seller is, and since January 1, 2014 has been, in compliance in all material respects with applicable Laws governing pollution, the protection of the environment or, with respect to exposure to Hazardous Substances, human health (“Environmental Laws”), which compliance includes possession of and compliance in all material respects with all licenses, permits, authorizations, variances, exemptions or approvals required by all Environmental Laws applicable thereto (“Environmental Permits”), all such Environmental Permits are in full force and effect and are listed on Section 2.17(b) of the Seller Disclosure Letter; (ii) Seller has not received any written notice that remains outstanding from a Governmental Entity or other Person that alleges that Seller is in material violation of or has material Liability pursuant to any applicable Environmental Law or any Environmental Permit with respect to the Commercial Business or the Acquired Assets; (iii) Seller is not subject to any material unresolved complaint, suit, action, legal proceeding, hearing, investigation or claim, request for information, demand or Order, of any Governmental Entity relating to any Release of or exposure to a regulated hazardous or toxic material, substance or waste, pollutant or contaminant, including petroleum and petroleum products (“Hazardous Substances”), or material violation of or material Liability under any Environmental Law or Environmental Permit; (iv) neither Seller, nor, to Seller’s knowledge, any Person for whom Seller is legally responsible has Released Hazardous Substances in violation of Environmental Laws or as would reasonably be expected to result in material liability for Seller or the Commercial Business on, at, or under the real property currently or formerly operated or leased by Seller in connection with the Commercial Business; and (v) Seller has furnished to Buyer all non-privileged material environmental audits, reports and assessments in its possession regarding the operation of the Commercial Business or properties operated or leased in connection with the Commercial Business and the Acquired Assets. Notwithstanding any other representation or warranty in this Article II, the representations and warranties in this Section 2.19 and with respect to environmental matters, Section 2.4(b), Section 2.5(b) and Section 2.17(b), constitute the sole and exclusive representations and warranties of Seller with respect to environmental matters.

2.20 Sufficiency of Assets. The Acquired Assets and the real property that is the subject of the Sublease constitute all of the rights, property and assets that are owned, licensed or controlled by Seller or any of its affiliates as of the Closing Date and are necessary for the conduct of the Commercial Business, and are sufficient for the continued conduct of the Commercial Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. None of the Excluded Assets (other than certain employees of Seller or any of its affiliates) are material to the Commercial Business.

2.21 Solvency. Assuming satisfaction of the conditions to this Agreement and after giving effect to the transactions contemplated hereby, the assumption or retention (as applicable) of the Excluded Liabilities by Seller and its affiliates, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Seller and its affiliates (on a consolidated basis) are not insolvent as of the Closing Date and neither the consummation of the transactions contemplated hereby nor Seller’s operation of the Commercial Business in the ordinary course of the Commercial Business shall render Seller insolvent. As used herein, “insolvent” means the sum of Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets. Seller has no current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code.

2.22 Information Supplied. The information supplied by Seller for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of Seller, and at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, Seller makes no representation or warranty with respect to any information supplied by Buyer or any of its Representatives for inclusion in the Proxy Statement. The Proxy Statement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

2.23 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II as of the date of this Agreement (as qualified by the Seller Disclosure Letter) and in the Related Agreements, neither Seller, any of its affiliates nor any other Person on behalf of Seller makes any express or implied representation or warranty (and there is and has been no reliance by Buyer or any of its affiliates or representatives on any such representation or warranty) with respect to Seller, the Commercial Business or with respect to any other information provided, or made available, to Buyer or its respective affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver (or cause to be executed and delivered) this Agreement and each of the Related Agreements to which Buyer is (or will be as of the Closing) a party and to perform its obligations hereunder and under each of the Related Agreements to which it is (or will be as of the Closing) a party. The execution and delivery by Buyer of this Agreement and each of the Related Agreements to which it is (or will be as of the Closing) a party and the performance by Buyer of this Agreement and its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate or other proceedings or actions on the part of Buyer, its board of directors or stockholders are necessary therefor. This Agreement has been, and each Related Agreement to which it is (or will be at Closing) a party will be, duly and validly executed and delivered by Buyer and (assuming this Agreement and each of the Related Agreements to which Seller is (or will be at Closing) a party, constitutes the valid and binding obligation of Seller) constitutes (or will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by general principles of equity.

3.3 Noncontravention; Consents. Neither the execution, delivery or performance of this Agreement by Buyer or any of the Related Agreements to which Buyer is (or will be at Closing) a party, nor the consummation by Buyer of the transactions contemplated hereby or by the Related Agreements, will (with or without the giving of notice or the lapse of time, or both):

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of Buyer;

(b) require on the part of Buyer any filing with, notice to, exemption from, or any permit, authorization, consent or approval of, any Governmental Entity with respect to the Commercial Business or the Acquired Assets, except for (i) compliance by Buyer with the applicable requirements of the HSR Act and (ii) the Buyer FDA Letters;

(c) conflict with, violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, require any notice, right of first offer or refusal, consent or waiver under, or result in the loss of any right or privilege under, any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of Buyer’s assets, except which do not, and would not reasonably be expected to, materially and adversely affect Buyer’s ability to consummate the transactions contemplated hereby; or

(d) conflict with or violate any Order, or Law applicable to Buyer or any of its properties or assets.

3.4 Broker’s Fees. No agent, broker, finder or investment banker other than MTS Health Partners, L.P. is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Buyer. Buyer is solely responsible for the fees and expenses of any such agent, broker, finder or investment banker.

3.5 Litigation. There is no claim, complaint, action, suit, proceeding, hearing or investigation initiated, or, to Buyer’s knowledge, threatened, before any Governmental Entity or arbitral body against Buyer (but excluding any claim, complaint, action, suit, proceeding, hearing or investigation relating to sealed qui tam cases) which would adversely affect Buyer’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or any Related Agreement. There are no outstanding Orders of any Governmental Entity or arbitral body against Buyer which would adversely affect Buyer’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or any Related Agreement.

3.6 Sufficiency of Funds. As of the date hereof, Buyer has, and at all times until the satisfaction of all of its obligations under this Agreement will have, sufficient cash, available lines of credit or other sources of immediately available funds on hand to enable it perform all of its obligations under this Agreement.

3.7 Information Supplied. The information supplied by Buyer for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of Seller, and at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, Buyer makes no representation or warranty with respect to any information supplied by Seller or any of its Representatives for inclusion in the Proxy Statement. The information supplied by Buyer for inclusion in the Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

3.8 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III and in the Related Agreements, neither Buyer, any of its affiliates, nor any other Person on behalf of Buyer makes any express or implied representation or warranty (and there is and has been no reliance by Seller or any of its affiliates or representatives on any such representation or warranty) with respect to Buyer, any Subsidiary of Buyer or their respective businesses or with respect to any other information provided, or made available, to Seller or its respective affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Operation of Business.

(a) Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Pre-Closing Period”), Seller shall use commercially reasonable efforts to preserve the Commercial Business and the Acquired Assets, conduct the operations of the Commercial Business in the ordinary course, and preserve Seller’s relationships with customers, suppliers, distributors, licensors, licensees, employees and others having business dealings with Seller to the extent such relationships relate to the Commercial Business.

(b) Except (1) as set forth in Section 4.1(b) of the Seller Disclosure Letter or as otherwise contemplated by this Agreement, (2) as required by Law or the judgment, order, decree, stipulation or injunction by any Governmental Entity of competent jurisdiction, or (3) with written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, as it relates to the Commercial Business:

(i) sell, lease, license, abandon or otherwise dispose of or permit any Encumbrance (other than Permitted Encumbrances) on any Acquired Asset, except inventory in the ordinary course of the Commercial Business;

(ii) acquire any properties or assets that constitute Acquired Assets, either tangible or intangible, other than in the ordinary course of the Commercial Business or with respect to binding orders entered into prior to the date of this Agreement;

(iii) (A) settle or commence any claim, complaint, action, suit, proceeding, hearing or investigation (including any Tax Claim); or (B) waive any material claims or rights of material value, in either case in a manner that would constitute an Assumed Liability or otherwise be adverse in any material respect to the Commercial Business or Acquired Assets at and after the Closing;

(iv) fail to collect the Transferred Accounts Receivable for the Commercial Business in the ordinary course of the Commercial Business;

(v) (A) make any material Tax election or change in method of Tax accounting not required by Law, file (other than in the ordinary course of the Commercial Business), re-file, or amend any Tax Return, enter into any Contract with a Governmental Entity with respect to Taxes, consent to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action or (B) settle or compromise any Tax Liability for which Buyer is responsible;

(vi) fail to pay in the ordinary course of the Commercial Business all material payables and other material Liabilities, in each case, that would constitute Assumed Liabilities, when due;

(vii) enter into, extend, materially modify, terminate or renew any Assigned Contract (or any Contract that would be an Assigned Contract if entered into prior to the date hereof) or Lease (or any real property lease that would be a Lease if entered into prior to the date hereof) relating to the Commercial Business;

(viii) other than in the ordinary course of the Commercial Business consistent with past practice, or as required by applicable Law, or pursuant to the terms of any Contract or other Business Benefit Plan as in effect on the date hereof that has been provided to Buyer, increase or enhance the compensation or benefits of the Business Employees (including severance pay or bonus opportunities or payments) or make any award or grant under any Business Benefit Plan to any Business Employee;

(ix) make any change in the key management structure of the Commercial Business as set forth on Section 4.1(b)(ix) of the Seller Disclosure Letter, including without limitation the hiring of additional officers or the termination of existing officers for the Commercial Business, except for (A) terminations for cause and replacements for such terminated employees following consultation with Buyer regarding such replacements and (B) hires, terminations and replacements in the ordinary course of the Commercial Business following reasonable consultation with Buyer, provided that nothing in this Section 4.1(b)(ix) shall prevent Seller from terminating any officer that is not a Business Employee;

(x) adopt, enter into or amend in any material respect any Business Benefit Plan, except for any such amendment as may be required to comply with applicable Laws;

(xi) fail to maintain material insurance policies currently maintained by the Commercial Business or covering the Acquired Assets or the Assumed Liabilities unless comparable replacement policies with at least similar coverage areas and amounts are procured;

(xii) fail to comply with all Laws applicable to the Acquired Assets and the Commercial Business in all material respects;

(xiii) terminate or fail to maintain or renew any material Transferred Permits;

(xiv) dispose of or permit to lapse any material Transferred IP; or

(xv) enter into any agreement, or otherwise become obligated, to do any action prohibited under clauses (i) – (xiv) of this Section 4.1(b).

4.2 Access. During the Pre-Closing Period, Seller shall keep Buyer informed of all material developments relevant to the Commercial Business and its ability to consummate the transactions contemplated hereby. During the Pre-Closing Period, subject to (a) compliance with applicable Laws and (b) any established legal privilege, Seller shall permit (or cause to be permitted) the representatives of Buyer, at Buyer’s expense, to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to unreasonably disrupt the normal business operations of the Commercial Business or other businesses of Seller or its affiliates) to the premises, properties, financial and accounting records, employees, Contracts, and other records and documents, of or pertaining to the Commercial Business, the Transferred Products, the Acquired Assets and the Assumed Liabilities (including in order to conduct a Phase 1 Environmental Site Assessment following the ASTM Environmental Assessment Standard and a limited compliance review at the One Kendall Property), and such other relevant information and materials as may be reasonably requested. Seller shall use commercially reasonable efforts to cause the contract manufacturing organizations and suppliers set forth on Section 4.2 of the Seller Disclosure Letter to permit Buyer to conduct Current Good Manufacturing Practice visits and Environmental Health and Safety audits in a reasonable time frame prior to the Closing (it being understood, however, that such Third Parties are not required to facilitate such visits and audits, there can be no guarantee that they will permit such visits and audits, and in no event will the Closing be delayed solely because such Third Parties do not permit such visits and audits to occur prior to the Closing). Buyer acknowledges that it remains bound by the Nondisclosure Agreement, dated October 10, 2016, entered into between Ipsen Pharma SAS and Seller (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of Seller or any of their respective affiliates in connection with the transactions contemplated by this Agreement without the prior written consent of Seller.

4.3 Governmental Approvals and Consents.

(a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to satisfy the conditions to Closing set forth herein and consummate the transactions contemplated hereby as soon as practicable after the date of this Agreement and in any event no later than the Outside Date, including (x) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date of this Agreement, all documentation (A) to effect all necessary applications, notices, petitions and other filings and (B) to obtain all waiting period expirations or terminations, registrations, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated hereby and (y) taking all steps as may be necessary to obtain all waiting period expirations or terminations, registrations, permits and authorizations, including defending or contesting any suit, action, legal proceeding or claim brought by a Third Party, including any Governmental Entities, that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each Party agrees (i) to make all necessary applications, notices, petitions and filings required (and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material) with respect to this Agreement or the transactions contemplated hereby with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) on a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless another date is mutually agreed between the Parties), and any other Governmental Entity under any other applicable Antitrust Law and (ii) to promptly determine whether any other filings are required to be made with, and whether any other consents, approvals, permits or authorizations are required to be obtained from, any Governmental Entity under any other applicable Law in connection with the transactions contemplated hereby, and if so, to prepare and file any such filings and to seek any such other consents, approvals, permits or authorizations (the filings described in the foregoing clauses (i) and (ii) collectively, “Regulatory Filings”). All filing fees required in connection with the Regulatory Filings shall be borne equally by Seller and Buyer.

(b) In connection with, and without limiting, the efforts or the obligations of the Parties under Section 4.3(a), each of Buyer and Seller shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Entity, (i) cooperate and coordinate in all respects with the other in the making of Regulatory Filings (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested by the non-filing Parties in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Entity under any applicable Law with respect to any such filing, (ii) supply the other Party and its counsel, as applicable, with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such filings, including, within the time allowed by the relevant Governmental Entity and under applicable Law, any additional or supplemental information that may be required or reasonably requested by the FTC, the DOJ and the relevant Governmental Entities in any applicable jurisdiction in which any such filing is made under any other applicable Law and (iii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to obtain the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act or any other Antitrust Law (the “Antitrust Approvals”), in each case as soon as practicable, and to avoid any impediment to the consummation of the transactions contemplated hereby under any applicable Law, including using commercially reasonable efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Entity or Person may assert with respect to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 4.3(b), none of Buyer, on the one hand, or Seller, on the other hand, shall be required to agree to any term or take or refrain from taking any action in connection with obtaining the Antitrust Approvals that is not conditioned upon the consummation of the transactions contemplated hereby.

(c) Each of Buyer, on the one hand, and Seller, on the other hand, shall, to the extent practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby in connection with any Regulatory Filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any claims, complaints, actions, suits, proceedings, hearings or investigations initiated by a private party. If any Party or affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to a Regulatory Filing, then such Party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, the Parties will (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Party reasonably apprised with respect to any material communications with any Governmental Entity regarding the transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the transactions contemplated hereby and (vi) provide each other (or counsel of each Party, as appropriate) with copies of all material written communications to or from any Governmental Entity relating to the transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law.

(d) Buyer will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or any other Antitrust Laws or enter into any agreement with the FTC, the DOJ or any other Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of Seller. Neither Buyer nor Seller shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition could reasonably be expected to increase the risk of not obtaining the applicable consent, clearance, approval, authorization or waiver under the HSR Act or any Antitrust Law with respect to the transactions contemplated hereby.

(e) Each of Buyer and Seller shall use its commercially reasonable efforts to obtain all of its respective consents, waivers, authorizations and approvals of all Third Parties (other than Governmental Entities, which are the subject of clauses (a)-(d) above) necessary, proper or advisable for the consummation of the transactions contemplated hereby and to provide any notices to Third Parties required to be provided by it prior to the Closing.

(f) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement under the HSR Act or other Antitrust Laws, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Entity, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, Buyer is not required to take any action to contest or resist any such action or proceeding or to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other order repealed, rescinded, or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date.

4.4 Notices of Certain Events. During the Pre-Closing Period, Seller and Buyer shall promptly notify the other Party of any of the following after gaining knowledge thereof:

(a) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement, which breach or failure to be true and correct would prevent the satisfaction by it of a condition in Section 5.2(a) or 5.3(a), as applicable, prior to the Outside Date;

(b) the occurrence of any Effect that has, or would reasonably be expected to cause or constitute, a Business Material Adverse Effect or Buyer Material Adverse Effect, as applicable; and

(c) any material failure by such Party to comply with, in any material respect, any covenant or agreement to be complied with by it hereunder, which failure to comply with such covenant or agreement would prevent the satisfaction by it of a condition in Section 5.2(b) or 5.3(b), as applicable, prior to the Outside Date.

4.5 Release of Encumbrances. At or prior to the Closing, Seller shall (i) satisfy and discharge Seller’s 11.5% Senior Secured Notes due 2022 (the “Secured Notes”), pursuant to the indenture governing the Secured Notes, such satisfaction and discharge to be effective no later than simultaneous with the Closing, or (ii) provide Buyer with evidence reasonably satisfactory to Buyer, of the release or termination of the Encumbrances securing the Secured Notes, such release or termination to be effective no later than simultaneous with the Closing.

4.6 Supply Agreements. In furtherance of Section 4.1(b)(vii), Seller has provided to Buyer a draft of each of the supply agreements with the counterparties who are set forth on Section 4.6 of the Seller Disclosure Letter (collectively, the “Supply Agreements”) and will (i) provide Buyer reasonable advance notice of all meetings with each supplier and/or its respective advisors relating to the applicable Supply Agreement, (ii) provide Buyer an opportunity to participate in each of such meetings, (iii) keep Buyer reasonably apprised with respect to any material communications with any such supplier regarding such Supply Agreement, (iv) provide Buyer with a reasonable advance opportunity to review and comment upon draft Supply Agreements and (v) not enter into any agreement with such counterparties without Buyer’s prior written consent.

4.7 No Solicitation by Seller; Seller Board Recommendation.

(a) During the Pre-Closing Period, and except as otherwise specifically provided for in this Agreement, Seller shall not, and shall cause its Subsidiaries and controlled affiliates not to, and Seller shall instruct its and its controlled affiliates’ Representatives not to, directly or indirectly (i) solicit, initiate or engage in any discussions or negotiations with respect to any inquiry, proposal, discussion, offer or request that constitutes or would reasonably be expected to lead to a Competing Proposal (an “Inquiry”) (other than informing any Person of the existence of the provisions contained in this Section 4.7) (provided, however, that Seller and its Representatives may make inquiries of a Person (and its Representatives) making a Competing Proposal to ascertain facts regarding, and clarify the terms of, such Competing Proposal for the purpose of the Seller Board informing itself about such Competing Proposal and the Person making it), (ii) terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party with respect to any actual or potential Inquiry, (iii) approve or publicly recommend, or propose publicly to approve or recommend, any Competing Proposal, (iv) withdraw, change or qualify in a manner adverse to Buyer, the Seller Board Recommendation or fail to include the Seller Board Recommendation in the Proxy Statement when disseminated to the stockholders of Seller, (v) enter into any agreement or commitment providing for any Competing Proposal or (vi) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv) or (v) above, a “Seller Change of Recommendation”). Any violation of the restrictions contained in this Section 4.7(a) by any of Seller’s Representatives shall be deemed to be a breach of this Section 4.7(a) by Seller.

(b) Notwithstanding the limitations set forth in Section 4.7(a), if, prior to the Seller Stockholder Approval being obtained, Seller receives a bona fide Competing Proposal that was not solicited in material breach of Section 4.7(a), and the Seller Board determines in good faith after consultation with Seller’s outside legal counsel and financial advisors that such Competing Proposal constitutes, or could reasonably be likely to lead to, a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then Seller and its Representatives may (i) furnish information (including nonpublic information) to the Person making such Competing Proposal, its Representatives and its potential sources of financing, if, prior to so furnishing such information, Seller receives (or has previously received) from such Person an executed Acceptable Confidentiality Agreement and (ii) engage in discussions or negotiations with such Person, its Representatives and its potential sources of financing with respect to such Competing Proposal and any changes thereto, including by making counterproposals thereto. Seller will promptly provide or make available to Buyer any material nonpublic information concerning Seller provided to any other Person pursuant to Section 4.7(b)(i) that was not previously provided to Buyer.

(c) The Seller shall notify Buyer promptly after, to the knowledge of Seller, the receipt of any Competing Proposal from and after the date of this Agreement and provide Buyer with a copy of the Competing Proposal (or if the Competing Proposal is not in writing, a description of the material terms of the Competing Proposal). The Seller shall keep Buyer reasonably informed of the status of discussions relating to any such Competing Proposal. The Seller will also promptly advise Buyer if the Seller determines to begin providing information to or engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 4.7(b).

(d) Notwithstanding anything in this Section 4.7 or Section 4.8 to the contrary, at any time prior to the receipt of the Seller Stockholder Approval, the Seller Board may, in response to its receipt of a bona fide Competing Proposal, make a Seller Change of Recommendation or terminate this Agreement to enter into a definitive written agreement providing for such Competing Proposal pursuant to Section 7.2(b) if (i) the Seller Board has determined in good faith after consultation with Seller’s outside legal counsel and financial advisors that (x) such Competing Proposal constitutes a Superior Proposal and (y) failure to make such Seller Change of Recommendation or to so terminate this Agreement would be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) Seller has provided Buyer with a written notice of such determination and that the Seller Board intends to effect a Seller Change of Recommendation pursuant to this Section 4.7(d) or that Seller intends to terminate this Agreement pursuant to Section 7.2(b) and (iii) during the four (4) Business Day period commencing on the date of Buyer’s receipt of such notice Seller has negotiated with Buyer in good faith (to the extent Buyer desired to negotiate) to make a possible amendment to this Agreement so as to enable Seller to proceed with the Seller Board Recommendation and not effect a Seller Change of Recommendation, and after taking account of Buyer’s proposals, if any, the Seller Board again makes the determination set forth in Section 4.7(d)(i). Each time the financial or other material terms of such Competing Proposal are materially amended, the Seller will deliver to Buyer a new notice, and the period of negotiation provided in the foregoing sentence shall in no event end prior to 11:59 p.m. (Eastern Time) on the date that is two (2) Business Days immediately following Buyer’s receipt of such new notice and specified agreements.

(e) Notwithstanding anything in this Section 4.7 or Section 4.8 to the contrary, at any time prior to the receipt of the Seller Stockholder Approval, the Seller Board may make a Seller Change of Recommendation in response to a Seller Intervening Event if (i) the Seller Board has determined in good faith after consultation with Seller’s outside legal counsel and financial advisors that the failure to make a Seller Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) Seller has provided Buyer with a written notice of such determination and that the Seller Board intends to effect a Seller Change of Recommendation and (iii) during the four (4) Business Day period commencing on the date of Buyer’s receipt of such notice Seller has negotiated with Buyer in good faith (to the extent Buyer desired to negotiate) to make a possible amendment to this Agreement so as to enable Seller to proceed with the Seller Board Recommendation and not effect a Seller Change of Recommendation, and after taking account of Buyer’s proposals, if any, the Seller Board again makes the determination set forth in Section 4.7(e)(i).

(f) Nothing contained in this Agreement shall prohibit Seller or the Seller Board from (i) complying with Rules 14d-9 and 14e-2(a) under the Exchange Act with respect to a Competing Proposal, (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders as reasonably required by applicable Law; provided, however, that this Section 4.7(f) shall not permit the Seller Board to make a Seller Change of Recommendation except to the extent permitted by Section 4.7(d) or Section 4.7(e). For the avoidance of doubt, a factually accurate public statement that describes Seller’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed a Seller Change of Recommendation.

4.8 Preparation of the Proxy Statement; Seller Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. Each of Seller and Buyer shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested by such other Party in connection with the preparation, filing and distribution of the Proxy Statement. Seller shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as reasonably practicable after receipt thereof, provide Buyer with copies of all non-routine correspondence related to the Proxy Statement between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC. Seller shall respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Buyer a reasonable opportunity to review and comment on such document or response in advance and give due consideration to such comments, except to the extent such disclosures relate to a Competing Proposal.

(b) If, at any time prior to the Closing, any information relating to Seller or Buyer, or any of their respective affiliates, should be discovered by Seller or Buyer that, in the reasonable judgment of Seller or Buyer, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Seller and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Seller. Nothing in this Section 4.8(b) shall limit the obligations of any Party under Section 4.8(a). For purposes of this Section 4.8, any information concerning or related to Seller or its affiliates will be deemed to have been provided by Seller, and any information concerning or related to Buyer or its affiliates will be deemed to have been provided by Buyer.

(c) The Seller shall, in accordance with applicable Law and Seller’s charter and bylaws, establish a record date for, duly call, give notice of, convene and hold the Seller Special Meeting as promptly as reasonably practicable after the date hereof, for the purpose of obtaining the Seller Stockholder Approval. Subject to compliance with applicable Law, Seller shall no later than as promptly as reasonably practicable after the SEC has advised that it will not provide further comments on the Proxy Statement (or when the ten-day period referred to in Rule 14a-6 under the Exchange Act has expired without receipt of SEC comments or notice from the SEC that it will provide comments), mail the Proxy Statement to the stockholders of Seller and use its reasonable best efforts to solicit and obtain the Seller Stockholder Approval, except to the extent that the Seller Board shall have made a Seller Change of Recommendation as permitted by Section 4.7. Notwithstanding the foregoing provisions of this Section 4.8(c), Seller shall be permitted to recess, adjourn, postpone or delay the Seller Special Meeting without the prior consent of Buyer if and to the extent that: (i) there are holders of an insufficient number of Common Stock present or represented by a proxy at the Seller Special Meeting to constitute a quorum at the Seller Special Meeting, provided that any such recesses, adjournments, postponements or delays shall not cause the Seller Special Meeting to be recessed, adjourned, postponed or delayed by more than twenty (20) Business Days after the initial date established for the Seller Special Meeting; (ii) Seller has not received proxies representing a sufficient number of Common Stock to obtain the Seller Stockholder Approval, provided that any such adjournments, postponements or delays shall not cause the Seller Special Meeting to be adjourned, postponed or delayed by more than more than twenty (20) Business Days after the initial date established for the Seller Special Meeting; (iii) such adjournment, postponement, delay or cancellation is required by applicable Law or a request from the SEC or its staff; or (iv) in the good faith judgment of the Seller Board (after consultation with its outside legal advisors), the failure to adjourn, postpone or delay the Seller Special Meeting would be reasonably likely to not allow sufficient time under applicable Laws for the distribution and review of any required or appropriate supplement or amendment to the Proxy Statement by Seller’s stockholders prior to the Seller Special Meeting as then-scheduled.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to the Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer or Seller, as appropriate, at or before the Closing Date, of each of the following conditions:

(a) the Seller Stockholder Approval shall have been obtained;

(b) no judgment, order, decree, stipulation or injunction by any Governmental Entity of competent jurisdiction shall be in effect which prevents, makes illegal, or limits the consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity of competent jurisdiction seeking an Order that would reasonably be expected to prevent the consummation of, or limit, any of the transactions contemplated by this Agreement;

(c) no Law shall have been enacted, promulgated or deemed applicable to the transactions contemplated hereby that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal; and

(d) all waiting periods under the HSR Act, if applicable with respect to the transactions contemplated by this Agreement or other applicable waiting period (or any extension thereof), filings or approvals under the applicable Antitrust Laws to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

5.2 Conditions to Obligations of Buyer. In addition to the satisfaction or waiver, as applicable, of the conditions under Section 5.1, the obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver in writing by Buyer) of the following conditions:

(a) (i) each of the Fundamental Representations of Seller set forth in Article II shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date); and (ii) each of the representations and warranties of Seller set forth in Article II (other than the Fundamental Representations) shall be true and correct (disregarding all qualifications and exceptions as to materiality or Business Material Adverse Effect contained therein) on and as of the date of this Agreement and on and as of the Closing Date, except in the cases of the clauses (i) and (ii) (x) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (y) below), and (y) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to have a Business Material Adverse Effect;

(b) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement and the Related Agreements as of or prior to the Closing;

(c) Seller shall have delivered to Buyer a certificate, validly executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied;

(d) Seller shall have delivered to Buyer each of the Related Agreements to which Seller is a party, validly executed by a duly authorized representative of Seller;

(e) Seller shall have delivered a certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b) in a form reasonably acceptable to Buyer;

(f) Seller shall have delivered to Buyer evidence of accepted binding purchase orders (i) with each of the counterparties set forth on Section 5.2(f)(i) of the Seller Disclosure Letter and (ii) reflecting the terms set forth on Section 5.2(f)(ii) of the Seller Disclosure Letter;

(g) Seller shall have delivered to Buyer all other items listed in Section 1.3(b) not otherwise delivered under this Section 5.2;

(h) Seller shall have delivered to Buyer letters from Seller to the FDA transferring to Buyer the rights to the Transferred Registrations issued by the FDA in substantially the form attached hereto as Exhibit I (the “Seller FDA Letters”);

(i) All Third Party consents set forth on Section 5.2(i) of the Seller Disclosure Letter shall have been obtained, in form and substance reasonably satisfactory to Buyer; and

(j) Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.

5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing are subject to the satisfaction (or waiver in writing by Seller) of the following conditions:

(a) (i) each of the Fundamental Representations of Buyer set forth in Article III shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date); and (ii) each of the representations and warranties of Buyer set forth in Article III (other than the Fundamental Representations) shall be true and correct (disregarding all qualifications and exceptions as to materiality or Buyer Material Adverse Effect contained therein) on and as of the date of this Agreement and on and as of the Closing Date, except in the cases of clauses (i) and (ii) (x) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (y) below), and (y) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to have a Buyer Material Adverse Effect;

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement and the Related Agreements as of or prior to the Closing;

(c) Buyer shall have delivered to Seller a certificate, validly executed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying that each of the conditions specified in clauses (a) and (b) of this Section 5.3 is satisfied;

(d) Buyer shall have delivered to Seller letters from Buyer to the FDA assuming responsibility for the Transferred Registrations issued by the FDA in substantially the form attached hereto as Exhibit J (the “Buyer FDA Letters”); and

(e) Buyer shall have delivered to Seller all other items listed in Section 1.3(b) not otherwise delivered under this Section 5.3.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, Seller shall indemnify Buyer and its Subsidiaries and their respective officers, directors, affiliates, stockholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against, any and all claims, judgments, causes of action, losses, debts, obligations, Taxes and other liabilities, monetary damages, fines, penalties, costs, interest and expenses, including costs of investigation, defense and settlement, and reasonable attorneys’ and other fees and expenses (collectively, “Damages”) incurred as a result or arising out of:

(a) any (i) breach of any representation or warranty of Seller contained in Article II of this Agreement or the certificate of Seller delivered at the Closing pursuant to Section 5.2(c) or (ii) failure to perform any covenant or agreement of Seller contained in this Agreement or the Related Agreements;

(b) Seller’s and its affiliates’ failure, fully or timely, to pay, satisfy or perform the Excluded Liabilities;

(c) any Tax for which Seller is responsible pursuant to Section 8.1;

(d) any Tax imposed on or relating to (i) Acquired Assets or the Commercial Business with respect to any Pre-Closing Tax Period or (ii) all or portion of any Shire Milestone Payment; or

(e) the matters set forth on Section 6.1(e) of the Seller Disclosure Letter.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller and its Subsidiaries and their respective officers, directors, affiliates, stockholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against, any and all Damages incurred as a result or arising out of:

(a) any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 5.3(c) or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement or the Related Agreements;

(b) Buyer’s and its affiliates’ failure, fully or timely, to pay, satisfy or perform the Assumed Liabilities; or

(c) any Tax for which Buyer is responsible pursuant to Section 8.1.

6.3 Claims for Indemnification.

(a) Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a Third Party claim, action, suit or proceeding (a “Third Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought or, if earlier, upon the written assertion of any such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim so long as (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (ii) the maximum amount the Indemnified Party would be entitled to recover under this Article VI in respect of such Third Party Claim is anticipated to be more than 50% of the total Damages likely to be assessed against the Indemnified Party pursuant to such Third Party Claim and (iii) prior to the Indemnifying Party assuming control of such defense, it shall provide reasonable assurance to the Indemnified Party of its financial ability to assume the cost of such Third Party Claim and that, as between the Indemnifying Party and the Indemnified Party, any Damages related to such Third Party Claim shall be the responsibility of the Indemnifying Party (subject to any applicable limitations provided in Section 6.5). If the Indemnifying Party does not assume control of such defense in accordance with the terms hereof, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense and may retain separate co-counsel at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed so long as the Indemnifying Party is actively and diligently defending in good faith any such Third Party Claim. The Indemnifying Party shall not agree to any settlement of such Third Party Claim that (i) does not include a complete and unconditional release of the Indemnified Party from all Liability with respect thereto, (ii) has a finding or admission of any violation of Law or any violation of the rights of any Person, or (iii) imposes any Liability on the Indemnified Party, or any matters with respect to Taxes, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Indemnifying Party and the Indemnified Party shall direct their respective counsel to reasonably cooperate with the other.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party or the method of computation of the amount of such claim of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (including wire instructions if payment is requested to be made by wire transfer). Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount including the reasons therefor. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.9.

6.4 Survival.

(a) Other than claims alleging common law fraud or willful or intentional misrepresentation or breach of this Agreement, the representations and warranties of Seller and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.2(c) and 5.3(c) shall survive the Closing for a period of sixteen (16) months, other than for the representations and warranties of Seller contained in Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Title to Assets), 2.3 (Authority) and 2.18 (Brokers’ Fees), and of Buyer contained in Sections 3.1 (Organization), 3.2 (Authorization of Transaction) and 3.4 (Brokers’ Fees), (collectively, the “Fundamental Representations”), which shall survive the Closing for forty (40) months.

(b) The covenants or other agreements contained in this Agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c) No Party shall have any Liability of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof; provided, however, any claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the applicable survival period as provided in Section 6.4(a) shall survive solely for the purpose of such claim until such claim is finally resolved and satisfied.

6.5 Limitations.

(a) Subject to Section 10.13, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing two sentences, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing contained in this Agreement shall relieve or limit the liability of any Party or any officer or director of such Party from any liability arising out of or resulting from common law fraud or intentional or willful misrepresentation in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i) the aggregate liability of Seller for all Damages under Section 6.1(a)(i) (other than on account of the breach of any Fundamental Representation, with respect to which Seller’s aggregate liability shall not exceed an amount equal to the Base Purchase Price (as adjusted pursuant to Section 1.4)) and Section 6.1(e) shall not exceed an amount equal to $95,000,000 (the “Applicable Cap Amount”); and

(ii) a Buyer Indemnified Party shall have no right to indemnification under Section 6.1(a)(i) (other than on account of the breach of any Fundamental Representation as to which the limitation shall not apply) or Section 6.1(e) unless and until the amount of Damages suffered by such Buyer Indemnified Party with respect to an individual claim under such sections exceeds $50,000 and the aggregate amount of Damages suffered by such Buyer Indemnified Party under such sections exceeds $250,000 (the “Aggregate Threshold”), whereupon the Buyer Indemnified Parties shall be indemnified for all Damages (including Damages up to the Aggregate Threshold), subject to the Applicable Cap Amount.

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI that are special or punitive Damages, except to the extent that any of the foregoing are awarded to a Third Party against any Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, any limitation or qualification as to materiality, Business Material Adverse Effect or Buyer Material Adverse Effect shall be disregarded for purposes of determining the amount of any Indemnifying Party’s indemnification obligation and whether there has been any breach of any representation, warranty, covenant or agreement in this Agreement.

(e) The amount of any Damages for which indemnification is provided under this Article VI shall be computed net of any Third Party insurance proceeds actually received by the Indemnified Party (net of any retroactive premium adjustments and any other costs of collection), each Party agreeing (i) to use commercially reasonable efforts to recover all available insurance proceeds and (ii) to the extent any indemnity payment under this Agreement has been paid by the Indemnifying Party to or on behalf of the Indemnified Party prior to the receipt, directly or indirectly by the Indemnified Party of any net insurance proceeds under Third Party insurance policies on account of such Damages which duplicate, in whole or in part, the payment by the Indemnifying Party to or on behalf of the Indemnified Party, the Indemnified Party shall remit to the Indemnifying Party an amount equal to the amount of the net insurance proceeds actually received by the Indemnified Party on account of such Damages which duplicate, in whole or in part, the payment made by the Indemnifying Party to or on behalf of the Indemnified Party.

6.6 Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article VI against amounts otherwise payable pursuant to Section 1.2.

6.7 Overdue Payments. Any indemnification obligation under this Article VI not paid when due shall bear interest from the due date until the date of payment thereof at a per annum rate equal to 2.00% plus the three (3)-month US Dollar LIBOR rate in effect on the date such payment is required to be made, from time to time, effective from the date that payment was due, compounded monthly, provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Law, and provided further that interest shall not accrue to the extent the Indemnifying Party is in good faith contesting the right to indemnification hereunder.

6.8 Adjustment to Purchase Price. Any payment by Buyer or Seller, as the case may be, pursuant to this Article VI shall be treated as an adjustment to the purchase price for the Acquired Assets for Tax purposes unless otherwise required by applicable Law.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) by mutual written agreement of Seller and Buyer;

(b) by Buyer if:

(i) any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 5.2(a) to be satisfied;

(ii) Seller has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 5.2(b) to be satisfied, and in each case of clauses (i) and (ii), such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Seller; or

(iii) prior to receipt of the Seller Stockholder Approval, the Seller Board or any committee thereof shall have effected a Seller Change of Recommendation under Section 4.7(d) or Section 4.7(e) hereto;

provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if Buyer is in material breach of this Agreement;

(c) by Seller if:

(i) any of the representations or warranties of Buyer contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 5.3(a) to be satisfied;

(ii) Buyer has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 5.3(b) to be satisfied, and in each case of clauses (i) and (ii), such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Buyer; or

(iii) necessary in order to accept a Superior Proposal in accordance with Section 4.7(e); provided that as a condition to the termination of this Agreement by Seller pursuant to this Section 7.1(c)(iii), Seller pays Buyer, or causes Buyer to be paid, the Seller Termination Fee payable under Section 7.2(b)(i) (it being understood that Seller may enter into such definitive written agreement simultaneously with such termination of this Agreement);

provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Seller is in material breach of this Agreement;

(d) by Buyer or Seller by written notice to the other if;

(i) any Governmental Entity shall have obtained a court order or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such court order or action is or shall have become final and no longer subject to appeal;

(ii) the Closing shall not have occurred on or before 5:00 p.m., Eastern Time on June 30, 2017 (the “Outside Date”); provided, however, that no Party may terminate this Agreement pursuant to this Section 7.1(d)(ii) if such Party’s material breach of any representation, warranty, covenant or other obligation under this Agreement shall have been the reason that the Closing shall not have occurred on or prior to the Outside Date; or

(iii) the Seller Stockholder Approval is not obtained at the Seller Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

7.2 Effect of Termination.

(a) To terminate this Agreement as provided in Section 7.1 (except in the case of termination pursuant to Section 7.1(a)), the terminating party shall have given written notice to the other Party specifying the subsection of Section 7.1 pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there will be no liability of any Party (or any stockholder or representative of such Party) to each other Party hereto, except with respect to the Confidentiality Agreement, this Section 7.2, Section 9.7 and Article X; provided that no such termination shall relieve any Party from liability for any damages resulting from fraud or a willful breach of its representations, warranties or covenants set forth in this Agreement prior to such termination and any aggrieved Party will be entitled to all rights and remedies under applicable Law or in equity.

(b) Seller Termination Fee.

(i) If Seller terminates this Agreement pursuant to Section 7.1(c)(iii), then Seller shall pay or cause to be paid to Buyer prior to or substantially concurrently with, and as a condition to such termination, an amount in cash equal to $25,000,000 (the “Seller Termination Fee”).

(ii) If Buyer terminates this Agreement pursuant to Section 7.1(b)(iii), then Seller shall pay or cause to be paid to Buyer the Seller Termination Fee within three (3) Business Days after such termination.

(iii) If (A) Buyer or Seller terminates this Agreement pursuant to Section 7.1(b)(ii) (as a result of Seller’s breach of Section 4.7), Section 7.1(d)(ii) (solely in the event that the Seller Stockholder Approval has not been obtained) or Section 7.1(d)(iii), (B) a Competing Proposal has been publicly disclosed after the date of this Agreement and prior to the date of such termination and has not been withdrawn prior to the date of such termination, and (C) Seller enters into a definitive agreement with respect to such Competing Proposal within 12 months after such termination, and such Competing Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then within three (3) Business Days after the date that such Competing Proposal is consummated, Seller will pay or cause to be paid to Buyer the Seller Termination Fee. For purposes of this Section 7.2(b)(iii), the term “Competing Proposal” will have the meaning assigned to such term in Section 10.1, except that references to “20%” will be deemed to be references to “50%”.

(iv) If Buyer or Seller terminates this Agreement pursuant to Section 7.1(d)(iii), then Seller shall reimburse Buyer, or cause Buyer to be reimbursed, for Buyer’s documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, Seller’s aggregate liability under this Section 7.2(b)(iv) shall not exceed an amount equal to $3,000,000.

(v) In the event any amount is payable by Seller pursuant to the preceding clauses(i)-(iv), such amount shall be paid by wire transfer of immediately available funds to an account designated by Buyer. In no event shall Seller be obligated to pay the Seller Termination Fee on more than one occasion.

Seller acknowledges that (A) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that without this Section 7.2 Buyer would not have entered into this Agreement and (B) the Seller Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Seller Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If Seller fails to promptly pay any amount due pursuant to this Section 7.2, Seller shall pay to Buyer all reasonable fees, costs and expenses of enforcement (including reasonable attorney’s fees as well as reasonable expenses incurred in connection with any action initiated by Buyer), together with interest on the amount of the Seller Termination Fee at the prime lending rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment is required to be made. Subject to Buyer’s rights set forth in Section 10.13, Buyer’s right to receive payment from Seller of the Seller Termination Fee shall be the sole and exclusive remedy of the Buyer Related Parties against Seller, any Seller Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Seller Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount (if entitled under this Section 7.2), none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transaction contemplated hereby (except that Seller shall also be obligated with respect to Section 7.2, to the extent applicable, and except that Seller shall remain obligated for, and Buyers and its affiliates may be entitled to remedies with respect to, the provisions and agreements surviving such termination pursuant to Section 7.2(a)).

ARTICLE VIII

TAX MATTERS

8.1 Certain Tax Matters.

(a) Seller and Buyer shall be equally responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). Buyer and Seller shall use commercially reasonable efforts to cooperate with each other to minimize any Transfer Taxes.

(b) For purposes of this Agreement:

(i) Whenever it is necessary to determine the liability for real property, personal property and similar ad valorem Taxes for or with respect to the Acquired Assets for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes for the portion of the Straddle Period ending on and including, and for the portion of the Straddle Period beginning after, the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date, or the number of calendar days during the Straddle Period beginning the day after the Closing Date, as applicable, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii) Whenever it is necessary to determine the liability for all Taxes not referenced in Section 8.1(b)(i) (such as income, employee, payroll Taxes and any Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)) it shall be determined as if the Straddle Period ended at the end of the day on the Closing Date (except that (x) solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the amount or level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes and (y) exemptions, allowances and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis).

(c) Seller shall include in its taxable income all amounts received on or before the Closing Date with respect to any deferred revenue liability (for U.S. tax purposes) that is assumed by Buyer pursuant to this Agreement, and the parties agree to treat any such deferred revenue liability in a manner that will provide Buyer the opportunity to increase its tax basis in the Acquired Assets for U.S. tax purposes as it fulfills the underlying obligation associated with any such deferred revenue liability.

8.2 Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Upfront Payment and any other payments pursuant to this Agreement (including the Contingent Payments, if any) all Taxes that Buyer may be required to deduct and withhold under any applicable provision of Tax law. All such withheld amounts shall be treated as delivered to Seller and Buyer shall remit or cause to be remitted to the applicable Governmental Entity the amounts withheld as required under any applicable provision of Tax law. Buyer shall notify Seller at least four (4) Business Days prior to Closing of any amount Buyer intends to withhold under this Section 8.2. Buyer and Seller agree to use commercially reasonable efforts to avoid or mitigate the imposition of any withholding Taxes.

8.3 Tax Refunds.

(a) Any Tax refund (including any interest in respect thereof) received by Seller, and any amounts credited against Tax that are actually utilized, to which Seller becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any Post-Closing Tax Period, shall be for the account of Buyer and Seller shall pay over to Buyer any such refund or the amount of any such credit, net of any costs or expenses incurred by Seller in procuring such refund, within thirty (30) days after receipt of such credit or entitlement thereto.

(b) Any Tax refund (including any interest in respect thereof) received by Buyer, and any amounts credited against Tax which are actually utilized to which Buyer becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any Pre-Closing Tax Period, shall be for the account of Seller and Buyer shall pay over to Seller any such refund or the amount of any such credit, net of any costs or expenses incurred by Buyer in procuring such refund, within thirty (30) days after receipt of such credit or entitlement thereto.

(c) Each of Seller and Buyer shall cooperate, and cause each of their Affiliates to cooperate, in obtaining any Tax refund that the other party reasonably believes should be available, including through filing appropriate forms with the applicable Governmental Entity.

8.4 Tax Contests. After the Closing Date, Buyer shall notify Seller within ten (10) days of its written receipt of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim primarily with respect to Taxes (a “Tax Claim”) that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 6.1 hereof; provided, however, that a failure by Buyer to provide notice of a Tax Claim within such ten (10) day period shall not entitle Seller to reduce the amount of the liability required to be paid pursuant to Section 6.1 unless such failure results in a material detriment to Seller, in which case the amount Seller is required to pay with respect to such liability shall only be reduced by the amount of such detriment. Thereafter, Buyer shall deliver to Seller, as promptly as possible, copies of all relevant notices and documents

(including court papers) received by Buyer. In the case of any Tax Claim, Buyer and Seller may each participate, at its own expense, in the audit or proceeding; provided that the audit or proceeding shall be controlled by Buyer; provided, further, that at Seller’s election (upon written notice to Buyer) and its own expense, Seller may take control of the audit or proceeding, provided Seller agrees to indemnify Buyer for any resulting Taxes; provided, further, however, that (i) neither Party shall settle such audit or proceeding without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) each Party shall keep the other Party timely informed with respect to the commencement, status and nature of any such Tax Claim.

8.5 Tax Allocation. Buyer shall prepare an allocation of the Upfront Payment, the Contingent Payment, and any amount that would be treated as consideration for U.S. federal income tax purposes among the Acquired Assets and the restrictions set forth in Section 9.9 in accordance with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Draft Allocation”). Buyer shall deliver the Draft Allocation to Seller within ninety (90) days after the Closing Date. Seller shall review the Draft Allocation and provide any objections to Buyer within fifteen (15) days after the receipt thereof. In the event Seller does not object to Buyer’s Draft Allocation, such Draft Allocation shall be final (the “Final Allocation”). If Seller raises objections to the Draft Allocation or any subsequent adjustments, the Parties will negotiate in good faith to resolve such objection(s). Any subsequent adjustments to the consideration for the Acquired Assets shall be reflected in the Final Allocation as revised by Buyer and subject to Seller’s reasonable comments in a manner consistent with this Section 8.5, the imputed interest provisions of the Code, Section 1060 of the Code, and the U.S. Treasury regulations thereunder (and any similar provisions of state, local or foreign Law, as appropriate). Seller, Buyer and their respective consolidated Affiliates shall report and file Tax Returns (including IRS Form 8594) in accordance with the Final Allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Final Allocation unless required to do so by applicable Law.

ARTICLE IX

FURTHER AGREEMENTS

9.1 Post-Closing Information.

(a) For a period of seven (7) years following the Closing, upon written request delivered to Buyer and subject to compliance with applicable Laws and any established legal privilege, Buyer shall, and Buyer shall cause the affiliates of Buyer with respect to the Commercial Business to, provide to Seller and its representatives (at Seller’s sole cost and expense) information in its possession, following receipt of a reasonable, written request therefor, to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Commercial Business (other than any proceeding between Buyer and Seller), or to enable Seller and its representatives to satisfy Seller’s and its affiliates’ financial reporting and Tax preparation obligations. Buyer shall be entitled to receive from Seller, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such information.

(b) After the Closing, Buyer shall respond to reasonable, written requests for information and assistance by Seller in connection with Seller completing the audit of its accounts and preparation of its required federal, state and local Tax Returns.

9.2 Disclosure Generally. Any exception or disclosure set forth in any section or subsection of the Seller Disclosure Letter shall be deemed for the purposes of this Agreement to be disclosed and shall modify any of Seller’s other representations, warranties, covenants or other matters to the extent the applicability of such exception or disclosure to qualify one or more other representations, warranties, covenants or other matters is reasonably apparent on the face of such disclosure. The inclusion of any information in the Seller Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Commercial Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of the Commercial Business. For purposes of this Agreement, the terms “to the knowledge of Seller,” “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge of the persons listed on Section 9.2 of the Seller Disclosure Letter attached hereto and the knowledge such persons would have had after reasonably investigating the relevant facts or circumstances, and shall not refer to the knowledge of any other Person or entity.

9.3 Certain Employee Benefits Matters.

(a) Offer of Employment; Continuation of Employment. Prior to the Closing Date, Buyer agrees that it will make offers of employment to those employees of Seller set forth as “Hire Employees” and may make offers of employment to those additional employees of Seller set forth as “Transition Hire Employees” in each case as identified on a schedule agreed upon by Seller and Buyer prior to the date hereof (each, a “Business Employee”), in each case in good faith, with: (i) salary or hourly wage rate, as the case may be, no less than one hundred and two percent (102%) of that provided by Seller immediately prior to the date of this Agreement in the event Seller has not implemented an ordinary course raise in compliance with Section 4.1(b)(viii) prior to the Closing Date with respect to such Business Employee (or one hundred percent (100%) of such amount provided by Seller immediately prior to the Closing Date if Seller has implemented an ordinary course raise in compliance with Section 4.1(b)(viii) prior to the Closing Date with respect to such Business Employee); (ii) an annualized target cash incentive opportunity no less favorable than that provided by Seller immediately prior to the Closing Date, including a full-year bonus opportunity for 2017 (notwithstanding the fact that the Business Employee is not employed by Buyer for the entirety of 2017 as a result of when the Closing occurs), in accordance with Buyer’s standard bonus policies (the “2017 Bonuses”); (iii) compensation and benefit opportunity programs based on Buyer’s eligibility criteria including long-term incentive compensation commensurate with similarly situated employees of Buyer that are based in the United States; (iv) eligibility to participate in health, welfare and defined contribution retirement benefit plans and programs that are substantially comparable, in the aggregate, and at a cost that is substantially comparable, in the aggregate, to those health, welfare and defined contribution retirement benefits provided by Seller immediately prior to the Closing Date; (v) a severance plan that will be in effect until the first anniversary of the Closing Date which shall provide for severance payments and benefits in the event such Business Employee’s employment is terminated without cause no less favorable than those provided by Seller to such Business Employee immediately prior to Closing Date pursuant to the terms of the applicable Business Benefit Plan; provided, however, for the avoidance of doubt, that in no event shall Buyer assume Seller’s Change in Control Severance Plan or any individual severance agreement or arrangement between Seller and any Business Employee that is not an Assigned Contract; and (vi) employment no greater than fifty (50) miles from the location at which the Business Employee was employed immediately prior to the Closing Date; provided, however, that Buyer’s obligations hereunder with respect to any Business Employees shall be subject to Buyer’s standard background check policies (to the extent permitted by applicable Law), which shall be conducted in accordance with the timeline and procedures mutually agreed to by the Parties. Buyer shall offer employment commencing on the Closing Date to all active Business Employees, including those on vacation, on the terms set forth in this Section 9.3. With respect to any Business Employee who is not actively employed on the Closing Date due to military leave, an approved leave of absence (whether paid or unpaid), disability or layoff, Buyer shall offer employment to such Business Employee as of the date such Business Employee returns to active employment, provided that such date is within one (1) year of the Closing Date (or, if later, only to the extent that such Business Employee retains re-employment rights under applicable Law). Any Business Employee that accepts employment with Buyer is referred to herein as a “New Buyer Employee.” Except as provided by Seller to Buyer on a separate schedule 9.3(c), Seller retains all Liabilities with respect to compensation and benefits owed to the Business Employees for pre-Closing employment and shall satisfy any obligations in connection with any severance or similar compensation owed to any Business Employee due to the consummation of the transactions contemplated hereby, either alone or in connection with another event. Nothing herein shall establish, modify or amend any Business Benefit Plan, or the terms and conditions of employment applicable to a Business Employee, or change the at-will status of any Business Employee.

(b) Compensation; Employee Benefits. Except as otherwise required by applicable Law, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing. Beginning on the Closing Date and for a twelve (12) month period thereafter, Buyer shall maintain (or cause its affiliates to maintain) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each New Buyer Employee (“Buyer Plans”) on terms that are no less favorable than those set forth in Section 9.3(a). Buyer shall use commercially reasonable efforts to cause:

(i) all Buyer Plans (including severance pay plans, programs and practices) to recognize all credited service of New Buyer Employees with Seller (and its predecessors, to the extent such service is credited by Seller) for purposes of eligibility and vesting and level of benefits (but not for benefit accrual under a defined benefit pension plan or vesting under equity incentive plans (other than vesting triggered by an individual’s retirement)) to the same extent such service was recognized under similar plans maintained by Seller immediately prior to the Closing Date, except as would result in a duplication of benefit; and such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations;

(ii) each Buyer Plan to waive pre-existing condition limitations to the same extent waived or no longer applicable under the applicable Business Benefit Plan;

(iii) each New Buyer Employee to be given credit under the applicable Buyer Plan for amounts paid under a corresponding Business Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums; and

(iv) without limiting the generality of the foregoing, Buyer shall maintain in effect for the twelve (12) month period following the Closing a severance plan covering New Buyer Employees, which plan shall provide for severance payments and benefits to each New Buyer Employee no less favorable than those Seller provided to such New Buyer Employee pursuant to any Business Benefit Plan in effect as of immediately prior to the Closing Date.

(c) Bonus Amounts. Buyer shall, or shall cause one of its affiliates to, pay the (i) “non-contingent retention bonuses” set forth on a schedule 9.3(c) that Seller shall provide to Buyer on or prior to the date hereof (“Non-Contingent Bonuses”) and (ii) 2017 Bonuses, in each case, to the extent earned by an applicable New Buyer Employee.

(d) Flexible Spending Accounts. Effective as of the last day of the month in which Closing occurs, New Buyer Employees shall no longer be eligible to contribute to the flexible spending account sponsored by Seller except as otherwise provided by and in accordance with COBRA (such accounts, “Seller FSA” and such participants in the Seller FSA, “FSA Participants”). Effective as of the Closing Date, Buyer shall establish flexible spending accounts which shall (i) permit immediate participation as of the first day of the month immediately following Closing for all FSA Participants and (ii) accept for reimbursement any claims related to the calendar year in which the Closing Date occurs and eligible for reimbursement on the basis of participant elections initially made under the Seller FSA, which have not been previously reimbursed by Seller. The salary reduction election of FSA Participants under the Seller FSA will be continued by Buyer following Closing. Seller shall provide to Buyer as soon as administratively feasible following the Closing Date, a schedule setting forth the FSA Participants and the amount each FSA Participant has elected to contribute to the Seller FSA for the current calendar year and the amount reimbursed by the Seller FSA to the FSA Participant (or eligible dependent) (the “FSA Balances”). To the extent the FSA Balances in the aggregate are positive, Seller shall make a payment to Buyer equal to the aggregate FSA Balances by the tenth (10th) Business Day following the date on which Seller provides such schedule to Buyer. To the extent the FSA Balances in the aggregate are negative, Buyer shall make a payment to Seller equal to the aggregate

FSA Balances by the tenth (10th) Business Day following the date on which Seller provides such schedule to Buyer. Notwithstanding the foregoing, no Person who elects COBRA continuation coverage with respect to such Person’s flexible spending account shall be considered a FSA Participant and any such Person’s flexible spending account balance shall not be a FSA Balance.

(e) U.S. WARN Act. On or prior to the Closing Date, Seller shall provide Buyer with a list of all employees of the Commercial Business who have experienced an employment loss within the meaning of WARN within the ninety (90) day period ending on the Closing Date. Buyer shall not, for a period of ninety (90) days after the Closing Date, engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would result in liability under WARN on the part of Seller.

(f) COBRA. Seller shall retain or assume responsibility for, and shall be responsible for administering compliance with, the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any other similar applicable Law with respect to New Buyer Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under any Business Benefit Plan at any time on or before the Closing Date and with respect to any current or former employee of Seller that is not a New Buyer Employee. Buyer shall assume responsibility for, and shall be responsible for administering compliance with, the continuation coverage requirements under COBRA and any other similar applicable Law with respect to New Buyer Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage after the Closing Date.

(g) No Rights Created. No provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Seller under any Employee Benefit Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Buyer, at any time after the Closing Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Buyer Plan, any benefit under any Buyer Plan or any trust, insurance policy or funding vehicle related to any Buyer Plan.

9.4 Shire Milestone Payment.

(a) If, prior to the Closing Date, Seller achieves, solely with respect to ONIVYDE (solely as it exists as of the date of this Agreement), (i) the milestone under Section 8.2(a)(iv) of the License and Collaboration Agreement, (ii) solely with respect to the First Indication (as defined in the License and Collaboration Agreement), the milestone under Section 8.3(a)(iii) of the License and Collaboration Agreement (the “Specified Milestone Payment”) or (iii) solely with respect to the First Indication (as defined in the License and Collaboration Agreement), the milestone under Section 8.3(a)(vii) of the License and Collaboration Agreement and, in each case (i), (ii) and (iii), any milestone payment (each, a “Shire Milestone Payment” and collectively, the “Shire Milestone Payments”) becomes payable by Shire to Seller with respect thereto, such payment shall be paid directly to Seller, such Shire Milestone Payment shall under no circumstances be considered part of the Acquired Assets, and Buyer shall not be entitled to (and shall not be entitled to request) any consideration or right of set off against the Upfront Payment or the Contingent Consideration in exchange for its agreement under this Section 9.4(a).

(b) After the Closing, in the event any Shire Milestone Payment becomes payable and Shire has notified Buyer of such achievement pursuant to Section 8.3(c) of the License and Collaboration Agreement, Buyer shall: (i) provide notice to Seller promptly, and in any event no later than five (5) Business Days, after receiving such notice from Shire; and (ii) provide Shire (with a copy provided to Seller) with the corresponding invoice pursuant to Section 8.3(c) of the License and Collaboration Agreement directing Shire to pay either (x) such Shire Milestone Payment directly to Seller, if such Shire Milestone Payment is not the Specified Milestone Payment or (y) if such Shire Milestone Payment is the Specified Milestone Payment, then (A) such Shire Milestone Payment, less the Reimbursement Amount, directly to Seller and

(B) the Reimbursement Amount directly to Buyer. If Shire fails to comply with such direction and instead pays all of such Shire Milestone Payment to Buyer, Buyer shall promptly pay to Seller (and in any event no later than ten (10) Business Days after receiving such payment) the amount of such Shire Milestone Payment, less the Reimbursement Amount if such Shire Milestone Payment is the Specified Milestone Payment. For the avoidance of doubt, except to the extent of the Reimbursement Amount paid to or retained by Buyer pursuant to this Section 9.4 (if any), (1) Buyer and its affiliates shall be mere collection agents with respect to any Shire Milestone Payment, (2) Seller shall retain beneficial ownership of any Shire Milestone Payment, (3) no Shire Milestone Payment shall under any circumstances be considered part of the Acquired Assets, and (4) Buyer shall not be entitled to (and shall not be entitled to request) any consideration or right of set off against any Contingent Consideration in exchange for its agreement under this Section 9.4.

(c) Notwithstanding anything to the contrary herein, (x) Seller shall be solely responsible for, and shall fully and timely pay without any offset to PharmaEngine, Inc., all payments related to any Shire Milestone Payment or the related milestone under the PharmaEngine Agreement (the “PharmaEngine Payments”), and (y) if Seller receives the Specified Milestone Payment at any time (whether on, before or after the Closing), Seller shall promptly, but in no case later than two (2) Business Days following receipt of the Specified Milestone Payment (or the Closing Date if received prior to the Closing), pay Buyer an amount equal to $9,000,000 (the “Reimbursement Amount”) if Buyer has not already received the Reimbursement Amount. For the avoidance of doubt, in no event shall the Reimbursement Amount be paid to Buyer (A) more than once or (B) other than with respect to the Specified Milestone Payment. Neither Buyer nor Seller shall take any position for Tax purposes that is inconsistent with this Section 9.4 unless required to do so by applicable Law.

(d) After the Closing, Buyer shall not amend or waive any provision of the License and Collaboration Agreement that adversely affects the Shire Milestone Payments, including changing the amount or timing of payment of either of the Shire Milestone Payments without Seller’s prior written consent, which Seller may provide or withhold in its sole and absolute discretion. In the event Buyer and Shire enter into any discussions to amend the License and Collaboration Agreement in any manner that adversely affects the Shire Milestone Payment, Buyer shall promptly notify Seller of such discussions. Buyer shall promptly furnish or otherwise make available to Seller any relevant correspondence with Shire regarding any amendments or waivers to the License and Collaboration Agreement and give Seller a reasonable opportunity to review and comment thereon, subject to Seller entering into a confidentiality agreement reasonably acceptable to Shire and Buyer.

9.5 Use of Names. As promptly as reasonably practicable following the Closing and in no event later than six (6) months after the Closing Date, Seller shall, and shall cause its affiliates to, use commercially reasonable efforts to cease to use the names set forth on Section 9.5 of the Seller Disclosure Letter and any name confusingly similar thereto (collectively, the “Restricted Names”) and any trademarks, trade names, trade dress, service marks and logos that use or incorporate any Restricted Name. Seller agrees that from and after the Closing Seller shall not have any right, title, interest, license or other right whatsoever in the Restricted Names. Following the expiration of such six (6) month period, Seller shall, and shall cause its affiliates to, remove, strike over or obliterate all Restricted Names and any trademarks, trade names, trade dress, service marks and logos that use or incorporate any Restricted Name from the Excluded Assets (it being understood that this requirement shall not apply to fair use of any Restricted Name, including, but not limited to, in documents and materials kept as records that are maintained for internal use only and not publicly disseminated, or to be archived as such records, for historical purposes or as required by applicable Law). Any use of the Restricted Names by Seller as permitted in this Section 9.5 is subject to its use of each Restricted Name in the same form and manner as, to the same extent as (without an increase in extent or type of uses of each Restricted Name) and subject to the same standards of quality that are in effect for each Restricted Name as of the Closing Date. All goodwill arising from any such use shall inure to the benefit of Buyer or an applicable Buyer affiliate owning the Restricted Name so used. Seller shall not to use any Restricted Name in any manner that may reflect negatively on such name and mark or on Buyer or any of its affiliates.

9.6 Seller Trademarks. Buyer agrees that, except as set forth in this Section 9.6, following the Closing Date, Buyer shall not have any right, title, interest, license or other right whatsoever in the trademarks set forth on Section 9.6 of the Seller Disclosure Letter (the “Seller Trademarks”), and that Seller has not assigned or otherwise transferred such right, title, interest, license or other right to Buyer by implication or otherwise. Upon and following the Closing Date, Buyer shall use commercially reasonable efforts to cease using any Seller Trademarks in connection with the Acquired Assets as soon as reasonably practicable and in no event later than six (6) months after the Closing Date, except that Seller, on behalf of itself and its affiliates, hereby grants to Buyer a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license for a period of no longer than six (6) months following the Closing Date, to continue to use the Seller Trademarks solely in connection with the Acquired Assets, solely as, to the extent, and in the manner such Seller Trademarks were used by Seller immediately prior to the Closing Date. Following the expiration of such period, Buyer shall remove, strike over, or otherwise obliterate all Seller Trademarks remaining on any materials, goods or other property (including in electronic form) in its or their possession that are publicly accessible or disseminated, including from all sales and product literature, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email addresses, computer software and other materials and systems (but excluding, for the avoidance of doubt, (i) any Contracts, books, documents and records included in the Acquired Assets bearing the Seller Trademarks that are maintained for internal use only and not publicly disseminated, (ii) products and other materials bearing the Seller Trademarks that have been previously sold or disseminated to customers or other persons at any time prior to the end of such six (6) month period, and (iii) fair use of any Seller Trademarks or as required by applicable Law). Any use of the Seller Trademarks by Buyer as permitted in this Section 9.6 is subject to its use of each Seller Trademark in the same form and manner as, to the same extent as (without an increase in extent or type of uses of each Seller Trademark) and subject to the same standards of quality that are in effect for each Seller Trademark as of the Closing Date. All goodwill arising from any such use shall inure to the benefit of Seller or an applicable Seller affiliate owning the Seller Trademark so used. Buyer shall not to use any Seller Trademark in any manner that may reflect negatively on such name and mark or on Seller or any of its affiliates.

9.7 Confidentiality.

(a) From and after the date of this Agreement, each Party agrees that it shall not, without the prior written consent of the other Party, (i) disclose to any Person such other Party’s Confidential Material, except to those of its employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Material), or (ii) use any of such other Party’s Confidential Material for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that disclosure of Confidential Material of the other Party is required to be made under applicable Law (including the requirements of a national securities exchange or another similar regulatory body) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Material shall, to the extent practicable, provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or waive the disclosing Party’s compliance with the provisions of this Section 9.7. In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s Confidential Material may disclose only that portion of the Confidential Material which its legal counsel advises that it is legally required to disclose, provided that it exercises commercially reasonable efforts to preserve the confidentiality of such other Party’s Confidential Material, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material.

9.8 Bulk Sales Waiver. The Parties agree to waive compliance with the provisions of any so-called “bulk transfer law,” “bulk sales law,” or any similar Tax Law (including any tax clearance or certification of tax compliance Law) of any jurisdiction that may be applicable with respect to the sale of the Acquired Assets as contemplated by this Agreement. Any failure to comply with any such Law shall in no way derogate any liability or responsibility of Seller under Article VI hereof.

9.9 Restrictive Covenants.

(a) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), Seller covenants and agrees not to, and shall cause its affiliates not to, directly or indirectly anywhere in the world, acquire rights (other than through its own internal development) to any approved or marketed product that has as an indication in the treatment of metastatic adenocarcinoma of the pancreas or treatment of small cell lung cancer. Notwithstanding the foregoing, products that are being developed or commercialized by Seller prior to the Closing Date shall be excluded from the prohibition of this Section 9.9(a).

(b) During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Solicit Period”), Seller shall not, and shall cause its affiliates to not, directly or indirectly, (i) call-on, solicit, encourage, or induce, or attempt to call-on, solicit, encourage, or induce, any New Buyer Employee to leave the employ of, resign from, or terminate or reduce its relationship with, Buyer, or (ii) hire or offer to hire, either on a full-time basis or part-time or consulting basis, any New Buyer Employee who then currently is a New Buyer Employee, provided, however, that nothing in this Section 9.9(b) shall restrict Seller or its affiliates from offering employment to or hiring any New Buyer Employee who responds to a generalized solicitation for employment.

(c) Seller shall instruct its officers and directors, and shall cause its affiliates to instruct their officers and directors, not to directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity), engage in conduct, oral or otherwise, that disparages or damages or would reasonably be expected to disparage or damage any of Buyer, it affiliates or any of their respective current or former officers, managers, directors, employees, partners, consultants, agents, representatives, holders of equity or debt investments, lenders, businesses, activities, operations or reputations.

(d) As a material inducement to Buyer’s execution of this Agreement (without such inducement Buyer would not have entered into this Agreement), Seller acknowledges and agrees that the provisions of this Section 9.9 are reasonable and necessary to protect the legitimate business interests of Buyer and its acquisition of the Acquired Assets. Seller shall not contest that Buyer’s remedies at law for any breach or threat of breach by Seller or any of its affiliates of the provisions of this Section 9.9 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Section 9.9 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at Law or equity, as well as the costs and attorneys’ fees it incurs in enforcing the provisions contained in this Section 9.9. The covenants contained in this Section 9.9 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder, and the existence of any claim Seller may have against Buyer under any other provision of this Agreement or otherwise, shall not constitute a defense to the enforcement of the provisions contained in this Section 9.9. Seller further agrees that should it violate any provisions contained in this Section 9.9, the Non-Compete Period and the Non-Solicit Period, as applicable, shall extend for an additional time period that is equal to the term of such violation so that Buyer is provided with the full benefit of the restrictive period set forth in this Section 9.9.

(e) If any of the provisions contained in this Section 9.9 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it with respect to such jurisdiction, only to the extent necessary so as to be valid and enforceable to the extent compatible with the applicable Law of such jurisdiction.

9.10 FDA Letters. Promptly after the Closing (but in no event later than two (2) Business Days following the Closing), (a) Seller shall file, or cause to be filed, with the FDA the Seller FDA Letters and provide a copy of the as-filed Seller FDA Letters to Buyer, and (b) Buyer shall file, or cause to be filed, with the FDA the Buyer FDA Letters and provide a copy of the as-filed Buyer FDA Letters to Seller.

9.11 Available Cash. From the Closing through the date that is eighteen (18) months after the Closing Date, Seller shall maintain an amount of cash resources sufficient to fund the payment obligations that Seller reasonably determines it expects to be required to make under Article VI.

ARTICLE X

MISCELLANEOUS

10.1 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Seller than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement (a) shall not be required to contain standstill provisions, (b) shall not be required to contain non-solicit provisions, and (c) shall not restrict Seller from complying with Section 4.7.

“affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“AI Approval” means Regulatory Approval by the FDA of ONIVYDE for an additional indication unrelated to FL Approval and SCL Approval.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Base Purchase Price” means $575,000,000.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banking institutions located in New York, New York are required by Law to remain closed.

“Business Material Adverse Effect” means any Effect that is materially adverse to (i) the ability of Seller to consummate the transactions contemplated by this Agreement on or before the Outside Date or (ii) the business, financial condition or results of operations of the Commercial Business, taken as a whole; provided, however, that a “Business Material Adverse Effect” shall not include, either alone or in combination, any Effect resulting from or arising out of (and the following will not be taken into account when determining whether a “Business Material Adverse Effect” has occurred): (A) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including (1) the identity of, or any facts or circumstances relating to, Buyer or any of its affiliates or (2) any employee attrition or the loss, diminution or disruption of the Commercial Business or relationships with existing or prospective clients, customers or suppliers, in each case to the extent resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby; (B) any action taken by Seller at the written request of Buyer or with Buyer’s written consent or any action specifically required by this Agreement to be taken by Seller, or the failure of Seller to take an action that Seller is specifically prohibited from taking by the terms of this Agreement; (C) any event or occurrence generally affecting the industries in which the Commercial Business operates or in the economy generally or other general business, financial or market conditions; (D) changes affecting the national or international general economic, political, legal or regulatory conditions; (E) changes in, compliance with, or action taken for the purpose of complying with any change in, Laws or GAAP (or any interpretation of GAAP) applicable to the Commercial Business; (F) any regulatory or clinical Effect with respect to any product of any competitor of

Seller; (G) the failure of Seller or the Commercial Business to meet internal or analysts’ expectations or projections (it being understood that the Effects giving rise or contributing to such failure may be taken into account in determining whether there has been a Business Material Adverse Effect if not otherwise excluded by items (A) through (J) hereof); (H) fluctuations in the value of any currency; (I) changes in the market price or trading volume of Seller’s stock (it being understood that the Effects giving rise or contributing to such changes may be taken into account in determining whether there has been a Business Material Adverse Effect if not otherwise excluded by items (A) through (J) hereof); or (J) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation, except, in each of clauses (C), (D), (E), or (J) above, to the extent such Effects have a disproportionate impact on the Commercial Business, taken as a whole, relative to other comparable businesses in the industry or markets in which the Commercial Business participates.

“Buyer Material Adverse Effect” means any Effect that is materially adverse to the business, financial condition or results of operations of Buyer or on the ability of Buyer to consummate the transactions contemplated by this Agreement on or before the Outside Date.

“Buyer Related Parties” means Buyer, the Buyer Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members and affiliates.

“Closing Product Inventory” means a Transferred Product in a finally packaged form for distribution to end users with all legally required warnings, labeling and packaging, and all outer distribution and transport packaging for the foregoing.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” as used in Section 1.2(c) means those commercially reasonable efforts and resources that are substantially similar to the level of effort and resources used by a pharmaceutical company of similar size and resources to Buyer to accomplish a similar objective under similar circumstances with respect to drugs or drug candidates of similar commercial potential and is at a similar stage of development or product lifecycle, taking into consideration all relevant factors at the time such efforts are expended, which may include, as applicable, issues of safety and efficacy, projected costs to Develop such Transferred Product, the competitiveness of alternative Third Party products to such Transferred Product, the patent and other proprietary position of such Transferred Product, the freedom to operate or other patent or intellectual property infringement concerns, the likelihood of Regulatory Approval, and the expected pricing, sales, reimbursement, financial return, commercial potential and profitability of such Transferred Product. Notwithstanding anything to the contrary, for purposes of determining Commercially Reasonable Efforts hereunder, Buyer shall not be entitled to take into account any amounts due to Seller pursuant to this Agreement, the License and Collaboration Agreement, the PharmaEngine Agreement or any other Related Agreement.

“Common Stock” means the common stock of Seller, par value $0.01 per share.

“Competing Proposal” means any Inquiry made by a Person or group, in a single transaction or series of related transactions, which is structured (i) to permit such Person or group to acquire beneficial ownership of (A) 20% or more of the consolidated assets of Seller with respect to the Commercial Business, or to which more than 20% of Seller’s revenues on a consolidated basis are attributable with respect to the Commercial Business, or (B) 20% or more of the combined voting securities of Seller, (ii) as any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting securities of Seller, (iii) as a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting securities of the parent entity resulting from any such transaction, or (iv) as any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues attributable to the Commercial Business and Seller’s voting securities involved is more than 20%; in each case other than transactions contemplated by this Agreement.

“Confidential Material” means (i) with respect to Buyer, all data and information, relating to the Commercial Business and included within the Acquired Assets or any confidential information disclosed by Buyer to Seller in connection with the transactions contemplated by this Agreement and (ii) with respect to Seller, all data and information and other confidential information disclosed by Seller to Buyer relating to the Excluded Assets and Excluded Liabilities in connection with the transactions contemplated by this Agreement, in each of clause (i) and (ii) without regard to form or medium, including, without limitation, all technical or nontechnical data and information, trade secrets, personnel data, works of authorship, know-how, Intellectual Property, business concepts, research study, plans, systems, methods and information, financial data, information and plans, and information relating to actual or prospective customers, clients, franchises, suppliers, distributors, resellers, licensees, licensors, vendors, contractors, consultants, officers, directors or employees, whether prepared by Seller or any other Person. Confidential Material shall not include any data or information that (w) the disclosing Party proves was either in the public domain prior to the date hereof or subsequently came into the public domain by means other than an unauthorized disclosure or a breach of this Agreement, (x) was lawfully received by the disclosing Party from a Third Party without any obligation of confidentiality to such Third Party or any other Person, (y) was disclosed by the non-disclosing Party to a Third Party without any restrictions on confidentiality, or (z) was independently created by the disclosing Party without access to Confidential Material from the non-disclosing party; provided that notwithstanding the foregoing, all data and information relating to the Commercial Business or included within the Acquired Assets shall be Confidential Material of Buyer.

“Contract” means any contract, agreement, license, sublicense, indenture, instrument, commitment and any other legally binding agreement, whether written or oral.

“Develop”, “Developed” or “Development” means all activities reasonably relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis and reporting, preparation and submission of applications or other filings to a Regulatory Authority to obtain Regulatory Approval for the applicable Transferred Product, and as used in Section 1.2(c) in each case as a condition to or in support of obtaining Regulatory Approval for one or more of the Milestone Events.

“Effect” means any event, occurrence, change, development or effect.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or any restriction on use, voting, transfer, receipt of income, right of set-off, title retention, or exercise of any other attribute of ownership.

“ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent in substantially the form attached hereto as Exhibit K.

“Escrow Amount” means, as of the Closing Date, the greater of: (i) $3,000,000; and (ii) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital; provided that in no event shall the Escrow Amount exceed $10,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expert” means the Chicago, Illinois office of Grant Thornton, or if such firm is unable or unwilling to act in such capacity, the Expert will be such other firm selected by agreement of Buyer and Seller; provided, that if Buyer and Seller are unable to agree on an Expert within thirty (30) days after delivery of an Objection Notice, either Seller or Buyer may request the American Arbitration Association to appoint, within ten (10) Business Days from the date of such request, a nationally recognized registered public accounting firm or certified public accountant with significant arbitration experience related to purchase price adjustment disputes.

“FL Approval” means Regulatory Approval by the FDA of ONIVYDE: (i) for the treatment of metastatic adenocarcinoma of the pancreas as first-line treatment, in combination with fluorouracil and leucovorin (with or without oxaliplatin), or (ii) for the treatment of metastatic adenocarcinoma of the pancreas as first-line treatment, in combination with gemcitabine and abraxane, or (iii) for the treatment of metastatic adenocarcinoma of the pancreas as first-line treatment obtained following submission and filing of Regulatory Approval by Buyer (or, for the avoidance of doubt, its affiliates, licensees, sublicensees or transferees) for purposes of commercialization by Buyer (or, for the avoidance of doubt, its affiliates, licensees, sublicensees or transferees), excluding, for the avoidance of doubt, any Regulatory Approval received by any Person without a contractual relationship (other than NDAs, MTAs and CTAs) with Buyer. The FL Approval shall specifically exclude labeling based on findings derived from clinical trials in individuals who progress after adjuvant or neoadjuvant gemcitabine-containing therapy and restricted to post-adjuvant use of ONIVYDE in combination with fluorouracil and leucovorin in patients who are unfit for acknowledged standard-of-care first-line treatment.

“GAAP” means generally accepted accounting principles in the United States.

“GAAP Consistently Applied” means GAAP applied on a basis consistent with the accounting methodologies, practices, estimation techniques, assumptions and principles used by Seller as of the date hereof and the principles set forth on Section 1.2(e) of the Seller Disclosure Letter.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials as set forth in 21 C.F.R. Parts 50, 54 and 56 and applicable guidance documents, as well as similar applicable standards in foreign jurisdictions.

“Indebtedness” means, with respect to any Person, any principal, interest, premiums or other obligations of such Person (excluding accrued expenses and trade payables), whether or not contingent: (a) in respect of notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing capital lease obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; (f) representing any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; (g) in respect of accrued bonuses owed to Business Employees with respect to the 2016 calendar year; or (h) all prepayment premiums, penalties, costs and/or expenses related to any items of Indebtedness of the type referred to in clauses (a) through (g) above that would be required to be paid as a result of the transactions contemplated hereby or to extinguish the Indebtedness as of immediately prior to the Closing. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Intellectual Property” means all rights of every kind and description throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) trademarks, trade dress, service marks, certification marks, logos, brands, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (b) Patents; (c) copyrights and copyrightable subject matter; (d) rights in any computer software or firmware (whether in source code, object code or other form), algorithms, data files, databases, compilations and data technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), and all other non-public confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in-vitro data, inventions, processes, formulae, models, and methodologies, excluding Patents, and rights to limit the use or disclosure thereof by any Person; (f) inventions, invention disclosures, discoveries and improvements, whether or not patentable; and (g) all applications, registrations, and renewals for the foregoing in any jurisdiction throughout the world.

“IRS” means the Internal Revenue Service.

“Law” means (i) any statute, code, rule, regulation, ordinance, rule of common law, requirement or other pronouncement of any Governmental Entity having the effect of law and (ii) any binding guidance document with regard to drug approval requirements.

“Liability” means any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“LIBOR” means the London Interbank Offered Rate.

“License and Collaboration Agreement” means the License and Collaboration Agreement by and among Baxter International, Inc., Baxter Healthcare Corporation, Baxter Healthcare SA (collectively “Shire”) and Seller, dated as of September 23, 2014.

“Milestone Event” means each of the FL Approval, SCL Approval and AI Approval.

“MM-436” means the generic version of doxorubicin hydrochloride (HCl) liposome injection that is being Developed in connection with the Commercial Business.

“Net Working Capital” means, as of any date, the amount by which (a) the Acquired Assets that are “current assets” (including the net realizable value of commercially saleable inventory units held at zero GAAP book value (valued at units multiplied by the 2016 average standard cost of such recorded unit), but excluding any Closing Product Inventory with a shelf life of less than eleven (11) months from the Closing Date, any account receivables that are greater than seventy-five (75) days outstanding, cash and cash equivalents) exceed (b) the Assumed Liabilities that are “current liabilities”, excluding, in each case, deferred revenue and any items constituting Indebtedness, calculated in accordance with the sample calculation of Net Working Capital set forth in Section 1.2(e) of the Seller Disclosure Letter and GAAP Consistently Applied.

“One Kendall Property” means that certain real property located at One Kendall Square, Cambridge, Massachusetts.

“ONIVYDE” means the liposomal encapsulation of irinotecan, also known as MM-398, that is marketed and sold in connection with the Commercial Business under New Drug Application 207793.

“Orders” means all orders, rulings, judgments, settlements, arbitration awards or decrees of any Governmental Entity (or any agreement entered into or any administrative, judicial or arbitration award with any Governmental Entity).

“ordinary course” means the ordinary course of the Commercial Business consistent with past practice.

“Patents” means patents and patent applications, design patents and applications, provisionals, utility models and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, continued prosecution, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates, requests for, and grants of, continued examination, post-grant confirmations or amendments, counterparts claiming priority from any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights to claim priority arising from or related to any of the foregoing.

“Permitted Encumbrance” means: (i) Encumbrances for Taxes, assessments and governmental charts or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Encumbrances for mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (iii) Encumbrances for pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of the Commercial Business; (iv) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Commercial Business or the Acquired Assets; (v) statutory or contractual liens of landlords under leases pursuant to which Seller is a lessee and not in material default; (vi) liens arising solely by action of Buyer; and (vii) licenses or sublicenses of the Transferred IP that are set forth on Section 2.9(b) of the Seller Disclosure Letter.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, estate, trust, association, unincorporated organization, other form of entity, of whatever nature, or Governmental Entity.

“PharmaEngine Agreement” means the Assignment, Sublicense and Collaboration Agreement, dated May 5, 2011, between PharmaEngine, Inc. and Seller.

“Post-Closing Tax Period” means a Tax period that begins after the Closing Date and the portion of a Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means a Tax period that ends on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date.

“Proxy Statement” means a proxy statement to be sent to the stockholders of Seller (together with any amendments or supplements thereto) with respect to the Seller Special Meeting.

“Regulatory Approval” means, with respect to a pharmaceutical product in a country or jurisdiction, any approval, registration, clearance, license or authorization that is required by the applicable Regulatory Authority to manufacture, market, promote and sell such pharmaceutical product in such country or jurisdiction.

“Release” means the release, spill, leak, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” means, when used with respect to Buyer or Seller, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders and other agents, advisors and representatives of Buyer or Seller, as applicable, and their respective Subsidiaries.

“SCL Approval” means Regulatory Approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy.

“SEC” means the United States Securities and Exchange Commission.

“Seller Board Recommendation” means the recommendation of the Seller Board that the stockholders of Seller vote in favor of approval of the sale of the Acquired Assets pursuant to this Agreement and the transaction contemplated hereby.

“Seller Group” means Seller and each Subsidiary of Seller that owns or has right or title to the Acquired Assets.

“Seller Intervening Event” means an Effect occurring or arising after the date hereof, which Effect becomes known to the Seller Board prior to the Closing.

“Seller Special Meeting” means the meeting of the holders of Common Stock for the purpose of seeking the Seller Stockholder Approval, including any postponement or adjournment thereof.

“Seller Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote upon the adoption of this Agreement at the Seller Special Meeting.

“Shared Contracts” means any Contract entered into prior to the Closing to which any member of the Seller Group is a party that related to both the Commercial Business and any other business of Seller other than the Commercial Business.

“Shire” shall have the meaning set forth in the definition of License and Collaboration Agreement.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question (a) owns or controls a majority of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which a majority of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Competing Proposal that (a) is on terms that the Seller Board determines (after consultation with its outside counsel and independent financial advisors) are more beneficial and favorable to Seller’s stockholders from the financial point of view, taking into account such factors as the Seller Board considers in good faith to be appropriate (including the terms and conditions of such offer, identity of the Person or group making such offer, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), than this Agreement (including any changes in the terms of this Agreement proposed by Buyer to Seller in writing in response to such Competing Proposal or otherwise), and (b) which the Seller Board has determined in its good faith judgment (after consultation with Seller’s outside counsel and independent financial advisors) and after taking into account such factors as the Seller Board considers in good faith to be appropriate, is reasonably likely to be consummated (if accepted), except that the references to “20%” in the definition of “Competing Proposal” shall be deemed to be references to “50%”.

“Target Net Working Capital” means $12,000,000.

“Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a Governmental Entity in connection with Taxes, including amendments thereto.

“Taxes” means (a) all taxes, including income, gross receipts, capital gain, ad valorem, value-added, goods and services, excise, escheat, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes or other similar charges imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (b) any liability for any item described in clause (a) of another natural person, corporation, limited liability company, association, partnership, not for profit entity, other form of business, or Governmental Entity, whether by Contract or express or implied agreement, pursuant to any applicable Law, as a transferee or successor, or otherwise.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries and affiliates.

“Transferred Product Records” means collectively all (i) regulatory and other reports (including pharmacovigilance reports), information on adverse events, correspondence, official contact regulatory reports and minutes with any Governmental Entity, pricing studies and all price reporting files of any Governmental Entity existing since the launch of the Transferred Products, any documents (including, without limitation, laboratory, clinical and pre-clinical animal study data) relating to the Transferred Registrations or to the subject matter of the Transferred Registrations, in each case to the extent relating exclusively to any Transferred Product or the Commercial Business, (ii) development data (of any kind) from discovery through to submission (raw data, stability, validation, quality by design work) for drug substance through to final drug product, all analytical methods development and validation, (iii) manufacturing data (of any kind), manufacturing facility and quality control lab commissioning and validation protocols and reports, (iv) facility and equipment detailed drawings, all equipment maintenance and calibration data, and (v) records relating to the filing, prosecution, issuance, maintenance, enforcement or defense of the Transferred IP, in the case of clauses (i) - (v) that are owned or controlled by or otherwise in the possession of Seller as of the Closing Date and except to the extent included in and primarily related to any Excluded Assets or Excluded Liabilities.

“Transferred Products” means ONIVYDE and MM-436.

“Transferred Registrations” means all product and marketing registrations and applications, pending or issued, for the Transferred Products (which shall include all FDA and other U.S. and non-U.S. regulatory approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, a product candidate), including the registrations and/or applications listed or described on Section 1.1(a)(ii) of the Seller Disclosure Letter.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

10.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2017 Bonuses	9.3(a)
Acquired Assets	1.1(a)
Aggregate Threshold	6.5(b)(ii)
Agreed Amount	6.3(b)
Agreement	Preamble
Antitrust Approvals	4.3(b)
Applicable Cap Amount	6.5(b)(i)
Assigned Contracts	1.1(a)(iii)
Assumed Liabilities	1.1(c)
Assumption Agreements	1.1(c)
Bill of Sale	1.3(b)(iii)
Business Benefit Plans	2.16(a)
Business Employee	9.3(a)
Buyer	Preamble
Buyer FDA Letters	5.3(d)
Buyer Group	1.1(a)

Buyer Indemnified Parties	6.1
Buyer Plans	9.3(a)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Net Working Capital	1.4(a)
Closing Statement	1.4(a)
COBRA	9.3(f)
Commercial Business	Introduction
Commercial Business Balance Sheet Date	2.5(b)
Confidentiality Agreement	4.2
Contingent Payment	1.2(b)
CTAs	2.9(b)
Damages	6.1
DOJ	4.3(a)
Domain Name Assignment Agreement	1.3(b)(vi)
Downward Adjustment Amount	1.4(c)(i)
Draft Allocation	8.5
Electronic Delivery	10.7
Employee Benefit Plan	2.16(a)
Employment Practices	2.15(b)
Environmental Laws	2.19
Environmental Permits	2.19
ERISA	2.16(a)
Estimated Net Working Capital	1.2(e)
Excluded Assets	1.1(b)
Excluded Liabilities	1.1(d)
FDA	2.13(b)
Final Allocation	8.5
Final Net Working Capital	1.4(b)(iv)
FSA Balances	9.3(a)
FSA Participants	9.3(a)
FTC	4.3(a)
Fundamental Representations	6.4(a)
Governmental Entity	2.4(b)
Hazardous Substances	2.19
Healthcare Laws	2.13(a)
HSR Act	2.4(b)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Inquiry	4.7(a)
IP Assignment Agreements	1.3(b)(vii)
IP License Agreement	1.3(b)(iv)
Lease	2.8(b)
Leased Real Property	2.8(b)
Material Contract	2.10(a)
Material Customers	2.11
Material Suppliers	2.11
New Buyer Employee	9.3(a)
Non-Compete Period	9.9(a)
Non-Contingent Bonuses	9.3(c)

Non-Solicit Period	9.9(b)
Objection Notice	1.4(b)(i)
Outside Date	7.1(d)(ii)
Parties	Preamble
Party	Preamble
Patent Assignment Agreement	1.3(b)(v)
Permits	1.1(a)(iv)
Pre-Closing Period	4.1(a)
Registered Business IP	2.9(a)
Regulatory Authority	2.13(b)
Regulatory Filings	4.3(a)
Reimbursement Amount	9.4(c)
Related Agreements	2.3
Restricted Names	9.5
Safety Notice	2.13(d)
Secured Notes	4.5
Seller	Preamble
Seller Board	2.3
Seller Change of Recommendation	4.7(a)
Seller Disclosure Letter	Article II
Seller FDA Letters	5.2(g)
Seller FSA	9.3(a)
Seller Indemnified Parties	6.2
Seller Related Parties	7.2(b)(v)
Seller SEC Documents	Article II
Seller Termination Fee	7.2(b)(i)
Seller Trademarks	9.6
Shire Milestone Payment	9.4(a)
Specified Milestone Payment	9.4(a)
Straddle Period	8.1(b)(i)
Sublease	1.3(b)(xi)
Supply Agreements	4.6
Tax Claim	8.4
Third Party Claim	6.3(a)
Third Party IP	2.9(b)
Trademark Assignment Agreement	1.3(b)(vii)
Transfer Taxes	8.1(a)
Transferred Accounts Receivable	1.1(a)(xiv)
Transferred Inventory	1.1(a)(xi)
Transferred IP	1.1(a)(iv)
Transferred IP Agreements	2.9(b)
Transferred IP Documentation	1.1(a)(vi)
Transferred Permits	1.1(a)(iv)
Transition Services Agreement	1.3(b)(x)
Upfront Payment	1.2(a)
Upward Adjustment Amount	1.4(c)(ii)

10.3 Press Releases and Announcements. Each Party shall consult with the other Party and give the other Party a reasonable opportunity to comment on such Party’s press release announcing the execution and delivery of this Agreement. No Party shall issue (and each Party shall cause its affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement, or its terms, without the prior written approval of the other Party; provided, however, that nothing in this Section 10.3 shall prevent any Party from (a) making any public disclosure it believes in good faith is required by Law, regulation or stock exchange rule (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Party prior to making disclosure and the other Party shall have the right to review such press release or announcement prior to its publication) or (b) enforcing its rights hereunder.

10.4 No Third Party Beneficiaries. Except as provided by applicable Law, this Agreement shall not confer any rights or remedies upon any Person (including with respect to any employee or former employee of Seller, Buyer or any of its affiliates, any New Buyer Employees and any Business Employees, any right to employment or contractual employment for any specified period) other than each Party and its respective successors and permitted assigns and, to the extent specified herein, its respective affiliates; provided, however, that the provisions of Article VI are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns. No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Buyer or Seller to amend, modify or terminate any such employee benefit plan.

10.5 Entire Agreement. This Agreement (including the documents referred to herein), the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 7.1, Buyer shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof and thereof.

10.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that Buyer may assign the right to acquire certain of the Acquired Assets to one or more of its affiliates prior to the Closing (provided that in connection with any such assignment, Buyer shall remain primarily liable for such assigned obligations); provided, however, following the Closing, Buyer may assign and delegate, in whole or in part, its rights and obligations hereunder to either (i) a wholly-owned Subsidiary of Buyer or (ii) an affiliate under common control with Buyer; and provided, further, however, that no such assignment shall relieve Buyer of any obligation or liability under this Agreement.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”), and any such counterparty delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.8 Notices. All notices and other communications under this Agreement shall, except to the extent expressly provided to be oral, be in writing and shall be deemed duly delivered, given and received as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by e-mail of a .pdf, ..tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received non-automated confirmation of receipt by the recipient; (d) if sent by e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received non-automated confirmation of receipt by the recipient, no earlier than the following Business Day; and (e) if otherwise actually personally delivered, when received, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:

if to Buyer, to:

Ipsen S.A.

65 quai Georges Gorse

92100 Boulogne Billancourt

France

Email: francois.garnier@ipsen.com

Attn: François Garnier, EVP General Counsel

with a copy (which shall not constitute notice) to:

Dechert LLP

1900 K Street, NW

Washington, DC 20006

Email: tony.chan@dechert.com

Attn: Tony Chan

If to Seller, to:

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

Email: jmunsie@merrimack.com

Attn: Jeffrey A. Munsie, General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Email: graham.robinson@skadden.com

Attn: Graham Robinson

10.9 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any suit, action, legal proceeding or claim arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such suit, action, legal proceeding or claim except in the Court of Chancery of the State of Delaware, or, if such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such suit, action, legal proceeding or claim may be heard and determined in the Court of Chancery of the State of Delaware, or, if such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such suit, action, legal proceeding or claim in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such suit, action, legal proceeding or claim in such courts. Each of the Parties hereto (A) agrees that a final judgment in any such suit, action, legal proceeding or claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and

(B) waives any objection to the recognition and enforcement by a court in other jurisdictions of any such final judgment. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9 in the manner provided for notices in Section 10.8. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

10.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement or any of the Related Agreements, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing takes place, except that Seller and Buyer shall each bear 50% of (a) any expenses incurred in connection with any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes; and (b) any fees of the Escrow Agent for the provision of services under the Escrow Agreement.

10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or are threatened to be breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.1, (i) the Parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 10.9) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to effect the Closing), without bond or other security being required, this being in addition to any remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Without limiting the generality of the foregoing, it is explicitly agreed that Seller shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Buyer’s obligation to effect the Closing on the terms and conditions set forth herein in the event that all conditions in Sections 5.1 and 5.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of Buyer to comply with its obligations to effect the Closing pursuant to the terms of this Agreement. Each of Seller and Buyer acknowledges and agrees that following a valid termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek monetary damages for a willful or intentional breach of this Agreement. In no event shall any Party be responsible and liable for any monetary damages or other amounts under this Section 10.13 that are special, exemplary or punitive damages.

10.14 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) ”either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) ”hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “will” shall be construed to have the same meaning as the word “shall”; (d) ”extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to any Law, Contract, instrument or other document shall mean such Law, Contract, instrument or other document as amended, supplemented or otherwise modified from time to time, including by succession of comparable successor Laws; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) unless the context so requires, references to any Laws or specific provisions of Laws shall include any rules, regulations and delegated legislation issued thereunder; (k) references to any pronoun shall include the corresponding masculine, feminine and neuter forms; and (l) the table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.15 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

[Remainder of page intentionally left blank]

The Parties hereto have executed this Agreement as of the date first above written.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Gary L. Crocker
Name:	Gary L. Crocker
Title:	Interim CEO

IPSEN S.A.

By:	/s/ David Meek
Name:	David Meek
Title:	Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

ANNEX B

January 6, 2017

The Board of Directors

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

Members of the Board of Directors:

We understand that Merrimack Pharmaceuticals, Inc. (“Merrimack”) proposes to enter into an Asset Purchase and Sale Agreement, dated as of January 7, 2017 (the “Agreement”), between Merrimack and Ipsen S.A. (“Ipsen”), pursuant to which, among other things, Merrimack will sell to Ipsen certain assets, and Ipsen will assume certain liabilities, related to Merrimack’s business of developing, manufacturing and commercializing the oncology product Onivyde® and the generic Doxil® product MM-436 (the “Business” and, such sale and assumption, the “Transaction”), for aggregate consideration of (a) $575,000,000 in cash (the “Up-front Consideration”), subject to a working capital adjustment (as to which adjustment we express no opinion), and (b) the right to receive additional cash payments as follows: (i) the amounts of the Specified Milestone Payment and the other Shire Milestone Payments (both as defined in the Agreement) paid under that certain License and Collaboration Agreement, by and among Baxter International, Inc., certain of its affiliates and the Company, dated as of September 23, 2014 (net of the portion of any such payment payable to a third party), less, if the Specified Milestone Payment is paid, the $9,000,000 Ipsen is entitled to receive under the Agreement (the “Net Milestone Payments”); (ii) $225,000,000 if the U.S. Food and Drug Administration (“FDA”) approves Onivyde® for the treatment of metastatic adenocarcinoma of the pancreas as first-line treatment (x) in combination with fluorouracil and leucovorin, (y) in combination with gemcitabine and abraxane, or (z) following submission and filing of FDA approval by Ipsen for purposes of commercialization by Ipsen (the “FL Approval”); (iii) $150,000,000 if the FDA approves Onivyde® for the treatment of small cell lung cancer after failure of first-line chemotherapy (the “SCL Approval”); and (iv) $75,000,000 if the FDA approves Onivyde® for an additional indication unrelated to the FL Approval and the SCL Approval (the rights to receive the payments referred to in (ii) through (iv) upon the occurrence of the Milestone Events giving rise to such payments under the Agreement, the “Earn-Out Payment Rights,” together with the Up-front Consideration and the Net Milestone Payments, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Merrimack of the Consideration to be received by Merrimack in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Business;

(2)	reviewed certain internal financial and operating information with respect to the operations and prospects of the Business furnished to or discussed with us by the management of Merrimack, including certain financial forecasts for the Business under two separate scenarios, including assessments as to the probability of success of, Onivyde® for certain indications and of MM-436 reflected therein, prepared by the management of Merrimack (such forecasts, “Business Forecasts”);

(3)	discussed with members of Merrimack’s senior management their assessments as to the probability of, the expected timing of, and the excepted amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the payments contemplated by the Earn-out Payment Rights;

(4)	discussed the past and current business, operations, financial condition and prospects of the Business with members of senior management of Merrimack;

(5)	compared certain financial information of the Business with similar information of companies we deemed relevant;

The Board of Directors

Merrimack Pharmaceuticals, Inc.

(6)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	considered the results of our efforts on behalf of Merrimack to solicit, at the direction of Merrimack, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of the Business or any alternative transaction;

(8)	reviewed the Agreement; and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Merrimack that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Business Forecasts, we have been advised by Merrimack, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Merrimack as to the future financial performance of the Business under the two separate scenarios reflected therein. We have also relied, at the direction of Merrimack, upon the assessments of senior management of Merrimack as to the probability of, the expected timing of, and the excepted amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the payments contemplated by the Earn-out Payment Rights. With your consent, our analysis did not take into account the impact of Merrimack’s tax net operating losses or Merrimack being able to forgo a contemplated issuance of equity securities as a result of the Transaction. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Merrimack or the Business, nor have we made any physical inspection of the properties or assets of Merrimack or the Business. We have not evaluated the solvency or fair value of Merrimack, the Business or Ipsen under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Merrimack, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Merrimack, the Business or the contemplated benefits of the Transaction.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any costs attributable to refinancing any of the Company’s existing indebtedness. Our opinion is limited to the fairness, from a financial point of view, to Merrimack of the Consideration to be received by Merrimack in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Merrimack or with respect to the Business or in which Merrimack might engage or as to the underlying business decision of Merrimack to proceed with or effect the Transaction. We are not expressing any opinion as to the prices at which the common stock of Merrimack will trade at any time, including following

The Board of Directors

Merrimack Pharmaceuticals, Inc.

announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Merrimack in connection with the Transaction and will receive a fee for our services, a portion of which is payable in connection with/upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Merrimack has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Merrimack, Ipsen and certain of their respective affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Merrimack (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by Merrimack is fair, from a financial point of view, to Merrimack.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

January 6, 2017

The Board of Directors

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

Members of the Board:

You have asked us to advise you with respect to the fairness to Merrimack Pharmaceuticals, Inc. (the “Company”), from a financial point of view, of the Consideration (as defined below) to be received by the Company pursuant to the terms of the Asset Purchase and Sale Agreement, to be dated as of January 7, 2017 (the “Asset Purchase Agreement”), by and between the Company and Ipsen S.A. (the “Acquiror”). The Asset Purchase Agreement provides that, among other things, the Company will sell to the Acquiror certain assets, and the Acquiror will assume certain liabilities, related to the Company’s business of developing, manufacturing and commercializing the oncology product Onivyde® and the generic Doxil® product MM-436 (the “Business” and, such sale and assumption, the “Transaction”), for aggregate consideration of (a) $575,000,000 in cash (the “Up-front Consideration”), subject to a working capital adjustment (as to which adjustment we express no opinion), and (b) the right to receive additional cash payments as follows: (i) the amounts of the Specified Milestone Payment and the other Shire Milestone Payments (both as defined in the Asset Purchase Agreement) paid under that certain License and Collaboration Agreement, by and among Baxter International, Inc., certain of its affiliates and the Company, dated as of September 23, 2014 (net of the portion of any such payment payable to a third party), less, if the Specified Milestone Payment is paid, the $9,000,000 the Acquiror is entitled to receive under the Asset Purchase Agreement (the “Net Milestone Payments”); (ii) $225,000,000 if the U.S. Food and Drug Administration (“FDA”) approves Onivyde® for the treatment of metastatic adenocarcinoma of the pancreas as first-line treatment (x) in combination with fluorouracil and leucovorin, (y) in combination with gemcitabine and abraxane, or (z) following submission and filing of FDA approval by the Acquiror for purposes of commercialization by the Acquiror (the “FL Approval”); (iii) $150,000,000 if the FDA approves Onivyde® for the treatment of small cell lung cancer after failure of first-line chemotherapy (the “SCL Approval”); and (iv) $75,000,000 if the FDA approves Onivyde® for an additional indication unrelated to the FL Approval and the SCL Approval (the rights to receive the payments referred to in (ii) through (iv) upon the occurrence of the Milestone Events giving rise to such payments under the Asset Purchase Agreement, the “Earn-Out Payment Rights,” together with the Up-front Consideration and the Net Milestone Payments, the “Consideration”).

In arriving at our opinion, we have reviewed the Asset Purchase Agreement and certain publicly available business and financial information relating to the Business. We have also reviewed certain other information relating to the Business, including financial forecasts for the Business under two separate scenarios, including assessments as to the probability of success of, Onivyde® for certain indications and of MM-436 reflected therein, prepared by management of the Company (“Business Forecasts”), and estimates as to the probability of, and the expected timing and amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the payments contemplated by the Earn-out Payment Rights (the “Earnout Estimates”), provided to or discussed with us by the Company and have met with the Company’s management to discuss the Business and prospects of the Business. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Business and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the Business Forecasts, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Business under the two separate scenarios reflected therein. With respect to the Earnout Estimates, the management of the Company has advised us, and we have assumed, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the probability of, and the expected timing and amounts of, the Net Milestone Payments and as to the probability of, and the expected timing of, the occurrence of each of the Milestone Events giving rise to the payments contemplated by the Earn-out Payment Rights. With your consent, our analysis did not take into account the impact of the Company’s tax net operating losses or the Company being able to forgo a contemplated issuance of equity securities as a result of the Transaction. We express no view or opinion with respect to the Business Forecasts or the assumptions upon which they are based and, at the direction of management of the Company, we have further assumed that such forecasts are a reasonable basis on which to evaluate the Company and the Transaction. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Business, and that the Transaction will be consummated in accordance with the terms of the Asset Purchase Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Business, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the Company of the Consideration to be received in the Transaction and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. In addition, we have not considered and our opinion does not address any tax consequences attributable to the Transaction or any costs attributable to refinancing any of the Company’s existing indebtedness. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice, including, without limitation, any regulatory or other matters that could affect the Business. We have assumed that the Company has or will obtain any such advice or opinions from appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the Business Forecasts incorporate certain assumptions of management of the Company regarding the probabilities of success for certain of the Company’s products for various indications, which assumptions are subject to significant uncertainty and that, if different than assumed by management of the Company, could have a material impact on our analyses and this opinion. Our opinion does not address the merits of the Transaction as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Transaction. We are not expressing any opinion as to the prices at which the common stock of the Company will trade at any time, including following announcement or consummation of the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates may have in the past provided and in the future may provide investment banking and other financial services to the Company, the Acquiror and their respective affiliates, for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jason Truman
Jason Truman Managing Director

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date0 0 00 0 000 00000307356_1 R1.0.1.1MERRIMACK PHARMACEUTICALS, INC.ONE KENDALL SQUARESUITE B7201CAMBRIDGE, MA 02139VOTE BY INTERNET—www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m., Eastern time, the day before the meeting date.Have your proxy card in hand when you access the web site and follow theinstructions to obtain your records and to create an electronic voting instructionform.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59p.m., Eastern time, the day before the meeting date. Have your proxy card in handwhen you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends you vote FORproposals 1 and 2: For Against Abstain1. To approve the Asset Sale pursuant to the terms of the Asset Purchase and Sale Agreement, dated January 7,2017, by and between Merrimack Pharmaceuticals, Inc. and Ipsen S.A., as it may be amended from time to time.2. To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates, if necessaryor appropriate, to solicit additional proxies if there are insufficient votes to approve the Asset Sale at thetime of the Special Meeting.NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly comebefore the meeting or any adjournment or postponement thereof.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.For address change/comments, mark here.(see reverse for instructions) Yes NoPlease indicate if you plan to attend this meeting

0000307356_2 R1.0.1.1Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available atwww.proxyvote.comPRELIMINARY PROXY CARD-SUBJECT TO COMPLETIONMerrimack Pharmaceuticals, Inc.Special Meeting of StockholdersThis proxy is solicited by the Board of DirectorsThe undersigned(s) hereby appoint(s) Yasir Al-Wakeel and Richard Peters, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with fullpower of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Stockholders of Merrimack Pharmaceuticals, Inc., to be held on [ ], 2017, at[ ], at [ ], Eastern time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect toall shares of common stock of Merrimack Pharmaceuticals, Inc. that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as mayproperly come before the Special Meeting.This proxy is solicited by the Board of Directors of Merrimack Pharmaceuticals, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals1 and 2.The Board of Directors recommends a vote “FOR” Proposals 1 and 2.(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)Address change/comments:Continued and to be signed on reverse side